Exhibit 4.6

Execution Version

INDENTURE

Dated as of January 30, 2025

Between

MPH ACQUISITION HOLDINGS LLC,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and as Notes Collateral Agent

5.75% FIRST LIEN NOTES DUE 2030

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit E	Form of Equal Priority Intercreditor Agreement
Exhibit F	Form of Junior Priority Intercreditor Agreement

v

INDENTURE, dated as of January 30, 2025, between MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Company”), the Guarantors party hereto and Wilmington Trust, National Association, a national banking association, as Trustee (in such capacity, the “Trustee”) and as Collateral Agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S E T H

WHEREAS, the Company has duly authorized the creation of an issue of $763,074,834 aggregate principal amount of 5.75% First Lien Notes due 2030 (the “Initial Notes”); and

WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accounting Change” means any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, equivalent authorities for IFRS, or, if applicable, the SEC.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)            Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means any acquisition by the Company or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (1) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (2) Capital Stock of any other Person such that such other Person becomes a Restricted Subsidiary and (3) additional Capital Stock of any Restricted Subsidiary not then held by the Company or any Restricted Subsidiary.

“Acquisition Consideration” means, in connection with any Acquisition, the aggregate amount (as valued at the fair market value of such Acquisition at the time such Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Acquisition, whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve; if any, required under GAAP (as determined at the time of the consummation of such Acquisition) to be established in respect thereof by the Company or any Restricted Subsidiary.

“Additional Equal Priority Obligations” means the Obligations with respect to any Indebtedness having, or intended to have, Equal Lien Priority (but without regard to the control of remedies) relative to the Secured Notes Obligations with respect to the Collateral; provided that the holders of such Indebtedness (or an authorized representative, agent or a trustee on their behalf) shall have executed a joinder to the Equal Priority Intercreditor Agreement (or another Customary Intercreditor Agreement referred to in clause (a) of the definition thereof).

“Additional Equal Priority Secured Parties” means the holders of any Additional Equal Priority Obligations and any trustee, authorized representative or agent of such Additional Equal Priority Obligations.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01, Section 4.09 and Section 4.12, as part of the same series as the Notes.

“Additional Third Out Notes” means additional New Third Out Notes issued under the terms of the applicable New Third Out Notes Indenture subsequent to the Effective Date and in compliance with Sections 2.01, 4.09 and 4.12 of the applicable New Third Out Notes Indenture.

“Affiliate” of any specified Person means, any other Person that directly or indirectly, through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Custodian or Paying Agent.

“Applicable Calculation Date” means the applicable date of calculation for (1) the Consolidated Second Out First Lien Debt Ratio, (2) Consolidated EBITDA, (3) any Restricted Payment, (4) any Permitted Investment, (5) the incurrence of any Indebtedness or creation of any Lien, (6) any Asset Sale, (7) [reserved], (8) Consolidated Total Assets or (9) any Default or Event of Default.

“Applicable Laws” means, as to any Person, any international, foreign, provincial, territorial, federal, state, municipal, and local law (including common law and Environmental Laws), statute, regulation, by-law, ordinance, treaty, rule, order, code, regulation, decree, guideline, judgment, consent decree, writ, injunction, settlement agreement, governmental requirement and administrative or judicial precedents enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Company ending on or immediately preceding the Applicable Calculation Date for which internal financial statements are available.

“Applicable Procedures” means, with respect to any selection of, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.

“Asset Sale” means:

(1)            the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)            the sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)            any disposition of (i) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or surplus assets, rights and properties and other assets, rights and properties that are held for sale or no longer used, useful or necessary for the operation of the Company’s and its Subsidiaries’ business, (ii) property or assets in connection with scheduled turnarounds, maintenance and equipment facilities upgrades, (iii) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business and consistent with past practice, (iv) cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business and consistent with past practice and (v) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business and consistent with past practice;

(b)            the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)            any disposition, issuance or sale in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment;

(d)            any disposition of property or assets or issuance or sale of Capital Stock of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value at the time of such disposition, issuance or sale not to exceed $5,000,000;

(e)            any disposition of property or assets, or issuance of securities (i) by a Restricted Subsidiary or a Guarantor to the Company or another Guarantor or (ii) by the Company or a Restricted Subsidiary to a Guarantor;

(f)             to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)            non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property Collateral including in connection with a research and development agreement in which the other party receives a license to Intellectual Property Collateral that results from such agreement, (ii) exclusive licenses, sublicenses or cross-licenses of Intellectual Property Collateral if done in the ordinary course of business and consistent with past practice, (iii) dispositions of Intellectual Property Collateral under a research and development agreement in which the other party receives a license to Intellectual Property Collateral that results from such agreement, (iv) assignments, leases, subleases, licenses or sublicenses any real or personal property or terminations or allowances to lapse any such assignment, lease, sublease, license or sublicense, other than any Intellectual Property Collateral, in the ordinary course of business and consistent with past practice and (v) dispositions to landlords of improvements made to leased real property pursuant to the customary terms of leases;

(h)            any dispositions or consignments by the Company and its Subsidiaries of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(i)             foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action or Recovery Event with respect to assets or the creation, incurrence or assumption of Liens not prohibited by this Indenture (including any Permitted Lien);

(j)             sales or other dispositions of accounts receivable, or participations therein, in the ordinary course of business and consistent with past practice (not constituting financing arrangements) or in connection with the collection or compromise thereof (including any discount and/or forgiveness thereof);

(k)            any dispositions in connection with any financing transaction with respect to property built or acquired by the Company or any Subsidiary;

(l)             (i) the termination of any lease, assignment, sublease, license or sublicense in the ordinary course of business and consistent with past practice, (ii) the allowance of the expiration of any option agreement in respect of real or personal property and (iii) any surrender, termination or waiver of any contract rights or surrender, waiver, settlement, modification, compromise or release of any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business and consistent with past practice;

(m)           the sale, lease, assignment, license, sublease, sublicense or discount, forgiveness or write off of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business and consistent with past practice or the conversion of accounts receivable to notes receivable; or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n)            the licensing, sub-licensing or cross-licensing of Intellectual Property Collateral or other general intangibles in the ordinary course of business and consistent with past practice or that is immaterial;

(o)            the unwinding or termination of any Hedging Obligation, Bank Product obligation or other cash management obligation and the allowance for the expiration of any option agreement with respect to real or personal property;

(p)            sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)            any abandonment, cancellation or ceasing to maintain or ceasing to enforce, intellectual property rights that are no longer (i) used, useful or necessary for the ongoing business of the Company and the Restricted Subsidiaries, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the businesses of the Company and the Restricted Subsidiaries (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business and consistent with past practice or in the reasonable business judgment of the Company;

(r)            the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by Applicable Law;

(s)            the disposition of any assets (including Capital Stock) (i) acquired in a transaction permitted under this Indenture, which assets are obsolete or not used or useful in the core or principal business of the Company and the Restricted Subsidiaries, (ii) acquired in a transaction permitted under this Indenture for fair market value; provided that any such dispositions referred to in this clause (ii) shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Company or the Restricted Subsidiaries or (iii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition permitted under this Indenture;

(t)            dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(u)            dispositions of residential real property and related assets in connection with relocation activities for officers, managers, consultants, directors, employees or independent contractors (or their Immediate Family Members) of Parent (or any Parent Entity thereof or any Equityholding Vehicle);

(v)            any netting arrangement of accounts receivable between or among the Company and the Restricted Subsidiaries made in the ordinary course of business and consistent with past practice;

(w)            sales or dispositions of Capital Stock of any Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Applicable Law;

(x)            samples, including time-limited evaluation software, provided to customers or prospective customers;

(y)            de minimis amounts of equipment provided to employees;

(z)             (i) termination or other collapse by the Company or the Restricted Subsidiaries with respect to cost sharing agreements with the Company or any Subsidiary and settlement of any crossing payments in connection therewith, (ii) conversion of any intercompany Indebtedness to Capital Stock, (iii) transferring any intercompany Indebtedness to the Company or any Restricted Subsidiary, (iv) settling, discounting, writing off, forgiving or cancelling any intercompany Indebtedness or other obligation owing among the Company and the Restricted Subsidiaries, (v) settling, discounting, writing off, forgiving or cancelling any Indebtedness owing by any present or former consultants, directors, officers, employees or independent contractors of any Parent Entity, the Company or any Subsidiary or any of their successors or assigns or (vi) surrendering or waiving contractual rights and settling or waiving contractual or litigation claims;

(aa)      nominal issuances of Capital Stock of Foreign Subsidiaries in an aggregate amount not to exceed 2.00% of all issued and outstanding Capital Stock of such Foreign Subsidiary on a fully-diluted basis;

(bb)      any transaction related or contemplated by any Tax Restructuring;

(cc)      sale of motor vehicles and information technology equipment purchased at the end of a lease and resold thereafter;

(dd)     any dispositions by the Company and its Subsidiaries of Real Property and related assets in the ordinary course of business and consistent with past practice of the Company and/or its Subsidiaries in connection with relocation activities for directors, officers, employees, independent contractors, members of management, managers, partners or consultants of any Parent Entity, the Company and/or any Subsidiary;

(ee)      dispositions of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale of acquisition;

(ff)        any dispositions of assets received by the Company or any Subsidiary upon the foreclosure on a Lien;

(gg)     dispositions of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or the Restricted Subsidiaries to such Person;

(hh)      issuances of Qualified Capital Stock and, to the extent permitted by Section 4.09, Disqualified Stock; and

(ii)            dispositions of (i) the Specified Exchange First Out Term Loans and (ii) cash in an aggregate amount equal to (x) all interest which has accrued on, and been paid in respect of, the Specified Exchange First Out Term Loans from and after the Effective Date and (y) all amortization payments that have been paid in respect of the Specified Exchange First Out Term Loans from and after the Effective Date, in each case of the foregoing clauses (i) and (ii), to any Specified Existing Senior Secured Noteholder (or any designee thereof) from time to time after the Effective Date.

Notwithstanding anything in this Indenture to the contrary, (x) the Company may not make any disposition of any Specified Exchange First Out Term Loans except pursuant to clause (ii) of this definition and (y) the Specified Exchange First Out Term Loans may not be Refinanced while held by the Company.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Bank Lender” means any lender, holder, agent, bookrunner or arranger of Indebtedness under the Senior Credit Agreement.

“Bank Products” means (1) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (2) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (3) any other demand deposit or operating account relationships or other cash management services, including for collections, for operating, payroll and trust accounts, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“BST” means Benefits Science LLC, a Texas limited liability company, and/or any successor thereof, which owns the assets relating to the Company’s “BST” and “data and decision sciences” businesses or, at the election of the Company, a holding company that owns 100% of the Capital Stock in Benefits Science LLC and only de minimis other assets.

“BST/HST Related Infrastructure Assets” means data infrastructure assets or business of the Company and its Restricted Subsidiaries (other than the Specified JV) the principal use of which is to empower or support HST/BST products (and the healthcare claims that such products utilize).

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (1) all expenditures (whether paid in cash or accrued as liabilities) by the Company and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Company and the Restricted Subsidiaries, (2) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (3) all fixed asset additions financed through Financing Lease Obligations incurred by the Company and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(1)            expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event,

(2)            the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(3)            the purchase of property, plant or equipment to the extent financed with the proceeds of dispositions outside the ordinary course of business,

(4)            expenditures that constitute any part of Consolidated Lease Expense,

(5)            expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary and that actually are paid for, or reimbursed, by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Company or any Restricted Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(6)            the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(7)            any expenditures made as payments of the consideration for an Acquisition (or other Investments) and expenditures made in connection with the Transactions and any amounts recorded pursuant to purchase accounting required under GAAP pertaining to Acquisitions (or other Investments) or the Transactions,

(8)            any capitalized interest expense and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and the Subsidiaries or capitalized as Capitalized Software Expenditures and Capitalized Research and Development Costs for such period, or

(9)            any non-cash compensation or other non-cash costs reflected as additions to property, plant and equipment, Capitalized Software Expenditures and Capitalized Research and Development Costs in the consolidated balance sheet of the Company and the Subsidiaries.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(3)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Research and Development Costs” means, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Captive Insurance Company” means each Subsidiary of the Company formed from time to time that engages primarily in the business of insuring risks of the Company and its Subsidiaries.

“Cash Equivalents” means:

(1)            U.S. dollars;

(2)           (a)             Canadian dollars, euro, pounds sterling, Japanese yen, Swiss francs or any national currency of any EEA Member Country; or

(a)            other currencies held by the Company and the Restricted Subsidiaries from time to time in the ordinary course of business and consistent with past practice;

(3)            securities issued or unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof with maturities of 24 months or less from the date of acquisition thereof;

(4)            time deposits with, or deposits, money market deposits, certificates of deposit, demand deposits, bankers’ acceptances (or similar instruments) with maturities of two years or less from the date of acquisition thereof, and overnight bank deposits, in each case, issued by or with any bank having capital and surplus of not less than $100,000,000 (or the U.S. dollar equivalent as of the date of determination);

(5)            repurchase and reverse repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (11) below entered into with any financial institution meeting the qualifications specified in clause (4) above or securities’ dealers of recognized national standing;

(6)            commercial paper or variable or fixed rate notes rated investment grade by Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of acquisition thereof, or commercial paper or variable or fixed rate notes issued or guaranteed by any lender or bank holding company owning any lender under the Senior Credit Agreement;

(7)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9)            Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency);

(10)          readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition thereof;

(11)          securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(12)          with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within 24 months after the date of acquisition thereof, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and who otherwise meets the qualifications specified in clause (4) above (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition thereof and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(13)          Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(14)          in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents and Investments for short-term cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (13) customarily utilized in countries in which such Foreign Subsidiary operates, denominated in U.S. dollars or another currency customarily utilized in such countries; and

(15)          investment funds investing 90.0% of their assets in securities of the types described in clauses (1) through (14) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency or securities listed in clauses (1) through (3) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Subsidiary” means a Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any one or more of the following events:

(1)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holders or any Guarantor has occurred;

(2)            the Company becomes aware of (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (a) any Person (other than any one or more Permitted Holders) or (b) Persons (other than any one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (but excluding any employee benefit plan of such Person or group or any entity acting in its capacity as trustee, agent or other fiduciary or administrator for such plan), including any group acting for the purpose of acquiring, holding or disposing of Capital Stock of MPH Acquisition Corp. 1 (or, for the avoidance of doubt, any New Holdings) (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision)), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of MPH Acquisition Corp. 1 (or, for the avoidance of doubt, any New Holdings), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors (or similar position) having a majority of the aggregate votes on the Board of MPH Acquisition Corp. 1 (or, for the avoidance of doubt, any New Holdings); and/or

(3)            MPH Acquisition Corp. 1 (or, for the avoidance of doubt, any New Holdings), directly or indirectly, through Wholly-Owned Subsidiaries that are Guarantors, fails to own beneficially and of record, all of the Capital Stock of the Company.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of MPH Acquisition Corp. 1 (or, for the avoidance of doubt, any New Holdings) owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such Person’s Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the Voting Stock of MPH Acquisition Corp. 1 (or, for the avoidance of doubt, any New Holdings) is directly or indirectly owned by a Parent Entity, all references to MPH Acquisition Corp. 1 (or, for the avoidance of doubt, any New Holdings) shall be deemed to refer to its ultimate Parent Entity (but excluding any Permitted Holder (other than any Permitted Parent)) that directly or indirectly owns such Voting Stock.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Chewy Provision” has the meaning set forth in Section 10.06.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Closing Date Refinancing Transactions” has the meaning set forth in the Existing Credit Agreement (as of immediately prior to the Effective Date).

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Effective Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” has the meaning provided for such term or a similar term in each of the Security Documents and all other property of whatever kind and nature subject (or purported to be subject) from time to time to a Lien under any Security Document; provided that, with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or a similar term as defined therein.

“Collateral Agent” means (1) in the case of any Senior Credit Agreement Obligations, the Senior Credit Agreement Collateral Agent, (2) in the case of the Secured Notes Obligations, the Notes Collateral Agent, (3) in the case of the New Second Out Notes Obligations, the New Second Out Notes Collateral Agent, (4) in the case of the New Third Out Notes Obligations, the New Third Out Notes Collateral Agent and (5) in the case of any Additional Equal Priority Obligations, the collateral agent with respect thereto.

“Company” means MPH Acquisition Holdings LLC, a Delaware limited liability company, together with its permitted successors and assignees.

“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, and delivered to the Trustee.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including capitalized fees and costs, the amortization of goodwill, software, internal labor costs, deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, Capital Expenditures, including Capitalized Software Expenditures, intangible assets established through recapitalization or purchase accounting, and the accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par, of such Person for such period on a consolidated basis and as determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1)            increased (without duplication) by:

(a)            (i) provision for taxes based on income or profits or capital, and sales taxes including federal, foreign, state, local, franchise, unitary, property, excise, value added and similar taxes and foreign withholding taxes of such Person and (ii) any distributions or payments described in Section 4.07(b)(14)(a) and (b), in each case, paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including taxes in respect of expatriated or repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations); plus

(b)            Fixed Charges and, to the extent not reflected in Fixed Charges, bank and letter of credit fees, debt rating monitoring fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees, original issue discount or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xviii) thereof, to the extent the same were deducted (and not added back or excluded) in calculating such Consolidated Net Income; plus

(c)            Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back or excluded) in computing Consolidated Net Income; plus

(d)            the amount of any restructuring charge, accrual or reserve or non-recurring (on a per-transaction basis) integration costs and related costs and charges, including proposed or actual hiring and on-boarding of any senior level executives and any one-time (on a per-transaction basis) costs or charges incurred in connection with acquisitions and other Investments or Tax Restructuring and costs, charges and expenses, including put arrangements and headcount reductions or other similar actions including severance charges in respect of employee termination or relocation costs, excess pension charges, severance and lease termination expenses and other expenses and/or costs related to the closure, discontinuance, consolidation and integration of locations, information technology infrastructure and legal entities (including any legal entity restructuring) and/or facilities to the extent the same were deducted (and not added back or excluded) in computing Consolidated Net Income; plus

(e)            any other non-cash charges, including (i) all non-cash compensation expenses and costs, (ii) the non-cash impact of recapitalization or purchase accounting, (iii) the non-cash impact of accounting changes or restatements, (iv) any non-cash portion of Consolidated Lease Expense and (v) other non-cash charges, in each case, to the extent the same were deducted (and not added back or excluded) in computing Consolidated Net Income (provided that to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded); plus

(f)             the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income; plus

(g)            the amount of management, monitoring, consulting and advisory fees, termination payments, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Permitted Holders (including any termination fees payable in connection with the early termination of management and monitoring agreements and any expenses paid in connection with the equityholder agreements applicable to any Parent Entity) (including amortization thereof) and any directors’, officers’, employees’, consultants’, independent contractors’ and board of directors’ fees, indemnities or reimbursements (including pursuant to any management agreement), in any such case to the extent otherwise permitted under Section 4.11 or to (or on behalf of) affiliates of the Company (including, in each case, affiliates immediately prior to the Transactions) on or prior to the Effective Date and following the Effective Date, with respect to any indemnification or other amount owed in respect of arrangements in effect prior to the Effective Date and, in each case, deducted (and not added back or excluded) in computing Consolidated Net Income; plus

(h)            [reserved]; plus

(i)             [reserved]; plus

(j)             (i) any deductions, charges, costs or expenses (including compensation charges and expenses) incurred or paid by the Company or a Restricted Subsidiary, as a result of, in connection with, or pursuant to, any management equity plan, share option plan, a “phantom” equity plan or any other management or employee benefit plan or agreement, pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any severance agreement, non-compete agreement or any equity subscription or equityholder agreement or any distributor equity plan or agreement or in connection with grants of stock appreciation or similar rights or other rights to directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Company or any of its Restricted Subsidiaries and the employer portion of payroll taxes associated therewith, to the extent that such cost or expenses are deducted (and not added back or excluded) in computing Consolidated Net Income, funded with cash contributed to the capital of the Company or any Restricted Subsidiary or net cash proceeds of an issuance or sale of Capital Stock of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(3) and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Company or any of the Restricted Subsidiaries deducted (and not added back or excluded) in computing Consolidated Net Income; plus

(k)            cash received in respect of acquired contingent commission revenue in such period, to the extent such revenue does not constitute Consolidated Net Income in such period; provided that if such revenue later constitutes Consolidated Net Income in a subsequent period, it will reduce Consolidated EBITDA in such period to the extent such revenue so constitutes Consolidated Net Income; plus

(l)             cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back; plus

(m)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature; plus

(n)            in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain, as applicable) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs; plus

(o)            costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Effective Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions, operating improvements and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), future lease commitments, consolidation, discontinuance, closing and consolidation costs and expenses for locations and/or facilities, contract termination payments, signing, retention and completion bonuses, abandoned acquisition costs, costs related to entry and expansion into new markets (including consulting fees) or the exit from existing markets (including with respect to the termination of customer, vendor, supplier, lease or other contracts) and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project start-up costs, in each case, to the extent deducted (and not added back or excluded) in computing consolidated Net Income; plus

(p)            earn-out obligations and other post-closing obligations (or adjustments thereof) to sellers (including transaction tax benefit payments or to the extent accounted for as bonuses or otherwise) incurred in connection with any acquisition or other Investments permitted under this Indenture (including any acquisition or other Investment consummated prior to the Effective Date), which is paid or accrued during the applicable period, in each case, deducted (and not added back or excluded) in computing Consolidated Net Income; plus

(q)            costs related to the implementation of operational and reporting systems and technology initiatives and one-time Public Company Costs; plus

(r)             adjustments consistent with Regulation S-X of the Securities Act; plus

(s)            with respect to any joint venture that is not a Subsidiary of the Company or that is accounted for by the equity method of accounting, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), except to the extent such joint venture’s Consolidated Net Income is excluded from such Person’s Consolidated Net Income; plus

(t)             charges, expenses or losses incurred in connection with any Tax Restructuring; plus

(u)            charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, independent contractors’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees; plus

(v)            charges relating to the sale of products in new locations, including, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing; plus

(w)            add-backs and adjustments of the type set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm for the Company or any Restricted Subsidiary in connection with any Permitted Acquisition or other permitted Investment; plus

(x)             expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP; plus

(y)            all add-backs and adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (6) to the “Summary Historical Financial Information” under the caption “Summary” in the offering memorandum for the offering of the Existing Secured Notes to the extent such adjustments, without duplication, continue to be applicable to such period; and

(2)           decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period;

in each case, determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP; provided that,

(1)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition) determined on a historical pro forma basis; and

(2)            there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Company or any Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person, property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure or classification) determined on a historical pro forma basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)            the consolidated cash interest expense of such Person for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person to the extent included in the calculation of Consolidated Total Indebtedness (but, including in any event, (a) all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (b) the cash interest component of Financing Lease Obligations, and (c) net cash payments, if any, made (less net cash payments, if any, received) pursuant to obligations under Hedging Agreements for any such Indebtedness), but in any event excluding for the avoidance of doubt:

(i)             the accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par,

(ii)            amortization or write-off of deferred financing costs, amendment and counsel fees, debt issuance costs, commissions, fees and expenses and discounted liabilities,

(iii)           any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting,

(iv)           penalties or interest relating to taxes and any other amounts of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting,

(v)            any accretion or accrual of, or accrued interest on, discounted liabilities not constituting Indebtedness during such period,

(vi)           non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815— Derivatives and Hedging,

(vii)          any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates and any payments with respect to make-whole and redemption premium or other breakage costs in respect of Indebtedness and any interest in respect of Indebtedness not otherwise included in the definition of “Consolidated Total Indebtedness” (other than as described in clauses (a) through (c) in the parenthetical to clause (1) above),

(viii)         any interest in respect of items excluded from Indebtedness in the last proviso to the definition thereof,

(ix)            all non-recurring interest expense, additional interest, special interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities,

(x)             expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments,

(xi)            any prepayment, redemption, repurchase, defeasance, acquisition or similar premium, make-whole, breakage, penalty or inducement or other loss in connection with the early refinancing or the modification of Indebtedness paid or payable during such period,

(xii)           any lease, rental or other expense in connection with a Non-Financing Lease Obligation,

(xiii)         [reserved],

(xiv)         any capitalized interest, whether paid in cash or otherwise,

(xv)          any other non-cash interest expense, including capitalized interest, whether paid or accrued,

(xvi)         any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other acquisition or Investment, all as calculated on a consolidated basis in accordance with GAAP,

(xvii)        any interest expense attributable to a Parent Entity resulting from push down accounting, and

(xviii)       annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any credit facility; less

(2)            cash interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” means, for any period, all rental expenses of any Person during such period in respect of Non-Financing Lease Obligations for real or personal property (including in connection with any Sale and Lease-Back Transaction), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (1) obligations under vehicle leases entered into in the ordinary course of business, (2) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to an acquisition (or other Investment) to the extent that such rental expenses relate to Non-Financing Lease Obligations (a) in effect at the time of (and immediately prior to) such acquisition and (b) related to periods prior to such acquisition, (3) Financing Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (4) the effects from applying purchase accounting. For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, and on an after-tax basis to the extent appropriate,

(1)            any extraordinary, exceptional, unusual or nonrecurring gains, losses or expenses; costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs; earn-out payments or other consideration paid or payable in connection with an acquisition to the extent recorded as cash compensation expense; severance costs, expansion costs, relocation costs, integration costs, pre-opening, opening, consolidation, discontinuation, integration, moving and closing costs and expenses for locations, facilities, information technology infrastructure and for legal entities (including any legal entity restructuring); recruiting fees; signing, retention and completion bonuses (and the employer portion of payroll taxes associated therewith), transition and restructuring costs, accruals, reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves and any restructuring charge relating to any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements; business optimization charges, including related to rate changes, new product or service introductions; systems implementation charges; charges relating to entry into a new market; costs or cost inefficiencies related to facility or property disruptions or shutdowns, consulting charges; product and intellectual property development charges; software and other intellectual development charges; charges associated with new systems design; project startup charges; charges in connection with new operations; business and corporate development charges; internal costs in respect of strategic initiatives; rent and contract termination charges, duplicative rent expense and in respect of the implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company) and costs, losses or expenses associated with temporary decreases in business volume or related to maintain underutilized personnel or facilities; charges in connection with curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities); and charges related to any actual or prospective litigation settlements, fines, judgments, orders or losses, and related costs and expenses, in each case shall be excluded,

(2)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles, including if reflected through a restatement or retroactive application, during such period,

(3)            any net gains or losses realized on disposed, discontinued or abandoned operations (which shall not, unless the Company otherwise elects, include assets then held for sale) or on the sale or other disposition of any Capital Stock of any Person shall be excluded,

(4)            any net gains or losses realized attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, and dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers, shall be excluded,

(5)            the Net Income for such period of any Person that is not the Company or a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Company and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)            [reserved],

(7)            any income (loss) (less all fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(8)            any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates, warranties, inventories and other chargebacks (including government program rebates), shall be excluded,

(9)            any (i) compensation expense (including taxes) as a result of grants of equity appreciation or similar rights, profits interests, equity options, phantom equity, restricted equity or other rights or equity incentive programs and any charges associated with the rollover, acceleration or payout of Capital Stock or options, phantom equity, profits, interests or other rights with respect thereto by, or to, future, current or former officers, directors, employees, managers, consultants or independent contractors of the Company or any of the Restricted Subsidiaries, or any Parent Entity or Equityholding Vehicle, (ii) income (loss) attributable to deferred compensation plans or trusts, and (iii) any expense (including taxes) in respect of payments made to option holders or holders of profits interests phantom equity, restricted equity or restricted equity units of the Company or any Parent Entity or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Company or any Parent Entity or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests phantom equity, restricted equity or restricted equity units as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded,

(10)          any fees and expenses (including any transaction or retention bonus, similar payments, commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, merger, amalgamation, Investment, Asset Sale, other disposition, Change of Control, any spinoff transaction, any recapitalization transaction, any option buyout or “growth” Capital Expenditure, issuance, incurrence, redemption, defeasance, repurchase, acquisition, extinguishment, retirement or repayment of Indebtedness, issuance, sale or offering of Capital Stock, refinancing transaction or amendment, supplement or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and/or not successful) and any earn out or other contingent obligation expenses or purchase price adjustments, integration expenses or other charges or non-recurring merger costs incurred during such period as a result of any such transaction (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification Topic 805 and gains or losses associated with FASB Accounting Standards Codification Topic 460), including such charges related to (i) the Transactions and (ii) any amendment or other modification of the Loans (as defined in the Senior Credit Agreement), New Second Out Notes, New Third Out Notes, Existing Unsecured Notes, Existing Indebtedness or other Indebtedness, shall be excluded,

(11)          (i) accruals and reserves that are established or adjusted as a result of the Transactions, or any acquisition, Investment, Change of Control in accordance with GAAP, (ii) changes to revenue, receivables and Deferred Revenue as a result of the adoption of ASU No. 2014-09, Revenue from Contracts with Customers effected through a cumulative effect adjustment, including the associated impact on subsequent periods or (iii) or changes as a result of the adoption or modification of other accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application in accordance with GAAP shall be excluded,

(12)          the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, Deferred Revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Company and/or the Restricted Subsidiaries), as a result of the Transactions or any other consummated acquisitions, or the amortization or write-off of any amounts thereof, shall be excluded,

(13)          any foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Company shall be excluded,

(14)          any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded,

(15)          the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included,

(16)          Transaction Expenses, including (i) payment of any severance and the amount of any other success, change of control or similar bonuses or payments payable to any current or former employee, director, officer, consultant or independent contractor of the Company or any of the Restricted Subsidiaries as a result of the consummation of the Transactions without the requirement of any action on the part of the Company or any Restricted Subsidiary, and (ii) costs in connection with payments related to the rollover, acceleration or payout of Capital Stock held by management and members of the board of the Company or any of its Restricted Subsidiary or Parent Entities, including the payment of any employer taxes related to the items in this clause (16), and similar costs, expenses or charges incurred in connection with the Transactions, shall be excluded,

(17)          income or expense related to changes in the fair value of contingent liabilities recorded in connection with the Transactions or any acquisition or other Investment shall be excluded,

(18)          proceeds received or due from business interruption insurance (to the extent not reflected as revenue or income in Net Income), shall be included,

(19)          charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, including expenses covered by indemnification or reimbursement provisions in connection with the Transactions, an Investment or any other acquisition, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Company in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers (whether or not received in such period), and so long as such amounts are actually paid or reimbursed to the Company and the Restricted Subsidiaries in cash or Cash Equivalents within one year after the related amount is first added to Consolidated Net Income pursuant to this clause (19) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded,

(20)          any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that, if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (20),

(21)          any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815—Derivatives and Hedging, shall be excluded,

(22)          any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (21) shall be included,

(23)          any expense to the extent a corresponding amount is received in cash by the Company or any Restricted Subsidiaries from a Person other than the Company or any Restricted Subsidiaries shall be excluded, provided that such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods),

(24)          [reserved],

(25)          the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration and the employer portion of any payroll taxes associated therewith shall be excluded,

(26)          any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period shall be excluded,

(27)          any net income or Charge attributable to deferred compensation plans or trusts shall be excluded, and

(28)          effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace and reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions, including to the extent such insurance proceeds or reimbursement relate to events or periods occurring prior to the Effective Date (whether or not received during such period so long as such Person in good faith expects to receive the same within the next Applicable Measurement Period; it being understood that to the extent such proceeds are not actually received within the next Applicable Measurement Period, such proceeds shall be deducted in calculating Consolidated Net Income for such Applicable Measurement Period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Second Out First Lien Debt Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount of First Out First Lien Indebtedness and Second Out First Lien Indebtedness, in each case, of the Company and the Guarantors as of the Applicable Calculation Date to (2) the Consolidated EBITDA of the Company and the Restricted Subsidiaries for the Applicable Measurement Period on a pro forma basis.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations and third-party debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, (a) all undrawn amounts under revolving credit facilities, (b) Hedging Obligations, (c) performance bonds or any similar instruments and (d) Non-Financing Lease Obligations) minus (2) the aggregate amount of all cash and cash equivalents on a consolidated balance sheet of the Company and the Restricted Subsidiaries on such date excluding cash and cash equivalents that are listed as “restricted” on the consolidated balance sheet of the Company and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization of purchase accounting in connection with any acquisition or other investment); provided that “Consolidated Total Indebtedness” shall be calculated by excluding any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of cash and cash equivalents. It is understood that to the extent the Company or any of its Subsidiaries incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence-Based Amount under this Indenture and whether the Company and the Restricted Subsidiaries are in pro forma compliance with any such test, the proceeds of such incurrence shall not be considered for purposes of any “netting” pursuant to clause (2) of this definition.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation; or

(b)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other Persons.

“Controlling Collateral Agent” has the meaning set forth in the Equal Priority Intercreditor Agreement.

“Corporate Trust Office” shall be at the address of the Trustee or Notes Collateral Agent, as applicable, specified in Section 13.01 or such other address as to which the Trustee or Notes Collateral Agent, as applicable, may give notice to the Holders and the Company.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Secured Indebtedness by the Company or any Guarantor, the Liens on the Collateral securing such Indebtedness which are intended to rank equal in priority to the Liens on the Collateral securing the Secured Notes Obligations (but without regard to the control of remedies), at the option of the Company and the Controlling Collateral Agent, either (i) any intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Controlling Collateral Agent and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Notes Obligations (but without regard to the control of remedies) or (b) to the extent executed in connection with the incurrence of Secured Indebtedness by the Company or any Guarantor, the Liens on the Collateral securing such Indebtedness which are intended to rank junior in priority to the Liens on the Collateral securing the Secured Notes Obligations, at the option of the Company and the Controlling Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Controlling Collateral Agent and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Secured Notes Obligations, in each case, with such technical or administrative changes requested by the Notes Collateral Agent.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Revenue” means, at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance should be determined excluding the effects of acquisition method accounting.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delaware Divided LLC” means any limited liability company which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets (including, without limitation, a physical short position) to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of any securities of the Company and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”). For the avoidance of doubt, the term “Derivative Instrument” shall not include any Notes.

“Designated Non-cash Consideration” means the fair market value of consideration that is not deemed to be cash or Cash Equivalents and that is received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee equity ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Company and the Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event or condition, (1) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, or (2) is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former officer, director, employee, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries pursuant to any equityholders’ agreement, management equity plan, equity option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s, consultant’s or independent contractor’s death or disability.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” means January 30, 2025, which is the issue date for the Initial Notes.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Law” means any applicable federal, state, provincial, territorial, foreign, international, municipal or local statute, law, rule, regulation, ordinance, code, permit, binding agreement issued, promulgated or entered into by or with any Governmental Authority or rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to pollution or the protection of the Environment including, those relating to generation, use, handling, storage, treatment, disposal, Release or threat of Release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Equal Lien Priority” means, with respect to any specified Indebtedness, such Indebtedness and related obligations are secured by a Lien on the specified Collateral that is equal in priority (but without regard to control of remedies) with the Liens on the Collateral securing the Secured Notes Obligations, and is subject to the Equal Priority Intercreditor Agreement (or another Customary Intercreditor Agreement referred to in clause (a) of the definition thereof).

“Equal Priority Intercreditor Agreement” means the Equal Priority Intercreditor Agreement, dated as of the Effective Date, by and among the Notes Collateral Agent, the Senior Credit Agreement Collateral Agent, the New Second Out Notes Collateral Agent, the New Third Out Notes Collateral Agent, the Company, the Guarantors and certain other parties thereto (or a representative or trustee on their behalf), substantially in the form of Exhibit E with such changes as are permitted hereunder.

“Equal Priority Obligations” means, collectively, (1) the Senior Credit Agreement Obligations, (2) the Secured Notes Obligations, (3) the New Second Out Notes Obligations, (4) the New Third Out Notes Obligations and (5) each Series of Additional Equal Priority Obligations.

“Equal Priority Obligations Documents” means the credit, guarantee and Security Documents governing any Equal Priority Obligations.

“Equal Priority Secured Parties” means, collectively, (1) the Senior Credit Agreement Secured Parties, (2) the Secured Notes Secured Parties, (3) the New Second Out Notes Secured Parties, (4) the New Third Out Notes Secured Parties and (5) any Additional Equal Priority Secured Parties.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equityholding Vehicle” means any Parent Entity and any equityholder of a Parent Entity through which current, former or future officers, directors, employees, managers, consultants or independent contractors or other advisors, representatives or affiliates of any Parent Entity, the Company or any of its Subsidiaries or Parent Entities hold Capital Stock of such Parent Entity.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth under Section 6.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Capital Stock” has the meaning set forth in the Security Agreement.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means:

(1)            any Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of this Indenture (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary), provided that, such Subsidiary became a non-Wholly Owned Subsidiary as a result of a transaction with a bona fide business purpose in a transaction with (x) a third party that is not an Affiliate of the Company or (y) a Person that constitutes a bona fide joint venture (and not for the purpose of causing the release of (or removing the obligation in respect of) the guarantee provided by such Subsidiary), and in each case not in connection with a Liability Management Transaction;

(2)            any Subsidiary that is prohibited by (a) Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (b) Contractual Obligation, from providing a Guarantee (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (b), (i) such Contractual Obligation existed on the Effective Date or, with respect to any Subsidiary acquired by the Company or any Restricted Subsidiary after the Effective Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired and (ii) such Subsidiary shall use commercially reasonable efforts to remove such prohibitions or restrictions in the applicable Contractual Obligations;

(3)            any Foreign Subsidiary, any CFC Subsidiary, any FSHCO Subsidiary or any direct or indirect Subsidiary of such Subsidiaries;

(4)            any Immaterial Subsidiary (provided that the Company shall not be permitted to exclude Immaterial Subsidiaries from providing a Guarantee to the extent that (a) the aggregate amount of Revenue of all Immaterial Subsidiaries excluded by this clause (4) for the Applicable Measurement Period exceeds 10.0% of the Revenue of the Company and the Restricted Subsidiaries for the Applicable Measurement Period that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (4), for the Applicable Measurement Period most recently ended on or prior to the date of determination or (b) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (4) exceeds 10.0% of the aggregate amount of Consolidated Total Assets of the Company and the Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (4), as at the end of the Applicable Measurement Period most recently ended on or prior to the date of determination);

(5)            any other Subsidiary with respect to which, in the reasonable judgment of the Board of the Company, the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Holders;

(6)            [reserved];

(7)            [reserved];

(8)            any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same;

(9)            any Subsidiary that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of the Company or any other Restricted Subsidiary);

(10)          any not-for-profit Subsidiary and Captive Insurance Company; and

(11)          any Subsidiary to the extent that the Guarantee of the Obligations would result in material adverse tax consequences to the Company or any Restricted Subsidiary as reasonably determined by the Company in good faith.

“Exempt Entity” means any non-Guarantor.

“Existing Convertible Notes” means Parent’s 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 issued pursuant to the Existing Convertible Notes Indenture.

“Existing Convertible Notes Indenture” means the Indenture, dated as of October 8, 2020, by and among Parent, as issuer, and Wilmington Trust, National Association, as trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Credit Agreement” means that certain credit agreement, dated as of August 24, 2021, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent, and the other agents and other parties thereto, as amended as of the Effective Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Credit Agreement Administrative Agent” means Goldman Sachs Lending Partners LLC, as administrative agent, under the Existing Credit Agreement.

“Existing Credit Agreement Amendment No. 2” means that certain Amendment Agreement No. 2, dated as of the Effective Date, by and among, inter alios, MPH Acquisition Corp. 1, the Company, the lenders party thereto and the Existing Credit Agreement Administrative Agent.

“Existing Indebtedness” means the Existing Notes and the Existing Term Loans.

“Existing Junior Notes” means the Existing Convertible Notes and the Existing Unsecured Notes.

“Existing Notes” means the Existing Convertible Notes, the Existing Secured Notes and the Existing Unsecured Notes.

“Existing Secured Notes” means the Company’s 5.50% Senior Secured Notes due 2028 issued pursuant to the Existing Secured Notes Indenture.

“Existing Secured Notes Indenture” means the Indenture, dated as of August 24, 2021, by and among the Company, the guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee and notes collateral agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Term Loans” has the meaning assigned to the term “Term Loans” in the Existing Credit Agreement.

“Existing Unsecured Notes” means the Company’s 5.750% Senior Notes due 2028 issued pursuant to the Existing Unsecured Notes Indenture.

“Existing Unsecured Notes Indenture” means the Indenture, dated as of October 29, 2020, by and among the Company, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“fair market value” means, with respect to any Investment, property, lien, asset, liability or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Company.

“Financing Lease Obligation” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Out First Lien Indebtedness” means any “First Out Obligation” under (and as defined in) the Equal Priority Intercreditor Agreement.

“Fixed Charges” means, with respect to any Person for any period, the sum (without duplication) of:

(1)            Consolidated Interest Expense of such Person for such period;

(2)            all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock or any Refunding Capital Stock of such Person made during such period; and

(3)            all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Subsidiary and any Restricted Subsidiary of such Foreign Subsidiary.

“FSHCO Subsidiary” means any direct or indirect Subsidiary of the Company that has no material assets other than Capital Stock (including any debt instrument treated as equity for U.S. federal income tax purposes) or Indebtedness of one or more direct or indirect CFC Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Notwithstanding the foregoing, at any time after the adoption of IFRS by the Company or any Parent Entity for its financial statements and reports for all financial reporting purposes, the Company may at any time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (1) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time and (2) for prior periods, GAAP as defined in the first sentence of this definition without giving effect to the proviso thereto. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP (unless IFRS has been elected in lieu thereof); provided that any calculation or determination in this Indenture that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. If an Accounting Change occurs, then the Company may elect, as evidenced by an Officer’s Certificate delivered to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Governmental Authority” means the government of the United States, any foreign country or any multinational authority, or any state, province, territory, municipality or other political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Government Securities” means securities that are:

(1)            direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)            obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Grantor” means the Company and any Guarantor.

“guarantee” means a guarantee (other than by endorsement of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition permitted under this Indenture (other than in respect of Indebtedness)), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture and the Notes.

“Guarantor” means (i) each Parent Guarantor, and (ii) each Restricted Subsidiary of the Company that executes this Indenture as a Guarantor on the Effective Date and each other Restricted Subsidiary of the Company that thereafter executes a supplemental indenture to this Indenture substantially in the form of Exhibit D as a Guarantor and guarantees the Notes in accordance with the terms of this Indenture.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, asbestos, asbestos-containing materials, mold and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “subject waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Applicable Law pertaining to pollution or the protection of the Environment; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Applicable Law pertaining to pollution or the protection of the Environment.

“Hedging Agreement” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“HST” means HSTechnology Solutions, Inc., a Delaware corporation, and/or any successor thereof, which owns the assets relating to the Company’s “HST” and “value driven health plan” businesses or, at the election of the Company, a holding company that owns 100% of the Capital Stock in HSTechnology Solutions, Inc. and only de minimis other assets.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (1) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Applicable Measurement Period most recently ended on or prior to such determination date were an amount equal to or less than 7.5% of the Consolidated Total Assets of the Company and the Restricted Subsidiaries at such date or (2) whose Revenue (when combined with the Revenue of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Applicable Measurement Period were an amount equal to or less than 7.5% of the Revenue of the Company and the Restricted Subsidiaries for such Applicable Measurement Period.

“Immediate Family Members” means, with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing the individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(1)            all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(2)            the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(3)            net Hedging Obligations of such Person;

(4)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) obligations in respect of a commercial or trade letter of credit, current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof, (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business and consistent with past practices);

(5)            indebtedness (excluding prepaid interest thereon) of the type designated in any of clauses (1) through (4) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(6)            all Financing Lease Obligations;

(7)            all obligations of such Person in respect of (x) Disqualified Stock and (y) Preferred Stock issued by any non-Guarantor Subsidiary (other than Preferred Stock issued by a Specified JV to either (a) the Company and any Subsidiary Guarantor or (b) any other Person holding Capital Stock in such Specified JV; provided that the Capital Stock in such Specified JV held by the Company and any Subsidiary Guarantor be the same Preferred Stock (of the same class and ranking as the Capital Stock in such Specified JV held by any such other Person holding Capital Stock in such Specified JV)); and

(8)            all Contingent Obligations of such Person in respect of any of the foregoing;

in each case if and to the extent any of the foregoing in clauses (1) through (4) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness shall be deemed not to include (i) prepaid or Deferred Revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any Acquisition permitted under the Notes Documents, (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale and Lease-Back Transactions (except resulting in Financing Lease Obligations), (vi) customary obligations under employment agreements and deferred compensation arrangements and customary obligations associated with other post-employment benefit and pension plans, (vii) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled, (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Company or any of its Subsidiary solely by reason of “pushdown” accounting under GAAP, (ix) Capital Stock (other than Preferred Stock constituting Indebtedness pursuant to clause (7) above and Disqualified Stock) and (x) premiums payable to, and advance commissions or claims or payments from, insurance companies.

For all purposes of this Indenture, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Indebtedness of such Person and (B) in the case of MPH Acquisition Corp. 1, the Company and their Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (5) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intellectual Property Collateral” has the meaning provided for such term in the Security Agreement.

“Intercreditor Agreements” means the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and other Customary Intercreditor Agreement.

“Interest Payment Date” means each January 30 and July 30.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1)            securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)            debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,

(3)            investments in any fund that invests at least a 95.0% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4)            corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (1) the purchase or other acquisition of Capital Stock or Indebtedness or other securities of another Person, (2) a loan, advance or capital contribution (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business and consistent with past practice) to, guarantee with respect to any obligation of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, excluding, in the case of the Company and the Restricted Subsidiaries, intercompany loans among the Company and the Restricted Subsidiaries, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and consistent with past practice or (3) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Company, (iii) any Investment in the form of a transfer of Capital Stock or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Capital Stock or other property or services as of the time of the transfer, minus (without duplication of Returns added back pursuant to Section 4.07(a)(3)), any payments actually received by such investor representing a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of an acquisition shall be the Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment (without duplication of amounts increasing Section 4.07(a)(3)), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of the definition of Permitted Investment, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Company. For the avoidance of doubt, if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investors” means, collectively, Churchill Sponsor III, LLC, Hellman & Friedman LLC, GIC Private Limited, Leonard Green & Partners, LP, C.V. Starr & Co., Inc., Partners Group (USA) Inc., Cohen Private Ventures, LLC (and each of their respective successors) and each of its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, but not including, however, any operating portfolio companies of any of the foregoing.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and the Company (or any Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Lien Priority” means, with respect to specified Indebtedness, that such Indebtedness is secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Secured Notes Obligations and is subject to a Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement of the type described in clause (b) of the definition thereof (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Junior Priority Collateral Agent” means the Junior Priority Representative for the holders of any initial Junior Priority Obligations.

“Junior Priority Intercreditor Agreement” means (1) the Junior Priority Intercreditor Agreement, dated as of the Effective Date, by and among the Notes Collateral Agent, the Senior Credit Agreement Collateral Agent, the New Second Out Notes Collateral Agent, the New Third Out Notes Collateral Agent, the Junior Priority Representative, the Company, the Guarantors and certain other parties thereto (or a representative or trustee on their behalf), substantially in the form of Exhibit F with such changes as are permitted hereunder or (2) an intercreditor agreement that constitutes both (a) a Customary Intercreditor Agreement and (b) a “Customary Intercreditor Agreement” for purposes of the Senior Credit Agreement.

“Junior Priority Obligations” means the Obligations with respect to any Indebtedness having Junior Lien Priority relative to the Secured Notes Obligations; provided that such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such indebtedness or their Junior Priority Representative shall become party to a Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement of the type described in clause (b) of the definition thereof.

“Junior Priority Representative” means any duly authorized representative of any holders of Junior Priority Obligations, which representative is named as such in the Junior Priority Intercreditor Agreement or any Customary Intercreditor Agreement or any joinder thereto.

“Junior Priority Secured Parties” means the holders from time to time of any Junior Priority Obligations, the Junior Priority Collateral Agent and each other Junior Priority Representative.

“Junior Priority Security Agreement” means any security agreement covering any portion of the Collateral to be entered into by the Company, the Guarantors and a Junior Priority Representative.

“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee or commercial banking institutions are not required to be open in the State of New York or in the place of payment.

“Letter of Credit” means a letter of credit issued pursuant to the Senior Credit Agreement.

“Letter of Credit Issuer” has the meaning given to such term in the Senior Credit Agreement.

“Letter of Credit Request” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by a Letter of Credit Issuer.

“Liability Management Transaction” means any restructuring, reorganization, rescheduling, recapitalization, reduction, cancellation, termination, elimination, refinancing, retirement, exchange, repurchase or defeasance of Indebtedness for borrowed money of any Parent Guarantor, the Company or any Subsidiary (the “Original Indebtedness”) with other Indebtedness of any Parent Guarantor, the Company or any Subsidiary that is contractually or structurally senior (including as to right of payment, Lien priority or additional collateral) to both (x) the Secured Notes Obligations and (y) the Original Indebtedness (including, for the avoidance of doubt, through any incurrence of Indebtedness by an Affiliate that is not a Guarantor), in each case, in connection with, or in contemplation of, any amendment, modification, or waiver of any of the Notes Documents. Notwithstanding the foregoing, this definition and its use in this Indenture and the other Notes Documents are not intended to, nor shall they, prohibit or restrict any financing or refinancing transaction or any Investment that is (a) consummated for a bona fide business purpose and in good faith and (b) does not have the primary purpose of restructuring existing Indebtedness of the Company or the Guarantors, releasing or altering the priority of Liens on any Collateral or releasing or subordinating any of the Guarantees and/or reducing or impairing the rights and remedies of any Holder under this Indenture or the other Notes Documents.

“Lien” means any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to be a Lien.

“Limited Condition Transaction” means (1) any incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, refinancing or similar payment of, Indebtedness, any Lien or any Capital Stock, (2) any acquisition (or proposed acquisition) by the Company or the Restricted Subsidiaries permitted by this Indenture, (3) the making of any Asset Sale or other disposition, (4) the making of any Investment (including any acquisition) or Restricted Payment and (5) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (1) through (4), including a transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (1) through (5).

“Long Derivative Instrument” means a Derivative Instrument (1) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (2) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Investors” means the former, current or future officers, directors, employees, managers, consultants, independent contractors and other advisors, representatives and Affiliates (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of the Company, any Restricted Subsidiary or any Parent Entity who are or become direct or indirect investors in the Company, any Parent Entity or any Equityholding Vehicle, including any such officers, directors, employees, managers, consultants, independent contractors and other advisors, representatives and Affiliates owning through an Equityholding Vehicle.

“Material Property” means assets, including Intellectual Property Collateral, owned by the Company and its Subsidiaries that are material to the business, operations, assets or financial condition of the Company and its Restricted Subsidiaries, taken as a whole both prior to and pro forma for any applicable transfer or disposition or granting of an exclusive license. For the avoidance of doubt, it is understood and agreed that the Capital Stock in the Specified JV that are disposed of pursuant to the Permitted BST/HST Equity Disposition shall not be deemed to constitute Material Property with respect to the consummation of the Permitted BST/HST Equity Disposition.

“Material Real Estate Asset” means any parcel or parcels of Real Property owned in fee by the Company or any Guarantor, now or hereafter, having a fair market value (on a per property basis) of at least $10,000,000. For the purpose of determining the relevant value under this Indenture with respect to the preceding sentence, such value shall be determined as of (1) the Effective Date for Real Property now owned, (2) the date of acquisition for Real Property acquired after the Effective Date or (3) the date on which the entity owning such Real Property becomes the Company or a Guarantor after the Effective Date, in each case as determined in good faith by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” has the meaning set forth in the Security Agreement.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of dividends on Preferred Stock (other than dividends on Disqualified Stock).

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Company or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by Applicable Law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including in connection with any repatriation of funds, and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness, Indebtedness of a Restricted Subsidiary or Indebtedness secured by a Lien on such assets and, in each case, required (other than required by Section 4.10(b)(1)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transactions and any deduction of appropriate amounts to be provided by the Company or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction, retained by the Company or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, the pro rata portion of the net cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly-Owned Subsidiary as a result thereof and amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale or disposition until such amounts are released to the Company or any Restricted Subsidiary.

“Net Short” means, with respect to a Holder or beneficial owner and the Notes, as of the date of determination, either (1) the value of its Short Derivative Instruments exceeds the sum of (a) the value of its Notes plus (b) the value of its Long Derivative Instruments as of such date of determination or (2) it is reasonably expected that the foregoing clause (1) would have been the case if a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) were to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“New Holdings” shall, at the election of the Company, mean any other Person or Persons (the “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of MPH Acquisition Corp. 1 (or the previous New Holdings, as the case may be) (the “Previous Holdings”) but not the Company; provided that (a) such New Holdings directly or indirectly owns 100.0% of the Capital Stock of the Company, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Indenture and the other Notes Documents pursuant to a supplement, (c) the New Holdings shall have delivered to the Trustee and Notes Collateral Agent an Officer’s Certificate stating that such substitution and any supplements to the Notes Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and an Opinion of Counsel to the effect that, without limitation, such substitution does not breach or result in a default under this Indenture or any other Notes Document, (d) all Capital Stock of the Company and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and pledged to secure the Secured Notes Obligations and (e) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Notes Documents and any reference to “MPH Acquisition Corp. 1” in the Notes Documents shall be meant to refer to the “New Holdings.”

“New Other Notes” means the New Second Out Notes and the New Third Out Notes.

“New Second Out Notes” means the Company’s 6.50% cash & 5.00% PIK First Lien Notes due 2030 issued under the New Second Out Notes Indenture on the Effective Date plus the amount of any PIK Interest issued thereon pursuant to the terms of the New Second Out Notes Indenture as in effect on the Effective Date.

“New Second Out Notes Collateral Agent” means the collateral agent for the New Second Out Notes Secured Parties under the New Second Out Notes Indenture, together with its successors and permitted assigns under the New Second Out Notes Indenture.

“New Second Out Notes Documents” shall mean the New Second Out Notes Indenture and the other related documents referred to therein (including the related guarantee, security documents and the notes).

“New Second Out Notes Indenture” means the Indenture, dated as of the Effective Date, by and among the Company, as issuer, Wilmington Trust, National Association, as trustee and notes collateral agent, and the subsidiary guarantors party thereto from time to time, as such document may be amended, restated, supplemented or otherwise modified from time to time, governing the New Second Out Notes.

“New Second Out Notes Obligations” means the “Secured Notes Obligations” as defined in the New Second Out Notes Indenture.

“New Second Out Notes Secured Parties” means the “Secured Notes Secured Parties” as defined in the New Second Out Notes Indenture.

“New Third Out Notes” means each of (i) the Company’s 6.00% cash & 0.75% PIK First Lien Notes due 2031 and (ii) Parent’s 6.00% cash & 0.75% PIK First Lien Notes due 2031, in each case, issued under the applicable New Third Out Notes Indenture on the Effective Date, plus the amount of any PIK Interest issued thereon pursuant to the terms of the applicable New Third Out Notes Indenture as in effect on the Effective Date.

“New Third Out Notes Collateral Agent” means the collateral agent for the applicable New Third Out Notes Secured Parties under the applicable New Third Out Notes Indenture, together with its successors and permitted assigns under such New Third Out Notes Indenture.

“New Third Out Notes Documents” shall mean the New Third Out Notes Indentures and the other related documents referred to therein (including the related guarantee, security documents and the notes).

“New Third Out Notes Indentures” means, collectively, (i) the Indenture, dated as of the Effective Date, by and among the Company, as issuer, Wilmington Trust, National Association, as trustee and notes collateral agent, and the subsidiary guarantors party thereto from time to time, as such document may be amended, restated, supplemented or otherwise modified from time to time and (ii) the Indenture, dated as of the Effective Date, by and among Parent, as issuer, Wilmington Trust, National Association, as trustee and notes collateral agent, and the subsidiary guarantors party thereto from time to time, as such document may be amended, restated, supplemented or otherwise modified from time to time, in each case governing the applicable New Third Out Notes.

“New Third Out Notes Obligations” means the “Secured Notes Obligations” as defined in the applicable New Third Out Notes Indenture.

“New Third Out Notes Secured Parties” means the “Secured Notes Secured Parties” as defined in the applicable New Third Out Notes Indenture.

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued.

“Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the holders of the Notes under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Notes Documents” means this Indenture (including the Guarantees contained therein), the Notes, the Security Documents, the Intercreditor Agreements and any supplemental indenture substantially in the form of Exhibit D.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar case or proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated December 24, 2024, related to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, any President, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Assistant Treasurer, the Controller, any Managing Director, Director or Manager, the Secretary or Assistant Secretary of (1) such Person or (2) if such Person is owned or managed by a single entity, of such entity, or any other individual designated as an “Officer” for purposes of this Indenture by the Board of the Company or such other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Company or any of its Subsidiaries, or other counsel who is reasonably acceptable to the Trustee.

“Parent” means MultiPlan Corporation, a Delaware corporation.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Company.

“Parent Guarantors” means, collectively, (i) Parent, (ii) MPH Acquisition Corp. 1, a Delaware corporation (“MPH Acquisition Corp. 1”), (iii) Polaris Parent LLC, a Delaware limited liability company, (iv) Polaris Intermediate Corp., a Delaware corporation, and (v) any Parent Entity of the Company that executes a supplemental indenture to this Indenture substantially in the form of Exhibit D as a Guarantor and guarantees the Notes in accordance with the terms of this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” means any Acquisition by the Company or any of the Restricted Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Applicable Laws, (b) if such Acquisition involves the acquisition of Capital Stock of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and a Guarantor, (c) to the extent required by Article 12, such Acquisition shall result in the Notes Collateral Agent, for the benefit of the Secured Notes Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired and (d) after giving pro forma effect to such Acquisition, no Event of Default under Sections 6.01(a)(1), 6.01(a)(2), 6.01(a)(6) or 6.01(a)(7) shall have occurred and be continuing.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that, to the extent that any Net Proceeds are received in connection with any such Permitted Asset Swap, such proceeds shall be offered to be applied in accordance with Section 4.10.

“Permitted BST/HST Equity Disposition” means any sale, conveyance, transfer or other disposition of Equity Interests in any Subsidiary or Subsidiaries of the Company that, collectively, constitute the business conducted by HST and BST and each of their respective Subsidiaries as of the Effective Date (or the contribution of such business to a Subsidiary constituting a bona fide joint venture) in connection with establishing a bona fide joint venture (and not in connection with effecting any Liability Management Transaction) with a Person that is not an Affiliate of the Company (each, a “Specified JV” or “Specified JV Subsidiary”); provided that (x) after giving effect to such Permitted BST/HST Equity Disposition, the Company or any Subsidiary Guarantors holds more than 50.0% of the Capital Stock issued by such Specified JV Subsidiary, which shall be a Subsidiary of the Company and (y) Equity Interests in such Specified JV Subsidiary retained by the Company or any of its Subsidiaries shall remain pledged as part of the Collateral and shall not constitute Excluded Capital Stock.

“Permitted Holders” means each of (1) the Investors and the Management Investors (including, for avoidance of doubt, any Investor or Management Investor holding Equity Interests through an Equityholding Vehicle), (2) any Permitted Parent, (3) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing Persons referred to in clauses (1), (2) or (4) of this definition are members and any member of such group (a “Permitted Holder Group”), (4) a Permitted Plan and (5) any Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of Equity Interests of the Company or any Parent Entity, acting in such capacity; provided that, in the case of any Permitted Holder Group and any member of such Permitted Holder Group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clauses (1), (2) or (4) of this definition or the last sentence of this definition) own, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of the Company or any Parent Entity (or, for the avoidance of doubt, of any New Holdings) held by such Permitted Holder Group. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) whose acquisition of beneficial ownership of Voting Stock constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)            any Investment in the Company or any of the Restricted Subsidiaries (including guarantees of obligations of any Restricted Subsidiary); provided that, in the case of any Investment by the Company or a Guarantor in a Restricted Subsidiary of the Company that is not a Guarantor, the aggregate amount of such Investments made pursuant to this clause (1) shall not exceed $175,000,000;

(2)            any Investment in cash, Cash Equivalents or Investment Grade Securities that were cash, Cash Equivalents or Investment Grade Securities at the time made;

(3)            any Permitted Acquisition;

(4)            any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)            any Investment existing or contemplated on the Effective Date, or made pursuant to binding commitments in effect on the Effective Date to the extent described in the Offering Memorandum, or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Effective Date or binding commitment in effect on the Effective Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence or contemplated on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)            Investment acquired by the Company or any of the Restricted Subsidiaries:

(a)            in connection with, or as a result of, any bankruptcy, workout, reorganization or recapitalization of suppliers, trade creditors or customers or in settlement or compromise of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor or supplier;

(b)            in satisfaction of judgments against other Persons;

(c)            as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment; or

(d)            received in compromise or resolution of (i) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business and consistent with past practice of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (ii) litigation, arbitration or other disputes;

(7)            Hedging Obligations permitted under Section 4.09(b) and Bank Products;

(8)            [reserved];

(9)            Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company or any Parent Entity or Equityholding Vehicle;

(10)          guarantees of Indebtedness permitted under Section 4.09 and Contingent Obligations incurred in the ordinary course of business and consistent with past practice and the creation of Liens on the assets or properties of the Company or any Restricted Subsidiary in compliance with Section 4.12;

(11)          [reserved];

(12)          Investments consisting of extensions of trade credit, asset purchases (including purchases of inventory, supplies, material, equipment, Intellectual Property Collateral or other similar assets), or the license, sublicense, lease or sublease of any asset, the licensing or sublicensing or contribution of Intellectual Property Collateral or other rights pursuant to joint marketing arrangements with other Persons;

(13)          additional Investments (including in Joint Ventures or in similar entities that do not constitute a Restricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed $75,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above (subject to available capacity under clause (1) above) and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14)          [reserved];

(15)          Investments in the retained Capital Stock of a Specified JV resulting from the disposition of Capital Stock by such Specified JV (or issuance of Capital Stock by such Specified JV) in connection with a Specified JV Transaction; provided that all such retained Capital Stock owned by the Company or any of its Restricted Subsidiaries shall be Collateral;

(16)          loans and advances to officers, directors, employees, managers, consultants independent contractors for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business and consistent with past practice or to fund or finance such Person’s purchase of Equity Interests of the Company or any Parent Entity or Equityholding Vehicle;

(17)          Investments made to acquire, purchase, repurchase, redeem or retire Capital Stock of the Company or any Parent Entity thereof or any Equityholding Vehicle owned by any employee equity ownership plan or key employee ownership plan of the Company or any such Parent Entity or Equityholding Vehicle;

(18)          Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business and consistent with past practice;

(19)          [reserved];

(20)          Investments in the ordinary course of business and consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers, vendors, suppliers, licensees and sublicensees;

(21)          the establishment or creation of Subsidiaries if the Company and such Subsidiary comply with the requirements of Sections 4.15 and 4.17, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Indenture, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Sections 4.15 and 4.17 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(22)          Investments of assets related to non-qualified deferred payment plans;

(23)          advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, distributors, customers and vendors, and performance guarantees, in each case in the ordinary course of business and consistent with past practice and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers, distributors, customers and vendors in the ordinary course of business and consistent with past practice;

(24)          Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(25)          the capitalization, forgiveness or conversion to Qualified Capital Stock of any Indebtedness owed by the Company or any Restricted Subsidiary and permitted by Section 4.09;

(26)         [reserved];

(27)          non-cash or non-Cash Equivalent Investments in connection with tax planning and reorganization activities; provided that, after giving pro forma effect to any such activities, the Liens on the Collateral securing the Secured Notes Obligations would not be materially impaired;

(28)          Investments consisting of loans and advances to any Parent Entity, any Equityholding Vehicle, and any Subsidiaries of such Parent Entity in connection with the reimbursement of expenses incurred on behalf of the Company and the Restricted Subsidiaries in the ordinary course of business and consistent with past practice;

(29)         [reserved];

(30)          contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of former, current or future officers, directors, employees, managers, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any of the Restricted Subsidiaries;

(31)          any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business and consistent with past practice;

(32)          loans to any Parent Entity or any Equityholding Vehicle that could otherwise be made as a permitted Restricted Payment under this Indenture to any Parent Entity or any Equityholding Vehicle, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under an applicable clause under Section 4.07(b);

(33)         advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, employees, managers, consultants or independent contractors, in each case in the ordinary course of business and consistent with past practice;

(34)         guarantees by the Company or any Restricted Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligation, Indebtedness permitted to be incurred under this Indenture or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and consistent with past practice;

(35)          Investments in the ordinary course of business and consistent with past practice consisting of endorsements for collections or deposit and customary trade arrangements with customers, vendors, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(36)          Capital Expenditures permitted or not restricted under this Indenture;

(37)         deposits in the ordinary course of business and consistent with past practice to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business and consistent with past practice;

(38)          Investments made in the ordinary course of business and consistent with past practice in connection with (a) obtaining, maintaining or renewing client and customer contracts and (b) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees;

(39)          Investments resulting from pledges and deposits permitted by the definition of “Permitted Liens”;

(40)          acquisitions by the Company or any Restricted Subsidiary of obligations of one or more former, current or future officers, directors, employees, managers, consultants or independent contractors of any Parent Entity, the Company or its Subsidiaries in connection with such Person’s acquisition of Capital Stock of any Parent Entity or any Equityholding Vehicle, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(41)          Contingent Obligations of the Company or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(42)          [reserved];

(43)          to the extent constituting an Investment, Investments consisting of escrow deposits to secure indemnification obligations in connection with (i) a disposition or (ii) an Acquisition of any business, assets or a Subsidiary not prohibited by this Indenture;

(44)          loans and advances to customers in the ordinary course of business and consistent with past practice in respect of the payment of insurance premiums;

(45)          Investments in deposit accounts and securities accounts in the ordinary course of business and consistent with past practice;

(46)          Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this definition;

(47)          the acquisition of additional Capital Stock of Restricted Subsidiaries from minority equityholders (it being understood that to the extent that any Restricted Subsidiary that is not a Subsidiary Guarantor is acquiring Capital Stock from minority equityholders, then this clause (47) shall not in and of itself create, or increase the capacity under, any basket for Investments by the Company or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Subsidiary Guarantor);

(48)          Investments in Capital Stock in any Restricted Subsidiary resulting from or any other assets, including earnouts and similar obligations, received in connection with any sale, transfer or other disposition by the Company or any Restricted Subsidiary permitted by Section 4.10, including as a result of any contribution from any Parent Entity or distribution to any Restricted Subsidiary of such Capital Stock;

(49)          Investments in the Company or any Restricted Subsidiary in connection with any Tax Restructuring;

(50)          (a) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under Applicable Law and (b) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business and consistent with past practice;

(51)          Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event; and

(52)          to the extent constituting an Investment, the Specified Exchange First Out Term Loans.

“Permitted Liens” means, with respect to any Person:

(1)            Liens incurred or pledges, deposits or security (a) made in connection with the Federal Employers Liability Act or any other workers’ compensation laws, unemployment insurance, employers’ health tax and other types of social security or similar legislation, (b) securing insurance premiums, insurance premium financing arrangements, other liabilities (including in respect of reimbursement and indemnified obligations) to insurance carriers under insurance or self-insurance arrangements (including, in respect of deductibles, co-payment, co-insurance, self-insured retention amounts and premiums and adjustments thereof), (c) securing the performance of tenders, public or statutory obligations, surety, stay, indemnity, warranty, release, customs and appeal bonds, bids, licenses, leases (other than Financing Lease Obligations), contracts (including government contracts and trade contracts (other than for Indebtedness)), performance, performance and completion, completion and return-of-money bonds or guarantees, government contracts, financial assurances and completion obligations and other similar obligations, (d) securing contested taxes or import duties or the payment of rent or otherwise securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default, (e) securing surety or appeal bonds or other similar bonds required in respect of judicial proceedings and (f) securing letters of credit, bank guarantees or similar items issued or posted to support the payment of or for the benefit of items in the foregoing clauses (a), (b), (c), (d) and (e) above, in each case incurred in the ordinary course of business and consistent with past practice;

(2)            Liens in respect of property or assets of any Person imposed by Applicable Law, such as landlords’, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens, contractors’, supplier of materials’, architects’ and other similar Liens, in each case so long as such Liens secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue either (a) no action has been taken to enforce such Lien, (b) such amount is being contested in good faith by appropriate proceedings for which appropriate reserves have been established by such Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (c) with respect to which the failure to make payment would not have a material adverse effect on the Company or the Restricted Subsidiaries, taken as a whole;

(3)            Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) or claims that are not yet subject to penalties for nonpayment or overdue by more than sixty (60) days, or if more than sixty (60) days overdue either (a) that are being contested in good faith by appropriate proceedings or (b) with respect to which the Company determines in good faith that the failure to make payment would not have a material adverse effect on the Company or the Restricted Subsidiaries, taken as a whole;

(4)            easements or reservations of, or rights of others for, rights-of-way, licenses, special assessments, survey exceptions, restrictions (including zoning restrictions), minor title defects, servitudes, drains, sewers, trackage rights, exceptions or irregularities in title, encroachments, protrusions and other similar charges, electric lines, telegraph, telephone and cable television lines and other similar purposes, or encumbrances or restrictions on the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, which in each case do not and would not have a material adverse effect on the Company or the Restricted Subsidiaries, taken as a whole, and that were not incurred in connection with and do not secure any Indebtedness;

(5)            Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4) (including the interests of vendors and lessors under conditional sale and title retention agreements), Sections 4.09(b)(12), Section 4.09(b)(14) (limited to Liens existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, and, in each case, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Parent Guarantor, the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof) or, to the extent constituting Indebtedness (other than Indebtedness for borrowed money), and Sections 4.09(b)(21), (31), (32), (36) and (37); provided that, (I) in the case of Indebtedness incurred pursuant to Section 4.09(b)(4), (a) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and improvements thereon and customary security deposits, related contract rights and payment intangibles and other assets related thereto and (b) with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets and ancillary rights thereto and the proceeds and the products thereof, improvements thereon, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; (II) individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its Affiliates; and (III) in the case of Indebtedness incurred pursuant to clause (12), if such Liens are consensual Liens that are secured by the Collateral, then the Company may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) enter into the Equal Priority Intercreditor Agreement, a Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement, as applicable, providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Company, either equal in priority (but without regard to the control of remedies) with, or junior in priority to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Secured Notes Obligations, but in any event, shall not be required to enter into any such intercreditor agreement with respect to any Collateral consisting of cash and Cash Equivalents;

(6)            Liens existing on the Effective Date or pursuant to agreements in existence on the Effective Date (other than Liens described under clauses (26), (27) and (43) of this definition of “Permitted Liens”); provided that (a) no such Lien extends to any property or asset of the Company or any Restricted Subsidiary that was not subject to the original Lien, other than (i) after acquired property that is affixed to or incorporated into the property covered by such Lien, (ii) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in either case permitted under Section 4.09, the terms of which Indebtedness require or include a pledge of after acquired property to secure such Indebtedness and related obligations, any such after acquired property and (iii) the proceeds and products thereof, accessions and additions thereto and improvements thereon or replacements thereof (it being understood that individual financings provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates) and (b) such Lien shall secure only those obligations that such Liens secured on the Effective Date and any refinancing debt incurred to refinance such Indebtedness in either case permitted under Section 4.09;

(7)            [reserved];

(8)            Liens securing refinancing Indebtedness permitted pursuant to Section 4.09(b)(13) (solely with respect to the permitted refinancing of Indebtedness that is secured in reliance on clauses (5), (6), (16), (18), (26), (27), (43), (44) and (75) of this definition (without duplication of any amount outstanding thereunder)); provided that no such Lien extends to any property or asset of the Company or any Restricted Subsidiary that did not secure the Indebtedness being refinanced, other than (a) after acquired property that is affixed to or incorporated into the property covered by such Lien, (b) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted under Section 4.09, the terms of which Indebtedness require or include a pledge of after acquired property to secure such Indebtedness and related obligations, any such after acquired property and (c) the proceeds and products thereof, accessions and additions thereto and improvements thereon or replacements thereof (it being understood that individual financings provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates);

(9)            [reserved];

(10)          [reserved];

(11)          Liens in favor of issuers of letters of credit, bank guarantees or bankers’ acceptances or similar obligations issued or created for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of their respective businesses and consistent with past practice or Liens on goods or inventory or proceeds thereof of any Person, the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance or similar obligation issued or created for the account of such Person;

(12)          Liens arising out of any licenses, sublicenses or cross-licenses (including Intellectual Property Collateral) granted to others in the ordinary course of business and consistent with past practice;

(13)          Liens arising from (a) Uniform Commercial Code (or equivalent statute) financing statements regarding operating leases, non-financing leases, consignments or other obligations not constituting Indebtedness or (b) precautionary Uniform Commercial Code (or equivalent statute) financing statements, other applicable personal property or movable property security registry financing statements or similar filings made in respect of Non-Financing Lease Obligations, operating leases, consignment arrangements or bailee arrangements entered into by the Company or any of the Restricted Subsidiaries;

(14)          Liens in favor of the Company or any Restricted Subsidiary;

(15)          Liens on vehicles or equipment of the Company or any of the Restricted Subsidiaries granted in the ordinary course of business and consistent with past practice;

(16)          Liens in connection with dispositions of accounts receivables and related assets made pursuant to clause (j) of the definition of “Asset Sale”;

(17)          [reserved];

(18)          Liens not otherwise permitted by this definition; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens incurred in reliance on, and then outstanding under clause (8) above in respect of a refinancing of Indebtedness previously secured under this clause (18)) does not exceed, except as contemplated by Section 4.09(b)(13), at the time of incurrence $5,000,000; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Company will have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) enter into the Equal Priority Intercreditor Agreement, a Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement, as applicable, providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of the Company, either equal in priority (but without regard to the control of remedies) with, or junior in priority to, the Liens on the Collateral securing the Secured Notes Obligations;

(19)          Liens on deposits made or other security provided in the ordinary course of business and consistent with past practice to secure liability to insurance carriers;

(20)          Liens arising from or securing judgments, attachments, decrees or awards for the payment of money in circumstances not constituting an Event of Default under Section 6.01(a)(5);

(21)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or to secure the performance of leases of real property;

(22)          Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and consistent with past practice and (c) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)          Liens deemed to exist in connection with Investments in repurchase agreements or reverse repurchase agreements permitted under Section 4.07 or the definition of “Permitted Investments”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or reverse repurchase agreement;

(24)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and , at the time of incurrence thereof, not for speculative purposes;

(25)          Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (b) relating to pooled deposit, automatic clearing house or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practice of the Company and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business and consistent with past practice;

(26)          Liens securing Obligations permitted to be incurred under the Senior Credit Agreement, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(1); provided, that the Liens on the Collateral securing such Obligations may rank, at the option of the Company, either equal in priority (but without regard to the control of remedies) with, or junior in priority to, the Liens on the Collateral securing the Secured Notes Obligations and shall be subject to the Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable;

(27)          Liens securing Obligations owed by the Company or any Restricted Subsidiary to any lender, agent, arranger or other Person under the Senior Credit Agreement or any Affiliate of such a lender, agent, arranger or other Person in respect of any Hedging Obligations or Bank Products;

(28)          to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or joint venture partners, in each case under partnership, limited liability company, joint venture or similar organizational documents;

(29)          Liens (a) solely on any earnest money deposits of cash or Cash Equivalents made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof and (b) consisting of an agreement to dispose of any property in a transaction permitted under Section 4.10;

(30)          [reserved];

(31)          (a) Liens arising out of conditional sale, title retention (including any security or quasi-security arising under any retention of title, extended retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to the Company or any of the Restricted Subsidiaries in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Company or any of the Restricted Subsidiaries), consignment or similar arrangements for the sale or purchase of goods or property and bailee arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and consistent with past practice and (b) Liens arising by operation of applicable law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Applicable Law) in favor of a seller or buyer of goods;

(32)          ground leases or subleases, licenses or sublicenses in respect of real property on which locations and/or facilities owned or leased by the Company or any of the Restricted Subsidiaries are located;

(33)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34)          the reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immoveable property or interests therein;

(35)          any (a) Lien or interest or title of a lessor, sublessor or licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Indenture (other than in respect of a Financing Lease Obligation) or arising by virtue of being granted a license or lease permitted by this Indenture, (b) landlord Liens permitted by the terms of any lease, (c) Lien or restriction that the interest or title of any such lessor, sublessor, licensor or a sublicensor may be subject (including ground lease) or (d) subordination of the interest of the lessee, sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause (c);

(36)          Liens with respect to property or assets of any non-Guarantor Subsidiaries securing Indebtedness of such Subsidiaries that was not prohibited by this Indenture to be incurred in an amount not to exceed $500,000 at the time of incurrence;

(37)          any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property or any structure thereon that does not and would not have a material adverse effect on the Company or the Restricted Subsidiaries, taken as a whole;

(38)          servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the real property of the Company or any Restricted Subsidiary, including, without limitation, any obligations to deliver letters of credit and other security as required; provided that the same do not and would not have a material adverse effect on the Company or the Restricted Subsidiaries, taken as a whole;

(39)          Liens (a) on advances of cash or Cash Equivalents in favor of (i) the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof) or (ii) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a disposition, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(40)          agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business and consistent with past practice;

(41)          [reserved];

(42)          Liens securing obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services;

(43)          Liens securing (i) the Notes (other than any Additional Notes) and related Guarantees and (ii) the New Other Notes outstanding as of the Effective Date and related Guarantees; provided, that the Liens on the Collateral securing such Obligations may rank, at the option of the Company, either equal in priority (but without regarding to the control of remedies) with, or junior in priority to, the Liens on the Collateral securing the Secured Notes Obligations and shall be subject to the Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable;

(44)          [reserved];

(45)          Liens on (a) cash and Cash Equivalents in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness; provided that such defeasance, satisfaction, discharge or redemption is not prohibited by this Indenture and (b) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary, or under any indenture to defease or to satisfy, discharge or redeem Indebtedness;

(46)          Liens given to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Company or any Restricted Subsidiary and consistent with past practice;

(47)          (a) leases, licenses, subleases or sublicenses (including of Intellectual Property Collateral) granted to others in the ordinary course of business and consistent with past practice or that do not and could not reasonably be expected to have a material adverse effect on the Company or the Restricted Subsidiaries, as a whole, or (b) the right reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by the Company or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(48)          [reserved];

(49)          Liens arising from or securing judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(50)          undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(51)          Liens consisting of royalties payable with respect to any asset, right or property of the Company or its Subsidiaries;

(52)         statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Company or any of its Subsidiaries under Environmental Laws to which the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business and consistent with past practice;

(53)          the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business and consistent with past practice;

(54)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business and consistent with past practice;

(55)          Liens securing commercial letters of credit permitted pursuant to clause (5) of the second paragraph under Section 4.09(b)(5);

(56)          with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by Applicable Law or legal requirements (and not as a result of an under-capitalization of such Foreign Subsidiary);

(57)          Liens on escrowed proceeds from the incurrence of any Indebtedness for the benefit of the related holders of such Indebtedness permitted to be incurred under this Indenture (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(58)          Liens arising by virtue of any statutory or common law provision or from contractual provisions (such as banks’ general terms and conditions) relating to banker’s liens, documentary letters of credit, rights of set-off or similar rights and remedies;

(59)          all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal Governmental Authority;

(60)          the right reserved to, or vested in, any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the company or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(61)          Liens securing rental payments under agreements for Financing Lease Obligations, which Financing Lease Obligations are permitted to be so secured;

(62)          Liens arising from Cash Equivalents described in clause (5) of the definition of the term “Cash Equivalents”;

(63)          Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and consistent with past practice;

(64)          customary Liens in favor of credit card companies pursuant to agreements therewith;

(65)          [reserved];

(66)          Liens in respect of any accounts or funds, or any portion thereof, received by the Company or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more of its Subsidiaries to collect and remit those funds to such third parties;

(67)          Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (5) of the definition thereof;

(68)          Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(69)          Liens in respect of Indebtedness secured by mortgages on the corporate headquarters of the Company and its Subsidiaries;

(70)          Liens granted pursuant to a security agreement between the Company or any Restricted Subsidiary and a licensee of Intellectual Property Collateral to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Company or such Restricted Subsidiary;

(71)          utility and similar deposits in the ordinary course of business and consistent with past practice;

(72)          Liens arising in connection with the rights of dissenting equityholders pursuant to Applicable Law in respect of any merger, consolidation, amalgamation or other acquisition in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), including Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(25);

(73)          (i) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s accounts payable or other obligations in respect of documentary or trade letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (iii) receipt of progress payments and advances from customers in the ordinary course of business and consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds thereof;

(74)          Liens disclosed in any mortgage policy or survey with respect to any real estate asset and any replacement, extension or renewal thereof; and

(75)          Liens securing Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 4.09(b)(41); provided, that the Indebtedness secured thereby shall be incurred as Additional Third Out Notes or other Third Out First Lien Indebtedness and shall be subject to the Equal Priority Intercreditor Agreement.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

“Permitted Parent” means (1) any Parent Entity (or, for the avoidance of doubt, any New Holdings) formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that (but for the application to such Person of clause (3) of the definition of Permitted Holders) would constitute a Change of Control and (2) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except to the extent (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50.0% of the total voting power of the Voting Stock of such Public Company (as determined in accordance with the provisions of the final two paragraphs of the definition of “Change of Control”).

“Permitted Plan” means any employee benefit plan of the Company, any Parent Entity or any of their Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, firm, unlimited liability company, association, joint stock company, trust, unincorporated organization, or other enterprise, or any government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Entity” means any Acquired Entity or Business or any Sold Entity or Business.

“Public Company” means any Person with a class or series of Capital Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Euronext, the Deutsche Börse, the Shanghai Stock Exchange, the Japan Exchange Group, the Hong Kong Stock Exchange, The International Stock Exchange or any other comparable stock exchange or similar market.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, as applicable to companies with equity or debt securities held by the public, national securities exchange rules applicable to companies with equity or debt securities listed on such exchange, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that is not Disqualified Stock.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes and/or the Company or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means January 15 or July 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Recovery Event” means (1) any damage to, destruction of, or other casualty or loss involving, any property or asset or (2) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset, in each case, of the Company or any Restricted Subsidiary.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Responsible Officer” means, when used with respect to the Trustee or the Notes Collateral Agent, any officer within the corporate trust department of the Trustee or the Notes Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Notes Collateral Agent, as applicable, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Indebtedness” means, collectively, Subordinated Indebtedness, any Indebtedness that is unsecured and any Indebtedness constituting Junior Priority Obligations (including, for the avoidance of doubt, the Existing Notes). For the avoidance of doubt, the New Third Out Notes shall not constitute Restricted Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary).

“Retained Asset Sale Proceeds” means the Net Proceeds in respect of any Asset Sale not required to be applied to make a prepayment or to be reinvested under Section 4.10.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other similar amount received or realized in respect thereof in the form of cash or Cash Equivalents.

“Revenue” means, for any Person during any period, the revenue earned by such Person for such period determined on a consolidated basis in accordance with GAAP; provided that such amount shall be determined excluding the effects of acquisition method accounting.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, or any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Company or any Restricted Subsidiary (1) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (2) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Screened Affiliate” means any Affiliate of a Holder (1) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (2) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (3) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (4) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Out First Lien Indebtedness” means any “Second Out Obligation” under (and as defined in) the Equal Priority Intercreditor Agreement.

“Secured Indebtedness” means any Indebtedness of the Company or any of the Restricted Subsidiaries secured by a Lien.

“Secured Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents relating to the Notes.

“Secured Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Effective Date, among the Company, the Guarantors and the Notes Collateral Agent, as amended, restated, renewed, replaced or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, other security agreements relating to the Collateral securing the Secured Notes Obligations and the Mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral securing the Secured Notes Obligations (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), each for the benefit of the Notes Collateral Agent, as amended, restated, renewed, replaced or otherwise modified from time to time.

“Senior Credit Agreement” means the credit facility under that certain credit agreement, to be dated as of the Effective Date, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent, and the other agents and other parties thereto, as amended as of the Effective Date, including, in each case, any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, renew, defense, exchange or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, exchange or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Senior Credit Agreement Collateral Agent” means the collateral agent for the lenders and other secured parties under the Senior Credit Agreement, together with its successors and permitted assigns under the Senior Credit Agreement.

“Senior Credit Agreement Obligations” means the “Obligations” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Senior Credit Agreement.

“Senior Indebtedness” means:

(1)            all Indebtedness of the Company or any Guarantor outstanding under the Senior Credit Agreement (or any guarantee thereof), the Notes or the Guarantees, the New Second Out Notes (or any guarantee thereof) or the New Third Out Notes (or any guarantee thereof) (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Effective Date or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)            all Hedging Obligations (and guarantees thereof) owing to a Bank Lender or any of its Affiliates (or any Person that was a Bank Lender or an Affiliate of such Bank Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3)            any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)            all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)            any obligation of such Person to the Company or any of its Subsidiaries;

(b)            any liability for federal, state, local or other taxes owed or owing by such Person;

(c)            any accounts payable or other liability to trade creditors arising in the ordinary course of business and consistent with past practice;

(d)            any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e)            that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Series” means (1) with respect to the Equal Priority Secured Parties, each of (a) the Senior Credit Agreement Secured Parties (in their capacities as such), (b) the Secured Notes Secured Parties (in their capacity as such) and (c) the Additional Equal Priority Secured Parties that are represented by a common representative (in its capacity as such for such Additional Equal Priority Secured Parties) and (2) with respect to any Equal Priority Obligations, each of (a) the Senior Credit Agreement Obligations, (b) the Secured Notes Obligations and (c) the Additional Equal Priority Obligations incurred pursuant to any applicable agreement, which are to be represented under the Equal Priority Intercreditor Agreement (or Customary Intercreditor Agreement or under such other intercreditor agreement having substantially similar terms as the Equal Priority Intercreditor Agreement, taken as a whole, that replaces the Equal Priority Intercreditor Agreement) by a common representative (in its capacity as such for such Additional Equal Priority Obligations).

“Short Derivative Instrument” means a Derivative Instrument (1) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (2) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries taken together that, as of the last day of the Applicable Measurement Period had Revenues or total assets for such Applicable Measurement Period in excess of 15.0% of the consolidated Revenues or Consolidated Total Assets, as applicable, of the Company for such Applicable Measurement Period; provided that, solely for purposes of Section 6.01(a)(6), each Restricted Subsidiary forming part of such group is subject to an Event of Default under such clause.

“Similar Business” means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sold Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Specified Exchange First Out Term Loans” has the meaning given to such term in the Senior Credit Agreement.

“Specified Existing Senior Secured Noteholders” has the meaning given to such term in the Senior Credit Agreement.

“Specified Parent Indebtedness” means (a) the Existing Convertible Notes that remain outstanding after giving effect to the consummation of the Transactions (and any refinancing thereof) and (b) the New Third Out Notes issued by Parent (and any refinancing thereof).

“Stated Amount” of any Letter of Credit means, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving pro forma effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Subject Transaction” means, with respect to any Applicable Measurement Period, (1) the Transactions, (2) any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Capital Stock of any Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase the Company’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Company’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Indenture, (3) any Asset Sale, disposition or disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any facility, business unit, line of business, product line or division of the Company or a Restricted Subsidiary) not prohibited by this Indenture, (4) [reserved], (5) any incurrence or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or refinancing of Indebtedness, (6) [reserved], (7) any Tax Restructuring, (8) the issuance of any Equity Interests or (9) any other event that by the terms of this Indenture requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness” means, with respect to the Notes and the Guarantees,

(1)            any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(2)            any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)            any partnership, joint venture, limited liability company or similar entity of which:

(a)            more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)            such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless the context requires otherwise, a Subsidiary refers to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Guarantor that is a Subsidiary of the Company.

“Swap Termination Value” means, in respect of any one or more hedging agreements, after taking into account the effect of any legally enforceable netting agreement relating to such hedging agreements, (1) for any date on or after the date such hedging agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1), the amount(s) determined as the mark-to-market value(s) for such hedging agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such hedging agreements.

“Tax Restructuring” means any reorganizations and other transactions entered into among the Company (or any Parent Entity thereof) and/or its Restricted Subsidiaries for tax planning (as determined by the Company in good faith) entered into after the Effective Date so long as such reorganizations and other transactions do not impair the value of the Guarantees, taken as a whole, in any material respect.

“Third Out First Lien Indebtedness” means any “Third Out Obligation” under (and as defined in) the Equal Priority Intercreditor Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, MPH Acquisition Corp 1, the Company, any of their Subsidiaries or any of their Affiliates, including any Parent Entity, in connection with the Transactions, the Closing Date Refinancing Transactions, this Indenture and the other Notes Documents, the Senior Credit Agreement and the other Credit Documents (as defined therein), the New Second Out Notes Documents, the New Third Out Notes Documents, the Existing Credit Agreement Amendment No. 2 and the transactions contemplated hereby and thereby.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 23, 2024, by and among MultiPlan Corporation, certain of its affiliates, and the consenting lenders and noteholders party thereto.

“Transactions” means the “Transactions” as defined in the Offering Memorandum.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board by the members of such Board which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the incurrence of such Indebtedness); by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Capital Stock of which (other than directors’ qualifying shares and shares issued to other Persons to the extent required by Applicable Law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Accounting Change”	“GAAP”
“Action”	12.08(v)
“Advance Offer”	4.10(d)
“Advance Portion”	4.10(d)
“Affiliate Transaction”	4.11(a)
“Alternative Offer”	4.14(a)
“Applicable Proceeds”	4.10(b)
“Approved Foreign Bank”	“Cash Equivalents”
“Asset Sale Offer”	4.10(d)
“Authentication Order”	2.02
“CERCLA”	12.08(q)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Directing Holder”	6.02
“Dividing Person”	“Division”
“Excess Proceeds”	4.10(d)
“Excess Proceeds Payment Amount”	4.10(d)
“Excess Proceeds Threshold”	4.10(d)
“Exchange Rate”	1.07(m)
“Fixed Amounts”	1.07(i)
“Increased Amount”	“Permitted Liens”
“incur” and “incurrence”	4.09(a)
“Incurrence-Based Amounts”	1.07(i)
“Initial Default”	6.02
“Initial Lien”	4.12
“LCT Election”	1.06(b)
“LCT Test Date”	1.06(b)
“Legal Defeasance”	8.02
“Master Agreement”	“Hedging Agreement”
“Note Register”	2.03
“Noteholder Direction”	6.02
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Paying Agent”	2.03
“Performance References”	“Derivative Instrument”
“Permitted Holder Group”	“Permitted Holders”
“Position Representation”	6.02
“primary obligations”	“Contingent Obligations”

Term	Defined in Section
“primary obligor”	“Contingent Obligations”
“Purchase Date”	3.09(b)
“Redemption Date”	3.07(b)
“refinance,” “refinances,” “refinanced” and “refinancing”	4.09(b)(13)
“Refinancing Indebtedness”	4.09(b)(13)
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Related Person”	12.08(b)
“Released Parties”	13.17
“Releasing Parties”	13.17
“Restricted Debt Payments”	4.07(a)(3)
“Restricted Payments”	4.07(a)
“Second Change of Control Payment Date”	4.14(e)
“Security Document Order”	12.08(r)
“Specified Parent Entity”	4.15(c)
“specified transaction”	1.07(m)
“Successor Company”	5.01(a)(1)
“Successor Parent	4.22(b)
“Successor Person”	5.01(d)(1)(A)
“Testing Party”	1.06(b)
“Title Policy”	4.17(b)
“Treasury Capital Stock”	4.07(b)(2)
“Verification Covenant”	6.02
“withdrawal deadline”	4.14(a)(6)

Section 1.03    Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. Except for provisions of the Trust Indenture Act specifically incorporated by reference in this Indenture, the Trust Indenture Act shall not apply to this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           words in the singular include the plural, and in the plural include the singular;

(e)           “will” shall be interpreted to express a command;

(f)            provisions apply to successive events and transactions;

(g)           references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)           unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j)            the words “execution,” “signed,” “signature,” and words of like import in this Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent, as applicable, pursuant to procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

Section 1.05    Acts of Holders.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument(s) or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the Note Register.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of thirty (30) days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)           Without limiting the generality of the foregoing, a Holder, including DTC, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)           The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06    Limited Condition Transactions.

(a)            In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(1)            determining compliance with any provision of this Indenture that requires the calculation of the Consolidated Second Out First Lien Debt Ratio;

(2)            determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(3)            testing availability under baskets, ratios or financial metrics under this Indenture (including those measured as a percentage of Consolidated EBITDA or Consolidated Total Assets or by reference to Section 4.07(a)(3));

(b)           in each case, at the option of the Company, any of its Restricted Subsidiaries, a Parent Entity, or any successor entity of any of the foregoing (including a third party) (the “Testing Party,” and the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements, letter of intent, submission of notice or the making of a definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted under this Indenture, shall be deemed to be (i) in the case of any Acquisition or other Investment (including by way of merger, amalgamation or consolidation), any disposition or any assumption or incurrence of Indebtedness or issuance of Capital Stock, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended reference period) of entry into the definitive agreements (or, if applicable, a binding offer, or launch of a “certain funds” tender offer) for, or the date any declaration is provided or made with respect to, or determination to enter into, such Limited Condition Transaction, (ii) in the case of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or refinancing of Indebtedness or Capital Stock, the date that the notice, which may be conditional, of such repayment, redemption, repurchase, defeasance, acquisition or other payment or refinancing of Indebtedness or Capital Stock is given, (iii) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended reference period) of the declaration of such Restricted Payment, (iv) [reserved], or (v) in the case of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (the applicable date determined pursuant to clauses (i) through (v), the “LCT Test Date”) is made, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Applicable Measurement Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or financial metric, such ratio, basket or financial metric shall be deemed to have been complied with.

(c)           For the avoidance of doubt, if the Testing Party has made an LCT Election and any of the ratios, baskets or financial metrics for which compliance was determined or tested as of the LCT Test Date are exceeded or not complied with as a result of fluctuations in any such ratio, basket or financial metrics, including due to fluctuations in Fixed Charges, Consolidated Net Income or Consolidated EBITDA of the Company, the target company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in Section 1.06(a)(1); provided, however, that (i) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date and (ii) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to this Section 1.06 and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.

Section 1.07    Certain Compliance Determinations.

(a)     Notwithstanding anything to the contrary herein, but subject to Section 1.06, Section 1.07(h) and Section 1.07(i), financial ratios, calculations and tests (including measurements of baskets and other calculations calculated on the basis of Consolidated Total Assets, Consolidated EBITDA, Consolidated Net Income and any Fixed Amount or Incurrence-Based Amount), including the Consolidated Second Out First Lien Debt Ratio, shall be calculated in the manner prescribed by this Section 1.07. In addition, whenever a financial ratio, calculation or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to an “Applicable Measurement Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Applicable Measurement Period for which internal financial statements of the Company and its Restricted Subsidiaries are available and may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Equity Interests of the Company (as determined in good faith by the Board or senior management of the Company (or any Parent Entity)).

(b)    For purposes of calculating any financial ratio, calculation or test that is to be calculated on a pro forma basis (including measurements of baskets and other calculations on the basis of Consolidated Total Assets and any Fixed Amount or Incurrence-Based Amount), the Transactions or any other Subject Transaction (with any incurrence or refinancing of any Indebtedness in connection therewith to be subject to Section 1.07(d)) that have been made (i) during the Applicable Measurement Period or (ii) subsequent to such Applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to the Transactions or any other Subject Transactions) had occurred on the first day of the Applicable Measurement Period (or, in the case of Consolidated Total Assets or “unrestricted” cash and cash equivalents, on the last day of the Applicable Measurement Period). If, since the beginning of any Applicable Measurement Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary since the beginning of such Applicable Measurement Period shall have made any Subject Transaction that would have required adjustment pursuant to this section, then such financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated Total Assets or Consolidated EBITDA and any Fixed Amount or Incurrence-Based Amount) shall be calculated to give pro forma effect thereto in accordance with this section.

(c)    [Reserved].

(d)    In the event that the Company or any Restricted Subsidiary incurs (including by assumption or guarantee) or refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), in each case included in the calculations of any financial ratio or test, (i) during the Applicable Measurement Period or (ii) subsequent to the end of the Applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test that is to be calculated on a pro forma basis shall be calculated giving pro forma effect to such incurrence or refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the Applicable Measurement Period, in which case such incurrence or refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the Applicable Measurement Period.

(e)    [Reserved].

(f)     For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board or senior management of such Person.

(g)    Any such pro forma calculation may include, without limitation, (i) all adjustments of the type described in the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such Applicable Measurement Period, and (ii) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(h)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement (including, without limitation, Consolidated Second Out First Lien Debt Ratio, Consolidated Total Assets, Consolidated EBITDA, Consolidated Net Income and unrestricted cash), such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.06), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(i)      Notwithstanding anything in this Indenture to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture (including any covenant and including amounts incurred pursuant to Section 4.09(b)) that does not require compliance with a financial ratio or test (including Consolidated Second Out First Lien Debt Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently, simultaneously or contemporaneously with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including, without limitation, Consolidated Second Out First Lien Debt Ratio and including amounts incurred pursuant to Section 4.09(b)(12)) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(j)      Notwithstanding anything in this Indenture to the contrary, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to, substantially concurrently, simultaneously, contemporaneously with or in connection therewith.

(k)     Notwithstanding anything in this Indenture to the contrary, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Indenture that was calculated or determined in good faith by an Officer of the Company based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Indenture at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Indenture.

(l)      For purposes of determining compliance at any time with the covenants under Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.12, and the definitions of “Permitted Investments” and “Permitted Liens”, in the event that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to Section 4.09(b) (provided that all Indebtedness outstanding under credit facilities established on the Effective Date under the Senior Credit Agreement will be treated as incurred under Section 4.09(b)(1)), any clause of the definition of “Permitted Liens,” Section 4.07(b), Section 4.08(b), any clause of the definition of “Permitted Investment,” any clause of the definition of “Asset Sale” constituting an exclusion therefrom and Section 4.11, the Company in its sole discretion, may, from time to time, classify (but not reclassify or reallocate) such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, once the Company has relied on any such category or clause for such amount, available capacity thereunder shall be permanently reduced by such amount and such capacity may not be reallocated and reused. It is understood and agreed that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction need not be permitted solely by reference to one category of permitted Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction under such sections, respectively, but may instead be permitted in part under any combination thereof.

(m)    For purposes of any determination under this Indenture (other than the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture) with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Asset Sale, Sale and Lease-Back Transaction, Affiliate Transaction or other transaction, event or circumstance, or any determination under any other provision of this Indenture (any of the foregoing, a “specified transaction”) requiring the use of a current exchange rate, (i) the equivalent amount in U.S. dollars of a specified transaction in a currency other than U.S. dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be determined by the Company in good faith) for such foreign currency (the “Exchange Rate”), as in effect at 11:00 a.m. (London time) on the date of such determination (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. dollars, and the relevant refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of the refinanced Indebtedness, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing unutilized commitments and letters of credit undrawn thereunder and (z) additional amounts permitted to be incurred under Section 4.09 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the Exchange Rate occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture, on any relevant date of determination, amounts denominated in currencies other than U.S. dollars shall be translated into U.S. dollars at the applicable Exchange Rate used in preparing the financial statements delivered pursuant to Section 4.03 (or, prior to the first such delivery, the most recent internally available financial statements), as applicable, for the relevant Applicable Measurement Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any hedge agreement permitted under this Indenture in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. dollar equivalent amount of such Indebtedness.

(n)    [Reserved].

(o)    For all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Notwithstanding anything in this Indenture to the contrary, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith.

Section 1.08    Legal Holidays.

If any Interest Payment Date, maturity date or earlier purchase or Redemption Date falls on a day that is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest on such payment will accrue as of the result of the delay.

Article 2

THE NOTES

Section 2.01    Form and Dating; Terms.

(a)     General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1 and integral multiples of $1 in excess thereof.

(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c)     Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Sections 4.09 and 4.12; provided, further, that a separate CUSIP number or ISIN will be issued for the Additional Notes, unless the Initial Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes.

(e)     Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Effective Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either the Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar. The Company shall be responsible for making calculations called for under the Notes and this Indenture, including but not limited to determination of interest, redemption price, premium, if any, and any other amounts payable on the Notes.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.06    Transfer and Exchange.

(a)     Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary notifies the Company that it (x) is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) there shall have occurred and be continuing an Event of Default and the Depositary shall have requested the issuance of Definitive Notes or (iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a), Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a) and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) in this Section 2.06(b), as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) of this Section 2.06(b)(ii); provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (X) the expiration of the Restricted Period and (Y) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii)            Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)           if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B)            if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv)            Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)            Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)            if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)            if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)            if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E)            if such beneficial interest is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F)            if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail or otherwise deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail or otherwise deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)            Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)            Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if the Registrar receives the following:

(A)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)            Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail or otherwise deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail or otherwise deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)            if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)            if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)            if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E)            if such Restricted Definitive Note is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F)            if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note.

(ii)            Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B)            if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)           Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(A), (ii)(B) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)           if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii)            Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if Registrar receives the following:

(A)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Company or Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            [Reserved].

(g)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)            Private Placement Legend.

(A)            Except as permitted by subparagraph (B) in this Section 2.06(g)(i), each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1)            REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,

(2)            AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT INCLUDING PROVIDED BY RULE 144 (IF AVAILABLE), (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE COMPANY AND THE TRUSTEE ARE FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND

(3)            AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CERTIFY TO THE TRUSTEE THE MANNER OF SUCH TRANSFER. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

(B)            Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)            Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)            Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)           Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(i)            General Provisions Relating to Transfers and Exchanges.

(i)             To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii)            No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)           The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 10 days before the day of mailing or electronic delivery of a notice of redemption under Section 3.03 and ending at the close of business on the day of such mailing or electronic delivery, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not validly withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(v)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi)            Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail or otherwise deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(vii)            At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(viii)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or other electronic communication.

(ix)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer (of which a Responsible Officer of the Trustee has actual knowledge) of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is a Contractual Obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the UCC).

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Upon written request, certification of the cancellation of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee of such special record date. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed (first-class postage prepaid) or deliver electronically, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13    CUSIP Numbers.

The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

Section 2.14    Global Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any beneficial owners.

Article 3

REDEMPTION

Section 3.01    Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five (5) Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be mailed, caused to be mailed or delivered electronically to Holders pursuant to Section 3.03 but not more than sixty (60) days before a redemption date (except a redemption in connection with Article 8 or Article 11), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02    Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, and the Notes are Global Notes, the Notes to be redeemed shall be selected by the Depositary in accordance with its Applicable Procedures. If the Notes to be redeemed are not Global Notes then held by the Depositary, the Trustee shall select the Notes to be redeemed (i) if the Notes are listed on any national securities exchange and the Trustee has been notified by the Company of such listing, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (ii) on a pro rata basis to the extent practicable or (iii) to the extent that selection on a pro rata basis is not practicable, by lot or such other similar method the Trustee deems to be fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than ten (10) nor more than sixty (60) days prior to the Redemption Date by the Trustee or Depositary, as applicable, from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1 or whole multiples of $1 in excess thereof; no Notes of $1 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03    Notice of Redemption.

Subject to Section 3.09, the Company shall deliver electronically or mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least ten (10) days but not more than sixty (60) days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary with a copy to the Trustee, except that redemption notices may be mailed or delivered electronically more than sixty (60) days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 or if such redemption is conditioned upon the occurrence of any event or transaction, if such event or transaction has not yet occurred.

The notice shall identify the Notes to be redeemed and shall state:

(a)           the redemption date;

(b)           the redemption price;

(c)            if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)           the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            whether such redemption is conditioned on the happening of a future event;

(g)           that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(h)           the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(i)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(j)            any condition to such redemption.

Notes called for redemption become due on the date fixed for redemption unless such redemption is conditioned on the happening of a future event. At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least five (5) Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be mailed, caused to be mailed or delivered electronically to Holders pursuant to this Section 3.03, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is delivered or mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable at the redemption price on the Redemption Date, unless such redemption is conditioned on the happening of a future event. The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic delivery or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 or unless such redemption is subject to one or more conditions precedent and such redemption has been rescinded or delayed, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05    Deposit of Redemption Price.

Prior to 11:00 a.m. (New York City time) on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent (if other than the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest accrued to the redemption date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate (or transfer by book-entry transfer) for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a minimum principal amount of $1 or an integral multiple of $1 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.

(a)     [Reserved].

(b)    At any time and from time to time, the Company may redeem the Notes, in whole or in part, upon notice as described under Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable date of redemption (any applicable date of redemption, the “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the periods indicated below:

Year	Percentage
On or prior to December 31, 2027	102.750%
January 1, 2028 through December 31, 2028	101.375%
January 1, 2029 and thereafter	100.000%

(c)     [Reserved].

(d)    [Reserved].

(e)     [Reserved].

(f)      The Company may redeem the Notes under the circumstances and in accordance with Section 4.14(e).

(g)    Notice of any redemption or purchase of the Notes may, at the Company’s discretion, be subject to one or more conditions precedent. If such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than sixty (60) days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or the purchase date, or by the Redemption Date or purchase date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

(h)    Except as set forth in this Section 3.07, the Company is not entitled to redeem the Notes at its option.

(i)      Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08    Mandatory Redemption.

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09    Offers to Repurchase by Application of Excess Proceeds.

(a)     In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, the Company shall follow the procedures specified below.

(b)     The Asset Sale Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Equal Priority Obligations (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Equal Priority Obligations tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)     If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)    Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail or electronic delivery, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Equal Priority Obligations. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)            that the Asset Sale Offer is being made pursuant to Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(2)            the Offer Amount, the purchase price and the Purchase Date;

(3)            that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)            that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)            that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $1 or whole multiples of $1 in excess thereof only;

(6)            that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three (3) days before the Purchase Date;

(7)            that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or other electronic communication or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)            that, if the aggregate principal amount of Notes and Equal Priority Obligations surrendered by the holders thereof exceeds the Offer Amount, the Company shall select the Notes and such Equal Priority Obligations to be purchased on a pro rata basis based on principal amount or accreted value of the Notes or such Equal Priority Obligations tendered (with such adjustments as necessary so that no Notes or Equal Priority Obligations, as the case may be, shall be repurchased in part in an unauthorized denomination); and

(9)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that new Notes shall only be issued in minimum denominations of $1 and integral multiples of $1 in excess thereof.

(e)     On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)     The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a minimum principal amount of $1 or an integral multiple of $1 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Article 4

COVENANTS

Section 4.01    Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent (if other than the Trustee), if other than the Company or a Subsidiary, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03; provided that no office of the Trustee shall be an office or agency of the Company for the purpose of service of legal process on the Company or any Guarantor.

Section 4.03    Reports and Other Information.

(a)            So long as any Notes are outstanding, the Company shall furnish to the Holders (with a copy to the Trustee):

(1)            (A) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Company, if the Company were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) with respect to the annual financial statements only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2)            promptly after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC) as in effect on the Effective Date if the Company were required to file such reports; provided, however, that no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Subsidiaries);

provided, however, that (i) in no event shall such reports be required to comply with Rule 3-10, 13-01 or 13-02 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Company, the Guarantors or other Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee that would be required under Rule 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X, respectively, promulgated by the SEC, (ii) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) no such reports referenced under clause (2) above shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Company and the Restricted Subsidiaries, taken as a whole, (iv) in no event shall such reports be required to include any information that is not otherwise similar to information included in the Offering Memorandum, other than with respect to reports provided under clause (2) above and (v) in no event shall reports referenced in clause (2) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably available.

All such annual reports shall be furnished within 120 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 60 days after the end of the fiscal quarter to which they relate.

Notwithstanding any provision to the contrary in this Indenture, to the extent any of the information required to be furnished pursuant to Section 4.03(a) is not so furnished within the time periods specified above and is subsequently furnished, the Company will be deemed to have satisfied its obligations with respect thereto with effect from such time and any Default or Event of Default with respect thereto shall be deemed to have been cured with effect from such time.

(b)            So long as any Notes are outstanding, the Company shall also make available such information and such reports to any Holder and, upon request, to any beneficial owner of the Notes, securities analysts providing analysis of investment in the Notes and market makers, in each case by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any Holder, beneficial owners of Notes, any prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Company shall post such information thereon and make readily available any password or other login information to any such Holder, beneficial owner of Notes, prospective investor, securities analyst or market maker; provided, however, the Company may deny access to any competitively-sensitive information otherwise to be provided pursuant to this paragraph to any such Holder, prospective investor, security analyst or market maker that is a competitor of the Company and its Subsidiaries to the extent that the Company determines in good faith that the provision of such information to such Person would be competitively harmful to the Company and its Subsidiaries; provided, further, that such Holders, prospective investors, security analysts or market makers shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes (but shall be authorized to trade the Company’s securities) and (iii) not publicly disclose any such reports (and the information contained therein).

(c)            To the extent not satisfied by this Section 4.03, the Company shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(d)            The Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to any Parent Entity (including, for the avoidance of doubt, any financial statement predecessor of such Parent Entity, as applicable) instead of the Company; provided that to the extent financial information related to such Parent Entity (or predecessor) is provided, such information is accompanied by selected financial metrics that show certain differences (in the Company’s sole discretion), between the information of such Parent Entity (or predecessor), on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

(e)            The Company shall be deemed to have furnished the reports referred to in Sections 4.03(a)(1) and (2) if the Company or any Parent Entity has filed reports containing such information with the SEC.

(f)            Delivery of information and documents provided for under this Section 4.03 to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). Neither the Trustee nor the Notes Collateral Agent shall have any responsibility whatsoever to determine whether any filing or posting referred to in this Section 4.03 has occurred. The Trustee shall have no obligation to furnish any such reports, information or documents to any other Person or to determine if and when the Company’s or any Parent Entity’s financial statements are available and accessible electronically.

(g)            Notwithstanding anything to the contrary set forth in this Section 4.03, if at any time the Company or any Parent Entity has made a good faith determination to file a registration statement with the SEC with respect to any equity or debt securities, the Company will not be required to disclose any information or take any actions that, in the good faith view of the Company, would violate applicable securities laws or the SEC’s “gun jumping” rules.

Section 4.04    Compliance Certificate.

(a)     The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Effective Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer of the Company stating that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default, without regard to grace periods or notice requirements, in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge).

(b)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than thirty (30) days) deliver to the Trustee by registered or certified mail, by facsimile transmission or by electronic delivery, an Officer’s Certificate specifying such event, its status and the actions that the Company is taking or proposes to take with respect thereto (unless such Default has been cured or waived within such 30-day time period).

Section 4.05    Taxes.

Each of MPH Acquisition Corp. 1 and the Company (and any Parent Entity that has received a Restricted Payment pursuant to Section 4.07(b)(14) in order to pay taxes) shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all taxes, assessments, and governmental levies except (a) such as are being, or will be, contested in good faith and by appropriate proceedings and for which adequate reserves have been, or will be, established on the applicable financial statements in accordance with GAAP or (b) where the failure to effect such payment would not have a material adverse effect (i) upon the financial condition, business or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) on the ability of the Company or the Guarantors to perform their respective obligations under the Notes or this Indenture.

Section 4.06    Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Limitation on Restricted Payments.

(a)     The Company will not, and will not permit any of the Restricted Subsidiaries to:

(1)            pay any dividend or make any payment or distribution on account of the Company’s, or any of the Restricted Subsidiaries’ Capital Stock, including any dividend or distribution payable in connection with any merger, consolidation or amalgamation, other than:

(A)            dividends, payments or distributions by the Company payable solely in Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Capital Stock; or

(B)            dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Company, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2)            purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity or Equityholding Vehicle, including in connection with any merger, consolidation or amalgamation (but excluding in connection with a Permitted Investment), in each case held by a Person other than the Company or a Restricted Subsidiary;

(3)            make any principal payment on, or redeem, repurchase, discharge, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Restricted Indebtedness of the Company or any Guarantor (such payment and other actions described in the foregoing (subject to the exceptions in clauses (A) and (B) below), “Restricted Debt Payments”), other than:

(A)            Indebtedness or Preferred Stock permitted to be incurred or issued under Section 4.09(b)(7), (8) or (9); or

(B)            the payment, redemption, defeasance, purchase, repurchase or other acquisition of Restricted Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, defeasance, purchase, repurchase or acquisition; or

(4)            make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) of this Section 4.07(a) being collectively referred to as “Restricted Payments”).

(b)            The foregoing provisions of Section 4.07(a) shall not prohibit:

(1)            the payment of any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of such notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2)            (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Restricted Indebtedness of the Company or any Restricted Subsidiary or any Equity Interests of any Parent Entity or Equityholding Vehicle, in exchange for, or out of the proceeds of a sale or issuance (other than to the Company or a Restricted Subsidiary) of Equity Interests of the Company or any Parent Entity or Equityholding Vehicle to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) made within 120 days of such sale or issuance of Refunding Capital Stock and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 4.07(b)(6), the declaration and payment of dividends and distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire, discharge, defeasance or otherwise acquire any Equity Interests of any Parent Entity or Equityholding Vehicle) in an aggregate amount per year no greater than the aggregate amount of dividends and distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)           the prepayment, exchange, redemption, defeasance, discharge, repurchase, retirement or other acquisition for value of (i) Restricted Indebtedness of the Company or a Guarantor made in exchange for, or out of the proceeds of a sale of, new Indebtedness of the Company or a Guarantor or Disqualified Stock of the Company or a Guarantor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (ii) Disqualified Stock of the Company or a Guarantor made in exchange for, or out of the proceeds of a sale of, Disqualified Stock of the Company or a Guarantor made within 120 days of such sale of Disqualified Stock, that, in each case is incurred in compliance with Section 4.09 so long as such Restricted Indebtedness or Disqualified Stock is refinanced in accordance with Section 4.09(b)(13);

(4)           [reserved];

(5)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09;

(6)           [reserved];

(7)           payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable in connection with the exercise or vesting of Equity Interests or other equity awards by any future, current or former officer, director, employee, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of any Parent Entity of the Company, any Equityholding Vehicle, the Company or any Subsidiary of the Company or in connection with repurchases, redemptions, discharges, retirements or other acquisitions or withholdings of Equity Interests in connection with any exercise of equity or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options, warrants or other Equity Interest or equity awards;

(8)           [reserved];

(9)           [reserved];

(10)           Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $5,000,000;

(11)          [reserved];

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(12)          Restricted Payments made in connection with (a) the Transactions including (i) in respect of any payments required to be made on or after the Effective Date in connection with, or necessary to consummate the funding of, the Transactions, (ii) the payment of the Transaction Expenses, (iii) in respect of working capital adjustments or purchase price adjustments or to satisfy indemnity or other similar obligations or (iv) to holders of equity, restricted equity units or similar equity awards, (b) any acquisition, other Investment to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) or made in connection with, or as a result of, any claims or actions (whether actual, contingent or potential) relating to the Transactions or any Acquisition or other Investment, (c) working capital adjustments or purchase price adjustments in connection with any acquisition or other Investment, (d) the satisfaction of indemnity and other similar obligations in connection with any acquisition or other Investment, (e) in addition to Restricted Payments described in clause (12)(a) above, to any employee, officer, manager, director, consultant, independent contractor and other holders of options that are subject to vesting, as such options vest or upon acceleration of such options in connection with Restricted Payments that were declared on or prior to the Effective Date or (f) used to fund amounts owed to Affiliates (including those made to any Parent Entity or Equityholding Vehicle to permit payment by such Parent Entity or Equityholding Vehicle);

(13)          (A) the repurchase, redemption, defeasance, acquisition or retirement of Restricted Indebtedness or Disqualified Stock in accordance with provisions similar to those described under Section 4.10 and Section 4.14; provided that at or prior to such repurchase, redemption, defeasance, acquisition or retirement, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired, defeased or retired;

(B)           Restricted Payments made for the repurchases of any Existing Junior Notes in cash in an aggregate amount not to exceed the sum of (i) $50,000,000 for the purchase price for any such Existing Junior Notes plus (ii) accrued and unpaid interest thereon at the date of any such repurchases; provided that with respect to any repurchases of Existing Junior Notes made in reliance upon this clause (13)(B), the purchase price for each such repurchase of Existing Junior Notes (excluding accrued and unpaid interest) shall not exceed 50% of the principal amount of such Existing Junior Notes plus accrued and unpaid interest thereon; and

(C)           the repurchase, redemption, defeasance, acquisition or retirement of Existing Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness permitted by Section 4.09(b)(41);

(14)           the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any Parent Entity or Equityholding Vehicle in amounts required for any Parent Entity or Equityholding Vehicle to pay or cause to be paid, in each case without duplication,

(a)           franchise, excise or similar taxes and other fees, taxes and expenses, in each case, required to maintain their corporate or other legal or organizational existence;

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(b)           any consolidated, combined or similar type of foreign, federal, state, provincial and local income or similar tax liability (including any interest or penalties related thereto) in respect of taxable income of the Company and its Subsidiaries, net of any payment already made and to be made by the Company to a taxing authority to satisfy such tax liability;

(c)           customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, directors, employees, managers, consultants and independent contractors of any Parent Entity or Equityholding Vehicle to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s or Restricted Subsidiaries, proportionate share of such amount relating to such Parent Entity being a public company;

(d)           operating expenses (including, without limitation, expenses related to the maintenance of organizational existence and auditing or other accounting matters), general administrative costs and other overhead costs and expenses (including administrative, insurance, legal, accounting, professional and similar fees and expenses provided by third parties, including the Company’s proportionate share of Public Company Costs and such other amounts relating to such Parent Entity being a public company) of any Parent Entity or Equityholding Vehicle and any indemnification claims made by future, current and former officers, directors, employees, managers, consultants or independent contractors of any Parent Entity or any Equityholding Vehicle;

(e)           fees and expenses (other than to Affiliates of the Company) related to any successful or unsuccessful equity issuance or offering or incurrence of Indebtedness, refinancing, disposition or acquisition or Investment transaction of any Parent Entity Equityholding Vehicle not prohibited by this Indenture;

(f)            when and to the extent applicable, the Company may make and pay Public Company Costs (or make Restricted Payments to allow any Parent Entity or Equityholding Vehicle to make such payment);

(g)           cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any Parent Entity or Equityholding Vehicle;

(h)           payments described in Sections 4.11(b)(4), (7), (14), (16), (18) and (36) (subject to the conditions set out therein); and

(i)            amounts that, if paid directly by the Company, would be payable pursuant to Section 4.07(b)(2), (4), (7), (8), or (18);

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(15)           Restricted Payments by the Company and the Restricted Subsidiaries in connection with (or to any Parent Entity or Equityholding Vehicle to make) the repurchase, redemption, or other acquisition of Equity Interests of any Parent Entity, any Equityholding Vehicle, the Company or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of any Parent Entity, Equityholding Vehicle, the Company or any Restricted Subsidiary, in each case, not prohibited under this Indenture;

(16)          [reserved];

(17)          payments or distributions to satisfy dissenters’ rights (including accrued interest) pursuant to or in connection with an acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section 5.01;

(18)           (a) Restricted Payments by the Company and the Restricted Subsidiaries in connection with (or to any Parent Entity or Equityholding Vehicle to make) payments made to option holders or holders of profits interests of the Company or any Parent Entity or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Company or any Parent Entity or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture (it being understood that no such payment may be made to an optionholder pursuant to this clause to the extent such payment would not have been permitted, pursuant to any provision of this Section 4.07, other than this clause (18)(a), to be made to such optionholder if it were a shareholder, and, for the avoidance of doubt, any amounts paid pursuant to this clause (a) shall count against the amount available under such other provision), and (b) Restricted Payments by the Company and the Restricted Subsidiaries in connection with (or to any Parent Entity or Equityholding Vehicle to make) payment for the repurchase, retirement, redemption, discharge, defeasance or other acquisition, in each case for nominal value, of Equity Interests of the Company or any Parent Entity or Equityholding Vehicle from a former investor of an acquired business or a current or former officer, director, employee, manager, consultant or independent contractor of an acquired business (or their respective Controlled Investment Affiliates or Immediate Family Members), which Equity Interests were issued as part of an earn-out or similar arrangement in the acquisition of such business, and which relates the failure of such earn-out to fully vest;

(19)          [reserved];

(20)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Restricted Indebtedness consisting of Acquired Indebtedness (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (b) otherwise in connection with or contemplation of such acquisition); provided that such purchase, repurchase, redemption, defeasance or other acquisition or retirement is made within thirty (30) calendar days of the consummation of the transaction giving rise to the Acquired Indebtedness;

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(21)          any Restricted Payments to a Parent Entity for nominal value per right, of any rights granted to all holders of Capital Stock of the Company (or any Parent Entity) pursuant to any equityholders’ rights plan adopted for the purpose of protecting equityholders from unfair takeover practices;

(22)           redemptions, acquisitions, retirements or repurchases of Capital Stock of any Parent Entity or any Equityholding Vehicle of the Company, as applicable, deemed to occur upon the exercise of stock options or warrants; provided that no cash payments are permitted pursuant to this clause (22);

(23)          [reserved];

(24)          [reserved];

(25)          to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by the definition of “Permitted Investments” and under Section 4.08 and the Company may pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect the transactions permitted by such section;

(26)          [reserved];

(27)          Restricted Payments in connection with the acquisition of additional Capital Stock in any Restricted Subsidiary from minority equityholders for not less than fair market value;

(28)          Restricted Payments constituting transactions expressly permitted by any provision under Section 4.10 and Section 5.01;

(29)          any Restricted Debt Payments made as part of an applicable high yield discount obligation catch up payment;

(30)          [reserved];

(31)          (a) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Company and/or any capital contribution in respect of Qualified Capital Stock of the Company or any Restricted Subsidiary (in each case, other than to or by the Company or any Restricted Subsidiary), (b) Restricted Debt Payments as a result of the conversion of all or any portion of any Subordinated Indebtedness into Qualified Capital Stock of the Company and (c) to the extent constituting a Restricted Debt Payment, payment in kind interest with respect to any Subordinated Indebtedness that is permitted under Section 4.09;

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(32)          Restricted Debt Payments with respect to Subordinated Indebtedness assumed pursuant to Section 4.09(b)(14) (other than any such Subordinated Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (b) otherwise in connection with or in contemplation of such acquisition), so long as such Restricted Debt Payment is made or deposited with a trustee or other similar representative of the holders of such Subordinated Indebtedness contemporaneously with, or substantially simultaneously with, the closing of the transaction under which such Subordinated Indebtedness is assumed;

(33)          any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Stock (to the extent treated as Indebtedness outstanding and/or incurred in compliance with Section 4.09);

(34)          Restricted Payments to redeem, discharge, defease, retire, repurchase or otherwise acquire Capital Stock of the Company, any Parent Entity or any Equityholding Vehicle, as applicable; provided that the aggregate amount of all Restricted Payments made in reliance on this clause (34) shall not exceed $75,000,000; and

(35)          any Restricted Payment (i) consisting of guarantees and Liens provided by the Company and the Restricted Subsidiaries in respect of the New Third Out Notes issued by Parent pursuant to the terms of such New Third Out Notes issued by Parent as in effect on the Effective Date, (ii) made to any Parent Entity to fund the payment of interest, fees or expenses in respect of any Specified Parent Indebtedness pursuant to the terms of such Specified Parent Indebtedness as in effect on the Effective Date, (iii) made to any Parent Entity to fund a refinancing in respect of any Specified Parent Indebtedness permitted under this Indenture, and/or (iv) to fund the prepayment, repurchase, redemption, defeasance, payment at maturity or similar payment in respect of any Specified Parent Indebtedness permitted under this Indenture.

(c)           For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Sections 4.07(b)(1) through (35) and/or one or more of the clauses contained in the definition of “Permitted Investments,”, the Company shall be entitled to divide or classify (but not reclassify or reallocate) such Restricted Payment or Investment (all or any portion thereof) among Sections 4.07(b)(1) through (35) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant; provided that, once the Company has relied on any such category or clause for such amount, available capacity thereunder shall be permanently reduced by such amount and such capacity may not be reallocated and reused.

(d)           For purposes of determining compliance with this Section 4.07, the amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

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(e)           This Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of the Restricted Subsidiaries permitted to be incurred under this Indenture.

(f)           Notwithstanding anything to the contrary contained in this Indenture, (1) the Company shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Company (other than any Subsidiary of the Company), other than the grant of a non-exclusive license of Intellectual Property Collateral to any Subsidiary or a portfolio company of the Investors on arm’s-length terms, in the ordinary course of business for a bona fide business purpose and (2) no Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Company (other than any Subsidiary of the Company) shall own or hold an exclusive license to any Material Property.

Section 4.08          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Company shall not, and shall not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)            (A)        pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

                 (A)        pay any Indebtedness owed to the Company or any of the Restricted Subsidiaries that is a Guarantor;

(2)            make loans or advances to the Company or any of the Restricted Subsidiaries that is a Guarantor; or

(3)            sell, lease or transfer any of its properties or assets to the Company or any of the Restricted Subsidiaries that is a Guarantor.

(b)           The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1)            contractual encumbrances or restrictions (A) in effect on the Effective Date and (B) pursuant to the Senior Credit Agreement, the New Second Out Notes Indenture and the New Third Out Notes Indentures and, in each case, the related documentation and related Hedging Obligations and, in each case, any similar contractual encumbrances or restrictions;

(2)            this Indenture, the Notes, the Guarantees, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement;

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(3)             purchase money obligations for property acquired in the ordinary course of business and consistent with past practice or in connection with Financing Lease Obligations;

(4)             Applicable Law or any applicable rule, regulation or order;

(5)             any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or redesignated;

(6)             contracts or agreements for the sale, transfer, lease, license or other disposition of assets, including any restriction with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale, transfer, lease, license or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)             Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)             restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business and consistent with past practice or restrictions on cash or other deposits permitted under Section 4.07 or Section 4.12 or arising in connection with any Permitted Liens or Permitted Investments;

(9)             other Indebtedness, Disqualified Stock or Preferred Stock of Subsidiaries that are not Guarantors that is permitted to be incurred subsequent to the Effective Date pursuant to the provisions of Section 4.09;

(10)           customary provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents or arrangements and other similar agreements, or arrangements relating to such joint ventures or similar agreements;

(11)           customary provisions contained in leases, sub-leases, service agreements, product sales, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business and consistent with past practice or that in the judgment of the Company would not materially impair the Company’s ability to make payments under the Notes when due;

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(12)           restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business and consistent with past practice; provided that such agreement prohibits the encumbrance solely of the property or assets of the Company or such Restricted Subsidiary that is the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13)           [reserved];

(14)           other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Effective Date pursuant to the provisions of Section 4.09; provided that in the case of other Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary that is a Guarantor, either (i) in the judgment of the Company, such incurrence will not materially impair the Company’s ability to make payments under the Notes when due or (ii) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(15)           [reserved];

(16)           negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Indenture, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(17)           any encumbrances or restrictions of the type referred to in Section 4.08(a)(1), (2) and (3) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Section 4.08(b)(1) through (23); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(18)           restrictions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Company;

(19)           restrictions in connection with customary provisions restricting subletting or assignment or transfers of any lease governing a leasehold interest of the Company or the Restricted Subsidiaries;

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(20)           restrictions in connection with customary provisions restricting assignment of any agreement (or the assets subject thereto) entered into in the ordinary course of business and consistent with past practice;

(21)           restrictions on cash or other deposits or net worth imposed (including by customers) under agreements entered into in the ordinary course of business and consistent with past practice or restrictions on cash or other deposits permitted under Section 4.12;

(22)           restrictions in connection with customary net worth provisions contained in real property leases entered into by Subsidiaries of the Company, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligation; and

(23)           restrictions in connection with provisions restricting the granting of a security interest in Intellectual Property Collateral contained in licenses or sublicenses by the Company and the Restricted Subsidiaries of such Intellectual Property Collateral, which licenses and sublicenses were entered into in the ordinary course of business and consistent with past practice (in which case such restriction shall relate only to such Intellectual Property Collateral).

(c)           For purposes of determining compliance with this Section 4.08, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans and advances made to the Company or a Restricted Subsidiary, to other Indebtedness incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)           The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.

(b)           The provisions of Section 4.09(a) shall not apply to:

(1)           the incurrence of Indebtedness under the Senior Credit Agreement by the Company or any Guarantor and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount determined at the time of incurrence not to exceed the sum of (a) $675,048,989 that is First Out First Lien Indebtedness, plus (b) $1,143,936,635 that is Second Out First Lien Indebtedness, and any Refinancing Indebtedness in respect thereof;

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(2)           the incurrence by the Company and any Guarantors of Indebtedness represented by (A) the Notes (including any Guarantee) (other than any Additional Notes) and (B) the New Other Notes outstanding as of the Effective Date (including any guarantees thereof);

(3)           Indebtedness of the Company and the Restricted Subsidiaries in existence on the Effective Date (other than Indebtedness described in Section 4.09(b)(1) and (2));

(4)           Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings)), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance (whether prior to or after) the purchase, development, lease, construction, repair, expansion, installation, repair, relocation, removal, maintenance, replacement, upgrade or improvement of property (real or personal), equipment or other assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such property, equipment or other assets or otherwise incurred in respect of capital expenditures; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred and then outstanding under this clause (4), when aggregated with the amount of principal or liquidation preference of Indebtedness, Disqualified Stock and Preferred Stock then outstanding under Section 4.09(b)(13) incurred to refinance Indebtedness, Disqualified Stock and Preferred Stock initially incurred in reliance on this clause (4), does not exceed at the time of incurrence $10,000,000;

(5)           (A) Indebtedness incurred by the Company or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities issued or entered into in the ordinary course of business and consistent with past practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other benefits or other Indebtedness with respect to reimbursement type obligations to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (B) Indebtedness supported by a Letter of Credit or other letters of credit under similar facilities in an amount not to exceed the Stated Amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

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(6)           Indebtedness incurred by the Company or any of the Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, deferred purchase price, earn-outs (including contingent earn-outs), reimbursement, or similar obligations or payment obligations in respect of non-compete, consulting or similar arrangements, in each case, incurred or assumed in connection with the Transactions, any Investments permitted under this Indenture, or any disposition or acquisition of any business, assets or Capital Stock permitted under this Indenture, other than Indebtedness or guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, but including letters of credit, surety bonds or performance bonds securing the performance of the Company or any of the Restricted Subsidiaries pursuant to the agreements governing such Transactions, Investments, dispositions or acquisitions;

(7)           Indebtedness of the Company owing to a Restricted Subsidiary; provided that, if such Indebtedness is owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8)           Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that, if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall be expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9)           shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a Permitted Lien) of any such shares of Preferred Stock or Disqualified Stock (except to the Company or another of the Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable (to the extent such Preferred Stock or Disqualified Stock is then outstanding), not permitted by this clause (9);

(10)          Hedging Obligations entered into in the ordinary course of business and consistent with past practice, not for speculative purposes, made in good faith and for the bona fide business purpose for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person;

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(11)          obligations in respect of workers’ compensation claims, self-insurance and Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, tender, performance, bid, stay, appeal, judgment, surety, indemnity, performance, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees, financial assurances, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money;

(12)          Indebtedness of the Company or any Guarantor that is First Out First Lien Indebtedness, Equal Priority Obligations, Junior Priority Obligations or unsecured Indebtedness in an aggregate principal amount, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (12) and then outstanding, does not at the time of incurrence exceed:

(A)           $250,000,000; provided that (x) after giving effect to such incurrence or issuance of Indebtedness, the Consolidated Second Out First Lien Debt Ratio is not greater than 3.75 to 1.00, any Indebtedness incurred pursuant to this clause (12) shall be, (y) to the extent secured by Collateral, be subject to a Customary Intercreditor Agreement (and which may rank on a pari passu or junior basis with respect to Lien priority to the Liens securing the Obligations) and (z) at the election of the Company in its sole discretion may constitute First Out First Lien Indebtedness, Second Out First Lien Indebtedness or Third Out First Lien Indebtedness, as applicable; plus

(B)           the lesser of (i) $75,000,000 and (ii) the realized cancellation of debt income cash tax liability incurred by the Company as a result of the Transactions;

(13)          the incurrence by the Company or any Restricted Subsidiary of Indebtedness or the issuance by the Company or any Restricted Subsidiary of, Disqualified Stock or Preferred Stock in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Sections 4.09(b)(2), (3), (4), (12), (13), (14), (18) and (41) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refinance, such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that:

(A)           in the case of Refinancing Indebtedness in respect of Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under Section 4.09(b)(2), (3) and (41) or this clause (13) (with respect to Indebtedness, Disqualified Stock or Preferred Stock originally incurred or issued under Section 4.09(b)(2), (3) or (41)), such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; provided that Refinancing Indebtedness constituting escrow arrangements may be incurred without regard to Section 4.09(b)(13)(A);

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(B)           to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated at least to the same extent as the Indebtedness being refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(C)           such Refinancing Indebtedness shall not include:

(i)           Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; and

(ii)           [reserved];

(D)           in the case of Refinancing Indebtedness that is secured by consensual Liens on (i) the Collateral that rank equal in priority (without regard to control of remedies) with the Liens on the Collateral securing the Secured Notes Obligations, (A) the Company may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) enter into the Equal Priority Intercreditor Agreement, the Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement (to the extent not already party to such agreement) providing that the consensual Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of the Company, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Secured Notes Obligations, but in any event shall not be required to enter into any Customary Intercreditor Agreement if such Liens are on Collateral consisting solely of cash and Cash Equivalents, and (B) if the Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral, (ii) the Collateral that ranks junior in priority to the Liens on the Collateral securing the Secured Notes Obligations, (A) the Company shall have the holders of the Indebtedness or other obligations secured thereby (or a representative, agent or trustee on their behalf) enter into the Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement providing that the consensual Liens on the Collateral securing such Indebtedness or other obligations shall rank junior in priority to the Liens on the Collateral securing the Secured Notes Obligations, but in any event shall not be required to enter into any Customary Intercreditor Agreement if such Liens are on Collateral consisting solely of cash and Cash Equivalents and (B) if the Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral;

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(E)           no Lien on the Collateral securing any such Refinancing Indebtedness shall be more senior in priority relative to the Lien on Collateral that secured the Indebtedness being refinanced;

(F)           payment priority of any such Refinancing Indebtedness shall not be more senior relative to the payment priority of the Indebtedness being refinanced; and

(G)           without prejudice to the requirements of Sections 4.15 and 4.17, such Refinancing Indebtedness shall not have any obligor that was not an obligor with respect to the Indebtedness, Disqualified Stock or Preferred Stock refinanced thereby (unless such obligor could have incurred or guaranteed such Indebtedness, Disqualified Stock or Preferred Stock refinanced thereby under the applicable basket under which such Indebtedness, Disqualified Stock or Preferred Stock refinanced thereby was incurred) and shall not be secured by Liens on any assets other than those that guaranteed or secured the Indebtedness, Disqualified Stock or Preferred Stock refinanced thereby;

provided, further, that subclause (A) of this Section 4.09(b)(13) shall not apply to any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor;

(14)           (A) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into, consolidated with or amalgamated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture up to an aggregate principal amount determined at the time of incurrence not to exceed $2,000,000; provided that such Indebtedness, Disqualified Stock or Preferred Stock is not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; and (B) Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or Investment up to an aggregate principal amount determined at the time of incurrence not to exceed $40,000,000; provided that (x) any Indebtedness incurred pursuant to this sub-clause (B) may, to the extent secured by the Collateral, at the election of the Company, be subject to a Customary Intercreditor Agreement (and which may rank on a pari passu or junior basis with respect to Lien priority to the Liens securing the Secured Notes Obligations) and (y) at the election of the Company in its sole discretion may constitute First Out First Lien Indebtedness, Second Out First Lien Indebtedness or Third Out First Lien Indebtedness, as applicable;

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(15)           cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, stored value cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts and repurchase agreements permitted pursuant to Section 4.07;

(16)           Indebtedness of the Company or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Senior Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(17)           (A)           any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Company or such Restricted Subsidiary could have incurred the Indebtedness being guaranteed under the terms of this Indenture;

  (B)          [reserved]; or

  (C)           any guarantee incurred in the ordinary course of business and consistent with past practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(18)           Indebtedness (A) of Restricted Subsidiaries that are not Guarantors incurred pursuant to this clause (A) not to exceed at the time of incurrence, together with any other Indebtedness that was incurred and is then outstanding under this clause (18)(A), $20,000,000 and (B) of Restricted Subsidiaries that are not Guarantors incurred from time to time pursuant to asset based facilities or local working capital lines of credit to the extent non-recourse to the Company and the Guarantors and not secured by any assets of, or guaranteed by, the Company or any Guarantor;

(19)           [reserved];

(20)           Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business and consistent with past practice or (C) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business and consistent with past practice;

(21)           Indebtedness of the Company or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and consistent with past practice;

(22)           [reserved];

(23)           Indebtedness incurred by MPH Acquisition Corp. 1 or Company, as applicable, or any Restricted Subsidiary in respect of the Existing Notes, New Second Out Notes or New Third Out Notes to the extent that the Net Proceeds thereof are promptly deposited with the trustee under the applicable definitive documentation with respect to such Indebtedness to satisfy and discharge the applicable Indebtedness in accordance with the applicable definitive documentation with respect thereto, to the extent constituting Refinancing Indebtedness in respect thereof;

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(24)           Indebtedness incurred by the Company or any Restricted Subsidiary to the extent that the Net Proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(25)           Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(26)           Indebtedness representing deferred compensation to future, current or former officers, directors, employees, managers, consultants or independent contractors of any Parent Entity, the Company or any Restricted Subsidiary incurred in the ordinary course of business and consistent with past practice;

(27)           Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Permitted Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(28)           customer deposits and advance payments received in the ordinary course of business and consistent with past practice from customers for goods or services purchased in the ordinary course of business and consistent with past practice;

(29)           [reserved];

(30)           [reserved];

(31)           Indebtedness in respect of commercial letters of credit or in connection with any incentive, supplier finance or similar programs, in each case obtained in the ordinary course of business and consistent with past practice;

(32)           Indebtedness incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course business and consistent with past practice on arm’s length commercial terms on a non-recourse basis;

(33)           Indebtedness arising solely as a result of the existence of any Permitted Lien (other than for Liens securing debt for borrowed money);

(34)           unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

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(35)           endorsement of instruments or other payment items for deposit in the ordinary course of business and consistent with past practice;

(36)           performance guarantees of the Company and its Restricted Subsidiaries primarily guaranteeing performance of Contractual Obligations of the Company or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(37)           obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(38)           [reserved];

(39)           Indebtedness arising in connection with vendor financing with a cloud services provider in an amount not to exceed at the time of incurrence, together with any other Indebtedness that was incurred and is then outstanding under this clause (39), $40,000,000; provided, that such Indebtedness is not incurred in connection with a Liability Management Transaction;

(40)           (A) unsecured Indebtedness in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and consistent with past practice and not in connection with the borrowing of money, and (B) unsecured Indebtedness in respect of intercompany obligations of the Company or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and consistent with past practice and not in connection with the borrowing of money;

(41)           Indebtedness consisting of Additional Third Out Notes or other Third Out First Lien Indebtedness, in an amount not to exceed 80% of the aggregate outstanding principal amount of the Existing Indebtedness as of the Effective Date, plus an amount equal to any accrued and unpaid interest thereon as of the date of issuance of such Additional Third Out Notes or the incurrence of such Third Out First Lien Indebtedness, solely to the extent such Additional Third Out Notes or such other Third Out First Lien Indebtedness are issued in exchange for Existing Indebtedness or the proceeds of issuance of such Additional Third Out Notes or such other Third Out First Lien Indebtedness are used to refinance such Existing Indebtedness; provided that, in either case, each such transaction shall be at a price or exchange ratio at or below 80% of the principal amount of such Existing Indebtedness, plus 100% of accrued and unpaid interest thereon; and

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(42)           all customary premiums (if any), interest (including post-petition interest), dividends, fees, expenses, charges and additional or contingent interest on obligations described in Sections 4.09(b)(1) through (41) above.

(c)           For purposes of determining compliance with this Section 4.09:

(1)           in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Sections 4.09(b)(1) through (42), the Company, in its sole discretion, will divide, classify (but not reclassify or reallocate) all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness, Disqualified Stock (or portion thereof) or Preferred Stock (or portion thereof) in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Agreement on the Effective Date shall be treated as incurred on the Effective Date under Section 4.09(b)(1);

(2)           at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first paragraph above; and

(3)           the principal amount of Indebtedness outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to Section 4.09(b)(1) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest and dividends and premiums (including reasonable tender premiums) thereon, and defeasance costs, underwriting discounts, fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing plus (iii) any additional amount permitted to be incurred pursuant to this Section 4.09.

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The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

This Indenture shall not treat (1) Indebtedness that is unsecured as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Notwithstanding anything to the contrary herein, (a)(i) any intercompany loans, advances or other Indebtedness owed by the Company or a Guarantor to any Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Secured Notes Obligations and (ii) any Liens on the Collateral securing Indebtedness referred to in the immediately preceding clause (i) shall rank junior to the Liens on the Collateral securing the Secured Notes Obligations, (b)(i) any Guarantee by the Company or a Guarantor of Indebtedness for borrowed money of a Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Secured Notes Obligations and (ii) any Liens on the Collateral securing Guarantees referred to in the immediately preceding clause (i) shall rank junior to the Liens on the Collateral securing the Secured Notes Obligations and (c) utilization of any basket under this Section 4.09 that is subject to an outstanding principal amount cap shall only be deemed to be no longer outstanding under such basket to the extent the applicable Indebtedness is repaid in cash.

Section 4.10    Asset Sales.

(a)     The Company shall not, and shall not permit any Restricted Subsidiary to consummate, directly or indirectly, an Asset Sale, unless:

(1)           the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company (including by way of relief from or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of contractually agreeing to such sale) of the assets sold or otherwise disposed of; and

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(2)           except in the case of a Permitted Asset Swap, in any such Asset Sale with a purchase price in excess of $10,000,000 (measured at the time of contractually agreeing to such Asset Sale), at least 90.0% of the aggregate consideration (measured at the time contractually agreeing to such Asset Sale) for such Asset Sale is in the form of cash or Cash Equivalents.

(b)           Within twelve months after the later of (x) the date of any such Asset Sale and (y) the receipt of any Net Proceeds of any such Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale (the “Applicable Proceeds”),

(1)           to reduce:

(A)           Obligations under the Notes (which for avoidance of doubt, may be made by redemption or open-market purchases);

(B)           Second Out First Lien Indebtedness other than the Notes (and to correspondingly reduce commitments with respect thereto); provided that if the Company or such Restricted Subsidiary shall so reduce any Second Out First Lien Indebtedness other than the Notes, the Company or such Restricted Subsidiary will either (A) reduce Obligations under the Notes on a pro rata basis with such other Second Out First Lien Indebtedness by either redeeming Notes as described under Section 3.07 or by purchasing Notes through open-market purchases or in privately negotiated transactions (provided that such purchases are at or above 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Second Out First Lien Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; or

(C)           First Out First Lien Indebtedness;

(2)           to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary; provided that, to the extent the assets that were the subject of the applicable Asset Sale comprised part of the Collateral, such Capital Stock and any other assets of the applicable business in which the Investment is made shall also be pledged as Collateral; (B) Capital Expenditures; provided that, to the extent that the assets that were the subject of the applicable Asset Sale comprised part of the Collateral, such Capital Expenditure shall be made in respect of assets that are Collateral; or (C) acquisitions of other assets or other investment in the business of the Company or the Restricted Subsidiaries that, in each of (A), (B) and (C), either (i) are used or useful in a Similar Business or (ii) replace in whole or in part the businesses or assets that are the subject of such Asset Sale; provided, further, that the Company may elect to deem any Investment, Capital Expenditure, acquisition or investment within the scope of the foregoing clauses (A), (B) or (C), as applicable, that occurs prior to the receipt of the Applicable Proceeds from such Asset Sale to have been invested in accordance with this clause (2) (it being agreed that such deemed Investment, Capital Expenditure, acquisition or investment shall have been made no earlier than the earliest of (x) notice of such Asset Sale, (y) execution of a definitive agreement for such Asset Sale, if applicable, and (z) consummation of such Asset Sale); or

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(3)           any combination of the foregoing;

provided that, in the case of Section 4.10(b)(2), a binding commitment shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Applicable Proceeds shall be applied to satisfy such commitment within the later of (x) 90 days of such commitment and (y) twelve months after the date of the applicable Asset Sale (an “Acceptable Commitment”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Proceeds after the later of (A) twelve months after the date of the applicable Asset Sale and (B) the termination of such Acceptable Commitment (unless another Acceptable Commitment is entered into with respect thereto prior to such later date). Notwithstanding the foregoing, in the event of a Permitted BST/HST Equity Disposition, any application of Net Proceeds made (x) pursuant to clause (b)(1) shall be made to reduce the Indebtedness of the Company or a Guarantor and (y) pursuant to clause (b)(2) shall only be in respect of the Specified JV Subsidiary or any other BST/HST Related Infrastructure Assets.

(c)           Notwithstanding the foregoing, to the extent that any of or all the Applicable Proceeds of any Asset Sales by an Exempt Entity would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation or expatriation) or is prohibited, delayed, restricted or subject to limitation by applicable local law, rule, regulation, order, decree or determination of any arbitrator, court or Governmental Authority from being repatriated or expatriated to the United States or distributed to the Company or any Guarantor, the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Exempt Entity so long, but only so long, as applicable, as such material adverse tax consequence exists or the applicable local law, rule, regulation, order, decree or determination of any arbitrator, court or Governmental Authority will not permit repatriation or expatriation to the United States or distribution to the Company or any Guarantor (the Company hereby agreeing to use reasonable efforts to cause the applicable Exempt Entity to take all actions reasonably required by the applicable local law, rule, regulation, order, decree, determination of any arbitrator, court or Governmental Authority, applicable organizational impediments or other impediment to permit such repatriation, expatriation or distribution), and if such repatriation or expatriation of any of such affected Applicable Proceeds, as applicable, no longer has material adverse tax consequences or is permitted under the applicable local law, rule, regulation, order, decree or determination of any arbitrator, court or Governmental Authority, such repatriation or expatriation will be promptly effected and such repatriated or expatriated Applicable Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) (whether or not repatriation or expatriation actually occurs) in compliance with this Section 4.10.

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(d)           Any Applicable Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds an aggregate of $25,000,000 in any fiscal year (the “Excess Proceeds Threshold”), the Company shall make an offer to all Holders and, if and to the extent required by the terms of any other Equal Priority Obligations, to the holders of such Equal Priority Obligations (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Equal Priority Obligations that is equal to $1,000 or an integral multiple of $1,000 in excess thereof that may be purchased in the amount equal to the sum of the Excess Proceeds (the “Excess Proceeds Payment Amount”) at an offer price in cash in an amount equal to 100.0% of the principal amount or accreted value thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Equal Priority Obligations. The Company shall commence an Asset Sale Offer with respect to Excess Proceeds within twenty (20) Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by sending the notice required pursuant to the terms of the Equal Priority Obligations Documents and this Indenture, with a copy to the Trustee in the case of this Indenture. The Company may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer with respect to all or a portion of the available Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”).

(e)           To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Equal Priority Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds Payment Amount (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for such amount offered in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Equal Priority Obligations surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall select the Notes and such Equal Priority Obligations to be purchased on a pro rata basis based on the principal amount or accreted value of the Notes or such Equal Priority Obligations tendered with adjustments as necessary so that no Notes or Equal Priority Obligations, as the case may be, shall be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, but in the case of an Advance Offer, the amount of the Applicable Proceeds the Company is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Advance Offer, any remaining Applicable Proceeds shall not be deemed Excess Proceeds and the Company may use such Applicable Proceeds for any purpose not otherwise prohibited under this Indenture.

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(f)           Pending the final application of an amount equal to the Applicable Proceeds pursuant to this Section 4.10, the holder of such Applicable Proceeds may apply such Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Credit Agreement) or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture. The Company (or any Restricted Subsidiary, as the case may be) may elect to invest in additional assets prior to receiving the Applicable Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with the second paragraph of this covenant with respect to such Asset Sale. For the avoidance of doubt, the Holder of any Retained Asset Sale Proceeds may apply any Retained Asset Sale Proceeds in any manner not prohibited by this Indenture and such Retained Asset Sale Proceeds shall in no event and under no circumstances constitute Excess Proceeds.

(g)           For purposes of this Section 4.10, the following are deemed to be Cash Equivalents:

(1)           any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, in each case, are deemed to be Cash Equivalents; and

(2)           any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (2) that is at that time outstanding, not to exceed $10,000,000 at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(h)           To the extent that any portion of Applicable Proceeds payable in respect of the Notes is denominated in a currency other that U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

(i)           (i) Any Notice of an Asset Sale Offer, if mailed or sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (1) the Notice of an Asset Sale Offer is mailed or sent in a manner herein provided and (2) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.10 by virtue of such compliance.

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(j)           Notwithstanding anything to the contrary contained in this Indenture, (1) the Company shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Company (other than any Subsidiary of the Company), other than the grant of a non-exclusive license of Intellectual Property Collateral to any Subsidiary or a portfolio company of the Investors on arm’s-length terms, in the ordinary course of business for a bona fide business purpose and (2) no Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Company (other than any Subsidiary of the Company) shall own or hold an exclusive license to any Material Property.

Section 4.11           Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction (or series of related transactions or pattern of similar transactions), contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) $7,500,000 for such transaction or series of related transactions or pattern of similar transactions.

(b)           The provisions of Section 4.11(a) shall not apply to the following:

(1)           transactions made on terms, taken as a whole, that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or such Restricted Subsidiary from a financial point of view when such transaction is taken as a whole (as determined in good faith by the Company);

(2)           (A) transactions between or among any Parent Entity, the Company or any Restricted Subsidiary or one or more joint ventures with respect to which the Company or one or more of the Restricted Subsidiaries holds Capital Stock or any entity that becomes a Restricted Subsidiary or joint venture as a result of such transaction and (B) any merger, consolidation or amalgamation of the Company or any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or another Parent Entity and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(3)           Restricted Payments permitted by Section 4.07 (other than Section 4.07(b)(5)) and the definition of “Permitted Investments”;

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(4)           the payment of indemnifications and other similar amounts to the Permitted Holders and reimbursement of expenses of the Permitted Holders and their respective Affiliates in connection with the management or monitoring of, or the provision of other services rendered to, any Parent Entity, any Equityholding Vehicle, the Company or any of the Company’s Subsidiaries;

(5)           the payment of customary fees and compensation and reimbursement of out-of-pocket costs and expenses paid to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees, managers, employees, consultants and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of the Restricted Subsidiaries or any Parent Entity or Equityholding Vehicle;

(6)           transactions in which the Company or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair, when taken as a whole, to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(7)           transactions pursuant to any agreement or arrangement as in effect as of the Effective Date or as expressly contemplated in the Offering Memorandum, or any amendment thereto (so long as any such amendment (i) is not adverse in any material respect when taken as a whole (as determined in good faith by the Company) to the Holders as compared to the applicable agreement as in effect on the Effective Date) or any transaction contemplated thereby or (ii) generally represents market terms (as determined in good faith by the Company) at the time of effectiveness of such amendment;

(8)           the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement, principal investors agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity or any Equityholding Vehicle, the Company or any Restricted Subsidiary) is a party as of the Effective Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto and any similar agreements, transactions or arrangements which it (or any Parent Entity or any Equityholding Vehicle) may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of the Restricted Subsidiaries (or any Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall be permitted by this clause (8) only to the extent that the terms of any such amendment or new agreement are not otherwise adverse in any material respect when taken as a whole (as determined in good faith by the Company) to the Holders when compared to such agreements in existence on the Effective Date;

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(9)           the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(10)         transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice;

(11)         (A) the issuance or transfer of Equity Interests (other than Disqualified Stock) of any Parent Entity, any Equityholding Vehicle or the Company to any Person, and (B) any purchase, retirement, redemption or acquisition by any Parent Entity, any Equityholding Vehicle or the Company of Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity;

(12)         [reserved];

(13)         [reserved];

(14)         payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former officers, directors, employees, managers, consultants or independent contractors (or their respective Controlled Investment Affiliates) of the Company, any of the Restricted Subsidiaries or any Parent Entity or Equityholding Vehicle and employment agreements, equity option plans and other compensatory arrangements with any such officers, directors, employees, managers, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) which, in each case, are approved by the Company in good faith;

(15)         (A) investments by any of the Permitted Holders in securities of any Parent Entity, any Equityholding Vehicle, the Company or any Restricted Subsidiary (and payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms and (B) payments to Permitted Holders in respect of securities or loans of the Company or any of the Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than any Parent Entity, any Equityholding Vehicle, the Company or any Restricted Subsidiary, in each case, in accordance with the terms of such securities or loans;

(16)         the entry into, performance under, and the making of payments to any future, current or former officer, director, employee, manager, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of the Restricted Subsidiaries or any Parent Entity or Equityholding Vehicle pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement; and any employment agreements, equity option plans and other compensatory and severance arrangements (and any successor plans thereto) and any collective bargaining, health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such officers, directors, employees, managers, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) (including management and/or employee benefit plans or agreements, stock/equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) and equity option or incentive plans and other compensation arrangements) that are, in each case, in the ordinary course of business and consistent with past practice or as otherwise approved by any Parent Entity or the Company in good faith;

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(17)         transactions with a Person that is an Affiliate of the Company arising solely because the Company or Restricted Subsidiary owns any Equity Interests in, or controls, such Person;

(18)         the entering into of, or payments by the Company (and any Parent Entity or Equityholding Vehicle) and their respective Subsidiaries pursuant to, tax sharing agreements among the Company (and any such Parent Entity or Equityholding Vehicle) and their respective Subsidiaries on customary terms, provided such payments do not exceed the excess (if any) of the amount of taxes they would have paid on a stand-alone basis over the amount of the sum of (A) such taxes they actually pay directly to Governmental Authorities and (B) the amount of any distributions or payments pursuant to Section 4.07(b)(14)(a) and (b);

(19)         any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by the Company in good faith;

(20)         intellectual property licenses entered into in the ordinary course of business and consistent with past practice;

(21)         any transaction between the Company or any Restricted Subsidiary and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Company or any Parent Entity;

(22)         [reserved];

(23)         [reserved];

(24)         payments to and from, and transactions with, any joint ventures for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of the Company and its Subsidiaries;

(25)         the issuances or transfer of Capital Stock or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans or similar employee benefit plans approved by the Board of the Company, any Parent Entity or any Equityholding Vehicle, as the case may be, in good faith, and the granting and performing of customary registration rights;

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(26)         any contribution of capital to the Company;

(27)         the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(28)         transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(29)         a transaction with a Person who was not an Affiliate of the Company or any Restricted Subsidiary before such transaction was entered into but becomes an Affiliate solely as a result of such transaction;

(30)         equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by any Parent Entity, any Equityholding Vehicle or the Company permitted under Section 4.07 and any actions by the Company and its Restricted Subsidiaries to permit the same;

(31)         [reserved];

(32)         Affiliate purchases of the loans or commitments under the Senior Credit Agreement to the extent permitted under agreements governing the Senior Credit Agreement, of the Notes to the extent permitted under this Indenture, of the New Second Out Notes to the extent permitted under the New Second Out Notes Indenture or of the New Third Out Notes to the extent permitted under the New Third Out Notes Indentures and any other Indebtedness of the Company or the Restricted Subsidiaries to the extent permitted under the agreement or instrument governing such other Indebtedness, the holding of such loans, commitments, Notes, New Second Out Notes, New Third Out Notes and other Indebtedness and the payments and other related transactions in respect thereof (including any payment of out of pocket expenses incurred by such Affiliate in connection therewith);

(33)         (A) any purchase by any Parent Entity of the Equity Interests of (or contribution to the equity capital of) the Company and (B) any intercompany loan made by a Parent Entity to the Company or any Restricted Subsidiary not prohibited by the provisions under Section 4.09;

(34)         transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

(35)         payment to any Permitted Holder of out of pocket expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in any Parent Entity or the Company and its Subsidiaries;

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(36)         the payment of Transaction Expenses, including the payment of all fees, expenses, bonuses and awards; and

(37)         loans, guarantees and other transactions by any Parent Entity, any Equityholding Vehicle, the Company or its Subsidiaries to the extent permitted under this Indenture (other than Section 4.07(b)(5) or by reliance on this Section 4.11).

Section 4.12           Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary, unless:

(a)           in the case of any Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees; and

(b)           in the case of any Initial Lien on any asset or property that is not Collateral, the Notes (or the related Guarantees in the case of Liens on assets or property of a Guarantor) are equally and ratably secured with (or, if such Initial Lien secures Subordinated Indebtedness, the Notes and Guarantees are secured on a senior basis to) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien.

Any Lien created for the benefit of the Holders pursuant to clause (b) of this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to so secure the Notes. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13           Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its company existence, and the corporate, partnership, limited liability company or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of the Company or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and the Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of the Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

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Section 4.14           Offer to Repurchase Upon Change of Control.

(a)           If a Change of Control occurs, unless, prior to, or concurrently with, the time the Company is required to make a Change of Control Offer (as defined below), the Company has previously or concurrently mailed or transmitted electronically a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof (or such higher amount as the Company may determine (such Change of Control Offer at a higher amount, an “Alternative Offer”)) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within thirty (30) days following any Change of Control, the Company shall send written notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, sent in the same manner, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depositary, with the following information:

(1)           that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)           the purchase price and the purchase date, which will be no earlier than twenty (20) Business Days nor later than sixty (60) days from the date such notice is transmitted electronically or mailed (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3)           that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)           that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of the Depositary, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;

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(6)           until the close of business on the tenth Business Day after the Change of Control Offer is commenced (or such later time and date as the Company decides in its sole discretion) (such time and date, the “withdrawal deadline”), that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the withdrawal deadline of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased and any other information as may be required by the Paying Agent, or otherwise in accordance with the procedures of the Depositary;

(7)           that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $1 or an integral multiple of $1 in excess thereof;

(8)           if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, stating that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is sent) as any or all applicable conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Company shall determine that the Change of Control will not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9)           the other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow.

(b)           On the Change of Control Payment Date, the Company shall, to the extent permitted by law,

(1)           accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)           deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)           deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

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(d)           The Company shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)           If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.14(d), purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than ten (10) nor more than sixty (60) days’ prior notice given not more than thirty (30) days following such purchase pursuant to the Change of Control Offer described in Section 4.14(d), to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to 101.0% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on the Notes that remain outstanding to, but excluding, the Second Change of Control Payment Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Second Change of Control Payment Date).

(f)           Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

(g)           The provisions under this Section 4.14 relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of Change of Control, may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of the Indenture, the Notes and/or the Note Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder. In addition, the Company or any third party approved in writing by the Company that is making the Change of Control Offer may, subject to applicable law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

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Section 4.15           Additional Guarantees.

(a)           Upon (i) the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) of the Company, or (ii) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, the Company shall cause:

(1)           such Subsidiary within sixty (60) days of such event to execute and deliver a supplemental indenture substantially in the form of Exhibit D providing for a Guarantee by such Subsidiary and joinders to the applicable Intercreditor Agreement and applicable Security Documents or new intercreditor agreements and Security Documents, together with any actions, filings and agreements to the extent required by (and within the time periods as set forth in) the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2)           such Subsidiary to waive and not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.

(b)           The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period described in Section 4.15(a)(1).

(c)           The Company and the Guarantors shall cause any Parent Entity that both (x) is a direct or indirect Subsidiary of a Parent Guarantor (whether formed or otherwise purchased or acquired after the Effective Date including pursuant to an Acquisition and including any Delaware Divided LLC formed pursuant to a Delaware LLC Division or otherwise) and (y) guarantees or is a primary obligor with respect to any other Indebtedness for borrowed money as to which the Company or any Subsidiary is a guarantor or primary obligor (a “Specified Parent Entity”), in each case, to promptly (and in no event later than 60 calendar days (or such later date as the administrative agent under the Senior Credit Agreement may agree) after becoming a Specified Parent Entity) constitute a Parent Guarantor (and the requirements set forth in sub-clauses (1) and (2) of the foregoing clause (a), as applicable, shall be completed with respect thereto).

Section 4.16           [Reserved].

Section 4.17           After-Acquired Collateral; Real Property Mortgage.

(a)           Subject to the applicable limitations and exceptions set forth in the Security Documents and this Indenture (including with respect to Excluded Property), if the Company or any Guarantor creates, or acquires any security interest upon any property or asset (other than Excluded Property) that would constitute Collateral to secure any Equal Priority Obligations (including a security interest in any such property or asset granted as security for the Senior Credit Agreement Obligations), the Company and each of the Guarantors shall concurrently grant a first-priority perfected security interest upon any such Collateral, as security for the Obligations.

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(b)           Subject to the applicable terms and limitations of the Security Documents and the Intercreditor Agreements, within 120 days after the acquisition by any Grantor of any Material Real Estate Asset (or, if later, the date the Company has received confirmation from the Controlling Collateral Agent that (A) flood insurance due diligence has been completed in a manner reasonably satisfactory to the Controlling Collateral Agent and (B) the Controlling Collateral Agent is reasonably satisfied that flood insurance complies with the Senior Credit Agreement, which extension right shall be exercisable at the sole discretion of the Controlling Collateral Agent) (or within 120 days after the acquisition of a Person that becomes a Grantor and that owns any Material Real Estate Asset (or, if later, the date the Company has received confirmation from the Controlling Collateral Agent that (A) flood insurance due diligence has been completed in a manner reasonably satisfactory to the Controlling Collateral Agent and (B) the Controlling Collateral Agent is reasonably satisfied that flood insurance complies with the Senior Credit Agreement, which extension right shall be exercisable at the sole discretion of the Controlling Collateral Agent)) (in each case, other than any Excluded Property) (or as soon as practicable thereafter using commercially reasonable efforts), the Company shall cause such Grantor to (i) execute, deliver and record a Mortgage with respect thereto, (ii) obtain a policy or policies of title insurance (or a marked unconditional commitment or binder thereof) on such Material Real Estate Asset in an amount not to exceed 100% of the fair market value of the Material Real Estate Asset subject to the Mortgage (each, a “Title Policy”), which such Title Policy shall contain reasonable and customary endorsements, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates (provided, however, in lieu of a zoning endorsement the Notes Collateral Agent shall accept a zoning report), (iii) deliver customary legal opinions of local counsel to the mortgagor with respect to the enforceability, due authorization, execution and delivery of the applicable Mortgages and any related fixture filings and (iv) unless the Controlling Collateral Agent shall have otherwise agreed, either, but only to the extent already prepared and otherwise available, (A) a survey of the applicable Material Real Estate Asset for which all necessary fees (where applicable) have been paid, and for any Material Real Estate Asset situated in the United States, complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Controlling Collateral Agent) or (B) coverage under the title insurance policy or policies referred to above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the Controlling Collateral Agent.

Section 4.18           Liability Management Transactions.

Each of the Parent Guarantors and the Company shall not, and shall not permit any of their Subsidiaries, to directly or indirectly, (i) create, incur, assume or otherwise become or remain liable with respect to any Indebtedness or issue any Capital Stock, (ii) create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, (iii) make or own any Investment in any other Person, (iv) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution) or (v) convey, sell, lease or otherwise dispose of all or any part of its property or assets or to otherwise engage in any other activity, in each case, that is undertaken in connection with a Liability Management Transaction.

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Section 4.19           [Reserved].

Section 4.20           Maintenance of Ratings

The Company shall use best efforts to obtain, within thirty (30) days after the Effective Date, and thereafter to maintain, (a) a public corporate family rating of the Company and a public rating of the Notes, in each case from Moody’s, and (b) a public corporate credit rating of the Company and a public rating of the Notes, in each case from S&P (but, in each case, not to obtain or maintain a specific rating from either Moody’s or S&P).

Section 4.21           Future Exchanges.

The Company shall use commercially reasonable efforts to obtain releases from liability, substantially in the form of Section 13.17 hereof, from holders of Existing Notes or Existing Term Loans prior to or in connection with any transaction involving the Existing Notes, including any exchange transaction, other than a transaction pursuant to which such Existing Notes or Existing Term Loans, as applicable, will be refinanced or repurchased entirely with cash.

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Section 4.22           Parent Guarantors.

(a)           The Parent Guarantors will not conduct, transact or otherwise engage in any material business or material operations other than (i) the ownership and/or acquisition of the Capital Stock (other than Disqualified Stock) of the Company or the other Parent Guarantors, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantors and the Company, (iv) the performance of its obligations under and in connection with the Notes Documents and any documents relating to other Indebtedness permitted under Section 4.09, (v) any public offering of its common Capital Stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by Article 4, including the costs, fees and expenses related thereto, (vi) any transaction that a Parent Guarantor is not prohibited to enter into or consummate under this Article 4 and any transaction between the Parent Guarantors and the Company, any other Parent Guarantor or any Subsidiary permitted under this Article 4, including (a) making any dividend or distribution or other transaction similar to a Restricted Payment (other than a Restricted Investment) not prohibited by Section 4.07 (or the making of a loan to its Parent Entities or any Equityholding Vehicle in lieu of any such permitted Restricted Payment (other than Restricted Investments) or distribution or other transaction similar to a Restricted Payment (other than Restricted Investments)) or holding any cash received in connection with Restricted Payments (other than Restricted Investments) made by the Company in accordance with Section 4.07 pending application thereof by a Parent Guarantor in the manner contemplated by Section 4.07 (including the redemption in whole or in part of any of its Capital Stock (other than, in the case of MPH Acquisition Corp. 1, Disqualified Stock) in exchange for another class of Capital Stock (other than, in the case of MPH Acquisition Corp. 1, Disqualified Stock) or rights to acquire its Capital Stock (other than, in the case of MPH Acquisition Corp. 1, Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than, in the case of MPH Acquisition Corp. 1, Disqualified Stock)), (b) making any Investment to the extent (1) payment therefor is made solely with the Capital Stock of MPH Acquisition Corp. 1 (other than Disqualified Stock) or Capital Stock of another Parent Entity, the proceeds of Restricted Payments (other than a Restricted Investment) received directly or indirectly from the Company and/or proceeds of the issuance of, or contribution in respect of the, Capital Stock (other than Disqualified Stock) of MPH Acquisition Corp. 1 or Capital Stock of another Parent Entity or Subsidiary of a Parent Entity (other than MPH Acquisition Corp. 1 and its Subsidiaries) and (2) in the case of MPH Acquisition Corp. 1, any property (including, in the case of MPH Acquisition Corp. 1, Capital Stock) acquired in connection therewith is contributed to the Company or a Subsidiary Guarantor (or, if otherwise permitted by Section 4.07, a Subsidiary) or the Person formed or acquired in connection therewith is merged with and into the Company or a Subsidiary and (c) the (w) provision of guarantees in the ordinary course of business in respect of obligations of the Company or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantees shall not be in respect of debt for borrowed money, (x) (I) incurrence of guarantees and the performance of its other obligations in respect of Indebtedness incurred pursuant to Section 4.09 and (II) solely in the case of any Parent Guarantor (other than MPH Acquisition Corp. 1), the incurrence of Indebtedness and (y) granting of Liens to the extent, in the case of MPH Acquisition Corp. 1, the Indebtedness contemplated by subclause (x) is permitted to be secured under Section 4.12, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Article 4, (ix) activities related or incidental to such consummation of the Transactions, (x) organizational activities incidental to Acquisitions or other Investments consummated by the Company or any of its Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such Acquisitions or other Investments in each case consummated substantially contemporaneously with the consummation of the applicable Acquisitions or other Investments; provided that in no event shall any such activities include the incurrence of a Lien on any of the assets of MPH Acquisition Corp. 1, (xi) the making of any loan to any officers or directors contemplated by Section 4.07, the making of any Investment in the Company or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 4.07, a Subsidiary(or, in the case of any Parent Guarantor (other than MPH Acquisition Corp. 1), the making of any Investment in (I) another Parent Entity or any Subsidiary of such Parent Guarantor (other than MPH Acquisition Corp. 1 or any Subsidiary of the Company) and (II) MPH Acquisition Corp. 1 to the extent such Investment is subsequently contributed to, or invested in, the Company or any Subsidiary), (xii) such other activities that are incidental to maintaining its status as a public company, as applicable, to the extent not inconsistent with the provisions of Article 4, (xiii) the performance of its obligations and the guarantee of any obligations in connection with the Transactions and (xiv) activities incidental to the businesses or activities described in clauses (i) to (xiii) of this Section 4.22(a).

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(b)           The Parent Guarantors will not consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its assets and other properties, except that a Parent Guarantor may merge, amalgamate or consolidate with or into any other Person (other than the Company); provided that (i) such Parent Guarantor shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where such Parent Guarantor is not the continuing or surviving Person or where such Parent Guarantor has been liquidated, or in connection with a disposition of all or substantially all of its assets, the Person formed by or surviving any such merger, amalgamation or consolidation or the Person into which such Parent Guarantor has been liquidated or to which the Parent Guarantor has transferred such assets shall, in each case, be a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Parent or such Person, as the case may be, being herein referred to as the “Successor Parent”), (ii) the Successor Parent (if other than Parent) shall expressly assume all the obligations of Parent under this Indenture, the Notes and the other applicable Notes Documents pursuant to a supplemental indenture, joinders to the applicable Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement, (iii) [reserved], (iv) [reserved], (v) [reserved], (vi) the Parent Guarantor or, if applicable, the Successor Parent, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, amalgamation, consolidation, liquidation or disposition and such supplemental indenture, if any, comply with this Indenture, and (vii) the Successor Parent shall, immediately following such merger, amalgamation, consolidation, liquidation or disposition, directly or indirectly, own all Subsidiaries owned by such Parent Guarantor immediately prior to such merger, amalgamation, consolidation, liquidation or disposition; provided, further, that if the foregoing are satisfied, the Successor Parent (if other than a Parent Guarantor) will succeed to, and be substituted for, a Parent Guarantor under this Indenture.

Article 5

SUCCESSORS

Section 5.01           Merger, Consolidation or Sale of All or Substantially All Assets.

(a)           The Company shall not merge, consolidate or amalgamate with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)           the Company is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

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(2)           the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement pursuant to a supplemental indenture, joinders to the applicable Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement;

(3)           except in the case of a transaction with a Subsidiary Guarantor, immediately after such transaction, no Event of Default under clauses (1), (2) or (6) of such definition exists;

(4)           [reserved];

(5)           if the Company is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(d) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(6)           the Company or, if applicable, the Successor Company shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, if any, comply with this Indenture; and

(7)           to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Successor Company are assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b)           The Successor Company shall succeed to, and be substituted for, the Company under this Indenture, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement and the Company will automatically be released and discharged from its obligations under this Indenture, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement.

(c)           This Section 5.01 shall not apply to a sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

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(d)           Subject to certain limitations described in this Indenture and the Security Documents governing release of a Guarantee, no Subsidiary Guarantor shall, and the Company shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not the Company or a Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than the Company or a Subsidiary Guarantor) unless:

(1)           (A)         such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(A)           the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement pursuant to a supplemental indenture or joinders to the applicable Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement; and

(2)           to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Successor Subsidiary Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Successor Subsidiary Guarantor will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; or

(3)           the transaction is made in compliance with Section 4.10.

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(e)           Subject to Section 10.06, the Successor Person (if other than such Subsidiary Guarantor) shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement and the Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge, consolidate, amalgamate or wind up with or into or sell, assign, transfer, convey or otherwise dispose of all or part of its properties and assets to the Company, another Subsidiary Guarantor or another Restricted Subsidiary (provided that, if the surviving or transferee Restricted Subsidiary is not required to be a Guarantor under this Indenture immediately after such transaction, then any (x) Indebtedness of the Subsidiary Guarantor party or parties to such transaction that is assumed by such surviving or transferee Restricted Subsidiary shall be deemed an incurrence of such Indebtedness upon completion of such transaction, and (y) any Capital Stock held by the Company or another Guarantor in such surviving or transferee Restricted Subsidiary shall be deemed an incurrence of Investment upon completion of such transaction and in each case, such transaction shall be permitted only if such incurrence is permitted under this Indenture), (ii) consolidate, merge, amalgamate or wind up with or into an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or a jurisdiction in the United States or any state thereof, the District of Columbia or any territory thereof, or (iv) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Section 5.01(d).

Section 5.02           Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01.

Article 6

DEFAULTS AND REMEDIES

Section 6.01           Events of Default.

(a)           An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body).

(1)           default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

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(2)           default for thirty (30) days or more in the payment when due of interest on or with respect to the Notes;

(3)           failure by the Company or any Guarantor for thirty (30) days after receipt of written notice given (A) to the Company (with a copy to the Trustee) by the Holders of not less than 25.0% in aggregate principal amount of the then outstanding Notes or (B) to the Company by the Trustee to comply with any of its obligations, covenants or agreements (other than a default referred to in Section 6.01(a)(1) or (2)) contained in this Indenture or the Notes;

(4)           default under any mortgage, indenture or instrument under which there is issued or by which there is evidenced any Indebtedness for money borrowed by any Parent Guarantor, the Company or any Restricted Subsidiary or the payment of which is guaranteed by any Parent Guarantor, the Company or any of the Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i)           such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(ii)           the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $200,000,000 or more at any one time outstanding;

(5)           failure by any Parent Guarantor, the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $200,000,000 (net of amounts covered by insurance policies issued by insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)           any Parent Guarantor, the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)           commences proceedings to be adjudicated bankrupt or insolvent;

(ii)           consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

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(iii)           consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)           makes a general assignment for the benefit of its creditors; or

(v)           generally is not paying its debts as they become due;

(7)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)           is for relief against any Parent Guarantor, the Company or any Guarantor that is a Significant Subsidiary in a proceeding in which the Company or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii)           appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Parent Guarantor, the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary; or

(iii)           orders the liquidation of any Parent Guarantor, the Company or any Significant Subsidiary; and the order or decree remains unstayed and in effect for sixty (60) consecutive days;

(8)           the Guarantee of any Parent Guarantor or any Guarantor that is a Significant Subsidiary shall for any reason (except as contemplated by the express terms thereof or this Indenture) cease to be in full force and effect or be declared null and void or any responsible officer of any Parent Guarantor, the Company or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required pursuant to Section 4.03) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(9)           the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document, this Indenture, the Equal Priority Intercreditor Agreement, the Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Controlling Collateral Agent or Notes Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents, and such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; or

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(10)         any Parent Guarantor, the Company or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable (other than by reason of the satisfaction in full of all Obligations under the Notes and this Indenture and discharge of this Indenture, the release of the Guarantee of such Parent Guarantor or Subsidiary Guarantor in accordance with the terms of this Indenture or the release of such security interest in accordance with the terms of this Indenture and the Security Documents)).

In the event of any Event of Default specified in Section 6.01(a)(4), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within thirty (30) days after such Event of Default arose the Company delivers an Officer’s Certificate to the Trustee stating that:

(1)           the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)           the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)           the default that is the basis for such Event of Default has been cured.

Section 6.02           Acceleration.

If any Event of Default (other than an Event of Default specified in Section 6.01(a)(6) or (7)) occurs and is continuing under this Indenture, the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee or the Trustee by written notice to the Company may declare the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(a)(6) or (7), all outstanding Notes shall be due and payable immediately without further action or notice.

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Any notice of Default, notice of acceleration or instruction to the Trustee or the Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Company and the Trustee and the Notes Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five (5) Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or the Notes Collateral Agent, as applicable.

If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe that a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity or security such Holder may have offered the Trustee or the Notes Collateral Agent), with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and the Notes Collateral Agent shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee or the Notes Collateral Agent during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraph.

For the avoidance of doubt, the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.

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If a Default for a failure to report or failure to deliver a required certificate in connection with another default (such other default, the “Initial Default”) occurs, then at the time such Initial Default is cured, the Default for a failure to report or failure to deliver a required certificate in connection with the Initial Default shall also be cured without any further action and any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.03           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall send to each Holder notice of such Default within ninety (90) days after a Responsible Officer of the Trustee acquires actual knowledge of such Default.

Section 6.04           Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee and the Company may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default in the payment of principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration and its consequences with respect to the Notes; provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration; provided, further, that such rescission would not conflict with any judgment of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

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Section 6.05           Control by Majority.

Holders of at least a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. The Trustee and the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders) or that would involve the Trustee or the Notes Collateral Agent in personal liability.

Section 6.06           Limitation on Suits.

Subject to the Equal Priority Intercreditor Agreement and Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes, or any claim arising, directly or derivatively, pursuant thereto unless:

(a)           such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)           Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c)           Holders have offered and, if requested, provided to the Trustee and/or the Notes Collateral Agent, as applicable, indemnity or security satisfactory to the Trustee and/or the Notes Collateral Agent, as applicable, against any loss, liability or expense;

(d)           the Trustee has not complied with such request within sixty (60) days after the receipt thereof and the offer of security or indemnity;

(e)           Holders of at least a majority in principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such sixty (60) day period; and

(f)           the claim or remedy being pursued has not been released pursuant to Section 13.17 hereof.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07           Contractual Rights of Holders to Bring Suit for Enforcement of Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to bring suit for the enforcement of any payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed in such Note shall not be amended without the consent of such Holder.

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Section 6.08           Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel.

Section 6.09           Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10           Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11           Delay or Omission Not Waiver.

No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee, the Notes Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Notes Collateral Agent or by the Holders, as the case may be.

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Section 6.12           Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Notes Collateral Agent, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13    Priorities.

Subject to the provisions of the Intercreditor Agreements, any money or property collected by the Trustee pursuant to this Article 6 and any money or other property distributable in respect of any grantor’s Obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee and the Notes Collateral Agent for amounts due under Section 7.07 and 12.08(bb);

SECOND: to Holders for amounts due and unpaid on the Notes for the principal premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

THIRD: without duplication, to Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

FOURTH: to the Company or as otherwise directed by a court of competent jurisdiction.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

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Section 6.14           Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Article 7

TRUSTEE

Section 7.01           Duties of Trustee.

(a)           The Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge and after the curing or waiver of all such Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Trustee shall not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee pursuant to the notice provisions in this Indenture and such notice references the Notes and this Indenture and states that it is a “notice of default.”

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

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(c)           The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of Section 7.01(b);

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(4)           no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b), (c) and (e).

(e)           Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered, and if requested provided, to the Trustee and the Notes Collateral Agent, as applicable, indemnity or security satisfactory to each of the foregoing against any loss, liability or expense.

(f)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           The Trustee assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in the Offering Memorandum or the related documents or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

(h)           Neither the Trustee nor any Paying Agent shall be responsible for determining whether any Asset Sale has occurred or any Asset Sale Offer with respect to the Notes is required, and whether any Change of Control has occurred or whether any Change of Control Offer with respect to the Notes is required.

(i)           Neither the Trustee nor any Paying Agent shall be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency, or determining whether any rating event with respect to the Notes has occurred.

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Section 7.02           Rights of Trustee.

(a)           The Trustee may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its sole discretion, may (and shall at the direction of the majority of the Holders) make such further inquiry or investigation into such facts or matters, and, if the Trustee shall determine, or be so directed, to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. Delivery of reports to the Trustee pursuant to Section 4.03 or otherwise shall not constitute actual or constructive knowledge of, or notice to, the Trustee of the information contained therein.

(g)           In no event shall the Trustee be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(h)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.

(i)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j)           The Trustee may request that the Company and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)           The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act.

(l)           The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Responsible Officer of the Trustee. The Trustee shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document other than this Indenture.

(m)           The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)           The Trustee shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Indenture, whether or not an original or a copy of such agreement has been provided to the Trustee.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and Section 7.11.

Section 7.04    Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

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Section 7.05           Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail or otherwise deliver in accordance with the procedures of the Depositary to Holders a notice of the Default within ninety (90) days after it obtains knowledge thereof, unless such default shall have been cured or waived. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06           [Reserved].

Section 7.07           Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents for, and hold the Trustee, its officers, directors, employees and agents harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any of the Guarantors (including this Section 7.07) and under the other Notes Documents or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or thereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Company and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

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When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08            Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one (1) year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

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Section 7.09           Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10           Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Sections 310(a)(1), (2) and (5) of the Trust Indenture Act. The Trustee is subject to Section 310(b) of the Trust Indenture Act.

Section 7.11           Preferential Collection of Claims Against Company.

The Trustee is subject to Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

Section 7.12           Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agent, as the case may be, to execute and deliver each of the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement to which the Trustee or the Notes Collateral Agent, as applicable, is to be a party, including any Intercreditor Agreement or Security Documents executed on or after the Effective Date and any amendments, joinders or supplements to any Intercreditor Agreement or Security Document permitted by this Indenture. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Intercreditor Agreement or any other Security Document, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to them under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

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Article 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01           Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02           Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes, the applicable Security Documents and Guarantees on the date the conditions set forth below in this Section 8.02 are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in Section 8.02(a) and (b), and to have satisfied all of its other obligations under such Notes and this Indenture, the applicable Security Documents and the applicable Intercreditor Agreements including the obligations of the Guarantors and to have Liens on the Collateral securing the Notes released (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company or such Guarantor acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)           the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b)           the Company’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)           the rights, powers, trusts, duties and immunities of the Trustee, the Notes Collateral Agent and the Company’s obligations in connection therewith; and

(d)           this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

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Section 8.03           Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 5.01(a)(4), 5.01(a)(5), 5.01(a)(7) and 5.01(e) and Article 12 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied, and have each Guarantor’s obligation released with respect to its Guarantee and the Company’s and each Guarantor’s obligations and security interests under the Security Documents released and terminated (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s, exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(8) and 6.01(a)(10) shall not constitute Events of Default.

Section 8.04           Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(a)           the Company must irrevocably deposit or cause to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay the principal of premium, if any, and interest due on the Notes to the date of maturity or redemption, as the case may be, of such principal, premium, if any, or interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date.

(b)           in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(1)           the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

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(2)           since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(f)           the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(g)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05           Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

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The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06           Repayment to Company.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Company on their request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07           Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01           Without Consent of Holders.

Notwithstanding Section 9.02, the Company, any Guarantor (with respect to a Guarantee, this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement to which it is a party), the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, any Guarantee, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement without the consent of any Holder:

(a)           to cure any ambiguity, omission, mistake, defect or inconsistency, as set forth in an Officer’s Certificate;

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(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           to comply with Section 5.01;

(d)           to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement;

(e)           to make any change that would provide any additional rights or benefits to the Holders (including to secure the Notes or the Guarantees) or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(f)            to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(g)           to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(i)            to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor Paying Agent thereunder pursuant to the requirements thereof;

(j)            to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(k)           to add a Guarantor or a Guarantee of a Parent Entity under this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement, or to release any such Guarantor or Guarantee if at the time of such release such Guarantor is not otherwise required by this Indenture to be a Guarantor;

(l)            [reserved];

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(m)           to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (1) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(n)           to add Collateral with respect to any or all of the Notes and/or the Guarantees;

(o)           to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(p)           to release and discharge any Collateral from the Lien securing the Notes when permitted by or required by the Security Documents, this Indenture (including pursuant to Section 4.09(b) and including any release of any Lien on any asset or property that is not then otherwise required by this Indenture to be pledged as security for the Notes);

(q)           to add any Additional Equal Priority Secured Parties to any Security Documents or to the Equal Priority Intercreditor Agreement or to any other applicable Customary Intercreditor Agreement, to add any Junior Priority Secured Parties to any Junior Priority Intercreditor Agreement or any other applicable Customary Intercreditor Agreement;

(r)           to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Equal Priority Intercreditor Agreement, taken as a whole, or any joinder thereto or to enter into any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement;

(s)           in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement, or to modify any such legend as required by the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement; or

(t)           to provide for the succession or joinder of any parties to the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and any other Customary Intercreditor Agreement (and any amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Agreement or any other agreement that is not prohibited by this Indenture.

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture or other amendments or supplements, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and the Notes Collateral Agent shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture or other amendments or supplements authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Notes Collateral Agent shall be obligated to enter into such amended or supplemental indenture or other amendments or supplements that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, (1) no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D, and delivery of an Officer’s Certificate and (2) no Officer’s Certificate or Opinion of Counsel shall be required in connection with the execution and delivery on the Effective Date of this Indenture and the authentication of the Initial Notes.

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Section 9.02           With Consent of Holders.

Except as provided below in this Section 9.02, the Company, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Guarantees, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or in any other Customary Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees, the Notes, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or in any other Customary Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or (including a Change of Control Offer) exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon the delivering to the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 9.06, the Trustee and the Notes Collateral Agent shall join with the Company in the execution of such amended or supplemental indenture or other amendments or supplements unless such amended or supplemental indenture or other documents or supplements affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

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Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)          reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the date at which such Notes may be redeemed as described under Section 3.07; provided that any amendment to the minimum notice requirement or the definitions of “Asset Sale,” “Change of Control” “Investors” or “Permitted Holders” may be made with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

(c)           reduce the rate of or change the time for payment of interest on any Note;

(d)          waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e)           make any Note payable in money other than that stated therein;

(f)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g)          make any change in these amendment and waiver provisions (except pursuant to Section 9.01, which relates to amendments permitted without the consent of any Holders);

(h)          amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for enforcement of any payment of principal, premium, if any, or interest on, such Holder’s Notes on or after the due dates therefor;

(i)           except as expressly permitted by this Indenture (including pursuant to clause (k) below), make any change to or modify the ranking of the Notes that would adversely affect the Holders;

(j)           except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse in any material respect to the Holders;

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(k)           contractually subordinate the Secured Notes Obligations in right of payment to any other Indebtedness for borrowed money of the Company and the Guarantors or contractually subordinate the Liens securing the Secured Notes Obligations to Liens securing other Indebtedness for borrowed money, except, in each case, (A) as otherwise expressly permitted under this Indenture as in effect as of the Effective Date (including, for the avoidance of doubt, in respect of additional First Out First Lien Indebtedness permitted under this Indenture as in effect as of the Effective Date), (B) pursuant to a “debtor-in-possession” financing (or any similar financing in an insolvency or liquidation proceeding), provided that any such financing under this clause (B) (1) is offered to all lenders holding First Out First Lien Indebtedness on a pro rata basis (which pro rata basis shall be determined as a percentage of the First Out First Lien Indebtedness) and on the same terms (including as to any backstop fees, premiums and/or the opportunity to refinance or “roll up” any First Out First Lien Indebtedness) associated with such financing and (2) such financing shall not include a “roll up” or refinancing, in whole or in part, of any Second Out First Lien Indebtedness or Third Out First Lien Indebtedness or other Junior Priority Obligations except with the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding or (C) in the case of up to $100,000,000 in aggregate original principal amount of “new-money” First Out First Lien Indebtedness (not used to refinance other Indebtedness) incurred in accordance with clause (q) below and in reliance on this clause (C), that is consented to by the Holders of at least 66 2/3% of the principal amount of the then outstanding Notes;

(l)           except as expressly permitted by this Indenture, make any change with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Secured Notes Obligations or Guarantees representing all or substantially all of the value of the Guarantees;

(m)           permit the incurrence of additional Indebtedness (including Additional Notes) that would be issued under this Indenture for the primary purpose of influencing voting thresholds;

(n)           amend, waive or otherwise modify the definition of “Material Property”, the last paragraph of Section 4.07, the last paragraph of Section 4.09, Section 4.10(j) and/or the Chewy Provision;

(o)           permit the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise have the effect of allowing any Subsidiary to be excluded from the requirements applicable to Subsidiaries pursuant to this Indenture;

(p)           (i) postpone, or have the effect of postponing, any date scheduled for (including by making any payment payable in kind rather than in cash), (ii) change, or have the effect of changing, the currency of, or (iii) extend, or have the effect of extending, any grace period relating to, any payment of principal of, or interest on, any Note, or any fees or other amounts payable; provided that, for the avoidance of doubt, any amendment to the minimum notice requirement or the definitions of “Asset Sale,” “Change of Control,” “Investors” or “Permitted Holders” may be made with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

(q)           amend, waive or modify Section 4.09 or Section 4.12 (including the definition of “Permitted Liens”) or any other provision of this Indenture to permit additional First Out First Lien Indebtedness (or any Equal Priority Obligations that are not Second Out First Lien Indebtedness or Third Out first Lien Indebtedness), in each case under this clause (q), unless (i) participation in funding or providing such Indebtedness is offered or will be offered to each Holder at such time on not less than a pro rata basis (which pro rata basis shall be determined as a percentage of the First Out First Lien Indebtedness, Second Out First Lien Indebtedness and Third Out First Lien Indebtedness of the Company and the Guarantors) on the same terms (other than bona fide backstop fees and similar fees (in each case, which may only be paid in cash or “in kind”) and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) as offered to all other providers of such Indebtedness for a period of at least five (5) Business Days, (ii) such amendment, modification or waiver is approved by the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding and (z) such First Out First Lien Indebtedness is limited to $100,000,000 in aggregate original principal amount of “new-money” First Out First Lien Indebtedness (not used to refinance other Indebtedness); or

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(r)           amend, waive or modify Section 4.09 or Section 4.12 (including the definition of “Permitted Liens”) or any other provision of this Indenture to permit additional Second Out First Lien Indebtedness, in each case under this clause (r), unless (i) participation in funding or providing such Indebtedness is offered or will be offered to each Holder at such time on not less than a pro rata basis (which pro rata basis shall be determined as a percentage of the First Out First Lien Indebtedness, Second Out First Lien Indebtedness and Third Out First Lien Indebtedness of the Company and the Guarantors) on the same terms (other than bona fide backstop fees and similar fees (in each case, which may only be paid in cash or “in kind”) and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) as offered to all other providers of such Indebtedness for a period of at least five (5) Business Days, and (ii) such amendment, modification or waiver is approved by the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Without the consent of Holders of at least 80% in aggregate principal amount of the Notes then outstanding, an amendment or waiver under this Section 9.02 may not amend, waive or otherwise modify the definition of “Liability Management Transaction” or Section 4.18.

Without the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding, an amendment or waiver under this Section 9.02 may not amend, waive or modify any provision of Section 4.07, definition of “Permitted Investments” or any other provision of this Indenture to permit additional Investments by the Company or a Guarantor in a Subsidiary that does not constitute a Guarantor (or amend, waive or modify any provision of Section 4.09 or any other provision of this Indenture to permit the incurrence of additional Indebtedness for borrowed money at a Subsidiary that does not constitute a Guarantor).

Section 9.03           [Reserved].

Section 9.04           Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

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The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05           Notation on or Exchange of Notes.

The Company may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06            Trustee and Notes Collateral Agent to Sign Amendments, Etc.

The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent. The Company may not sign an amendment, supplement or waiver until the Board of the Company approves it. In executing any amendment, supplement or waiver to any Notes Document, the Trustee and the Notes Collateral Agent shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture, that all conditions precedent thereto have been complied with, and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee and the Notes Collateral Agent to execute any amendment or supplement adding a new Guarantor under this Indenture if such amendment or supplement is made pursuant to Section 9.01.

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Article 10

GUARANTEES

Section 10.01         Guarantee.

Subject to this Article 10, each of the Guarantors jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Trustee or the Notes Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee, the Notes Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

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Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Applicable Law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03         Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01, each subsequent Guarantor that becomes a party hereto after the Effective Date shall execute a supplemental indenture substantially in the form of Exhibit D, which shall be executed on behalf of such Guarantor by one of its authorized Officers.

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Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04         Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05         Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06    Release of Guarantees.

(a)           A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1)           with respect to a Subsidiary Guarantor, any sale, exchange, issuance, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution, Restricted Payment or otherwise) of (A) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange, issuance, transfer or other disposition), after which the applicable Subsidiary Guarantor becomes an Excluded Subsidiary, or (B) all or substantially all of the assets of such Subsidiary Guarantor, in each case, if such sale, exchange, issuance, transfer or other disposition is not prohibited by the applicable provisions of this Indenture;

(2)           [reserved];

(3)           [reserved];

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(4)           the Company exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(5)           the merger, consolidation, amalgamation or winding-up of such Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger, consolidation, amalgamation or winding-up, or upon the liquidation or dissolution of a Guarantor following the transfer of all of its assets to the Company or another Guarantor;

(6)           with respect to a Subsidiary Guarantor, the merger, consolidation, amalgamation or winding-up of any Subsidiary Guarantor with and into a Restricted Subsidiary in a transaction permitted by this Indenture where such Restricted Subsidiary is the surviving Person and such Restricted Subsidiary is an Excluded Subsidiary, or upon the liquidation or dissolution of a Subsidiary Guarantor following the transfer of all of its assets to such a Restricted Subsidiary; or

(7)           with respect to BST and HST only, upon a Permitted BST/HST Disposition to the extent such entity becomes an Excluded Subsidiary.

(b)           the Company and such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Notwithstanding anything to the contrary herein or in any other Notes Document, no Subsidiary Guarantor may be released from its obligations under this Indenture or any other Notes Document solely as a result of becoming a non-Wholly-Owned Subsidiary, unless (i) it became a non-Wholly-Owned Subsidiary pursuant to a transaction with a non-affiliated third party for a legitimate business purpose and not for the primary purpose of releasing the guarantee or for debt incurrence or Liability Management Transaction and (ii) the Company is deemed to have made an Investment in such resulting non-guarantor Subsidiary, and such Investment is a Permitted Investment (this sentence, the “Chewy Provision”).

Article 11

SATISFACTION AND DISCHARGE

Section 11.01    Satisfaction and Discharge.

This Indenture (including the Guarantees) shall be discharged and shall cease to be of further effect as to all Notes and the Liens on the Collateral Securing the Notes will be released, when either:

(a)           all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

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(b)           (1) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(1)           the Company has paid or caused to be paid all sums payable by it under this Indenture (including without limitation to every Guarantor with the resulting effect that no Guarantor remains subrogated to the rights of the Holders against the Company pursuant to Section 10.04); and

(2)           the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 shall survive and, if money shall have been deposited with the Trustee pursuant to Section 11.01(b)(1), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02    Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium or interest on any Notes because of the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

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Article 12

COLLATERAL

Section 12.01    Security Documents.

(a)           The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders, Trustee, or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure Secured Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the security interest in the Collateral for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents, the Equal Priority Intercreditor Agreement and the Junior Priority Intercreditor Agreement on the Effective Date and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between an Intercreditor Agreement, any of the other Security Documents and this Indenture, the applicable Intercreditor Agreement shall control. The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company and the Guarantors shall, at their sole expense, take all actions (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Trustee or the Notes Collateral Agent may reasonably request (it being understood that neither the Trustee nor the Notes Collateral Agent is under any obligation or duty to make such request), in order to ensure the creation, perfection and priority (or continuance thereof) of the security interests created or intended to be created by the Security Documents in the Collateral. Such security interests will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form reasonably satisfactory to the Notes Collateral Agent.

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(b)           It is understood and agreed that, to the extent that the Controlling Collateral Agent (if other than the Notes Collateral Agent) is satisfied with, or agrees to any deliveries or documents required to be provided in respect of any matters relating to, the Collateral or makes any determination in respect of any matters relating to the Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date)), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Controlling Collateral Agent in respect of any such matters under the Senior Credit Agreement shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents.

Section 12.02    Release of Collateral.

(a)           Collateral shall be released from the Liens and security interests created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreements and this Indenture, the Collateral shall also be released automatically from the Liens and security interests created by the Security Documents (without the need for any further action by any Person), and the Company and the Subsidiary Guarantors will be entitled to any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of property and other assets constituting Collateral from the Liens securing the Notes and the Guarantees, under any one or more of the following circumstances:

(i)           to enable the Company or any Subsidiary Guarantor to consummate the sale, exchange, transfer or other disposition (including by the termination of Financing Lease Obligations, the repossession of the leased property in a Financing Lease Obligation by the lessor and by means of a distribution or a Restricted Payment) of such Collateral (including as part of or in connection with any other sale, exchange, transfer or other disposition) to any Person other than the Company or a Subsidiary Guarantor, to the extent such sale, exchange, transfer or other disposition is not prohibited under Section 4.10;

(ii)           in the case of a Subsidiary Guarantor that is released or discharged from its Guarantee, with respect to the property and other assets of such Subsidiary Guarantor, upon the release or discharge of such Subsidiary Guarantor from its Guarantee;

(iii)           with respect to any Collateral that is or becomes “Excluded Property,” upon it becoming Excluded Property;

(iv)           in accordance with Section 4.12(b);

(v)           [reserved];

(vi)           in connection with any enforcement action or exercise of remedies taken by the Controlling Collateral Agent, in accordance with the terms of the Equal Priority Intercreditor Agreement or the Security Documents; or

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(vii)           as described under Article 9.

(viii)           upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations in respect of the Notes under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(ix)           to the extent such Collateral is comprised of property leased to the Company or a Subsidiary Guarantor by a Person that is not the Company or a Subsidiary Guarantor, upon termination or expiration of such lease;

(x)           with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;

(xi)           upon a Legal Defeasance or Covenant Defeasance with respect to the Notes under this Indenture as described under Section 8.02 and Section 8.03, or a satisfaction and discharge of this Indenture with respect to the Notes as described under Section 11.01;

(xii)           pursuant to the Equal Priority Intercreditor Agreement and the Security Documents with respect to the Notes, in each case, other than any Contingent Obligations (including contingent indemnity obligations not yet due or payable); or

(xiii)           with respect to Collateral owned by BST, HST and their Subsidiaries only, upon a Permitted BST/HST Equity Disposition.

(b)           In addition, and notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreements and this Indenture, upon request of the Company any Lien on any Collateral may be subordinated to the holder of any Lien on such Collateral that is created, incurred, or assumed pursuant to clauses (1), (4), (5) (to the extent related to Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4), (7), (8) (as it relates to Liens secured by clause (4) (to the extent related to Section 4.09(b)(4) and clause (7) of the definition of Permitted Liens)), (16), (19), (23), (24), (25), (28), (29), (31)(a), (32), (33), (35), (40), (45), (46), (53), (54), (55) and (73)(i) of the definition of “Permitted Liens”. In addition, notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreements and this Indenture, upon reasonable request of the Company, the Trustee and the Notes Collateral Agent shall (without notice to, or consent of, any Holder), upon receipt of an Officer’s Certificate each stating that all conditions precedent under this Indenture, the Security Documents and the Intercreditor Agreements, as applicable, have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company, enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Trustee or Notes Collateral Agent is otherwise contemplated herein as a party to such subordination or intercreditor agreements, in each case to the extent consistent with the provisions of Section 13.16. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release or other action undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate.

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(c)           With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreements and shall do or cause to be done (at the Company’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release or other action undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate.

Section 12.03    Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the Intercreditor Agreements, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)           enforce any of the terms of the Security Documents; and

(b)           collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04    Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

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Section 12.05    Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.06    Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07    Certain Limitations on Collateral.

Notwithstanding anything in this Indenture or any other Security Document, it is understood and agreed that:

(a)           the Notes Collateral Agent may (but is not obligated to) waive or grant extensions of time for the creation and perfection of security interests in, or obtaining Mortgages, policies of title insurance, legal opinions, surveys, appraisals or other deliverables with respect to, particular assets or the provision of any Guarantee by any Restricted Subsidiary;

(b)           [reserved];

(c)           no actions shall be required to be taken, and the Notes Collateral Agent will not be authorized to take any action, in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction and no non-U.S. intellectual property filings, searches or schedules); and

(d)           no actions shall be required to perfect a security interest in (1) any vehicle or other asset subject to a certificate of title, (2) letter-of-credit rights not constituting supporting obligations of other Collateral, (3) the Capital Stock of any Immaterial Subsidiary, (4) the Capital Stock of any Person that is not a Subsidiary or (5) commercial tort claims with a value of less than $25,000,000, except in the case of each of clauses (1) through (5), perfection actions limited solely to the filing of a UCC financing statement.

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Section 12.08    Notes Collateral Agent.

(a)           The Company and each of the Holders by acceptance of the Notes hereby designates and appoints Wilmington Trust, National Association to serve as Notes Collateral Agent and as their agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, any Grantor or any other Person and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through its Affiliates, receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

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(c)           None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby, or under or in connection with any Security Document, the Intercreditor Agreements or the transaction contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain, monitor or inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)           The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)           The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice at its Corporate Trust Office from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

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(f)           The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)           Wilmington Trust, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees, agents or other Related Persons shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)           By their acceptance of the Notes hereunder, the Notes Collateral Agent is authorized and directed by the Holders to (i) enter into the Security Documents to which it is party, whether executed on or after the Effective Date, (ii) enter into the Intercreditor Agreements, whether executed on or after the Effective Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i)           If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

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(j)           The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)           The Notes Collateral Agent shall have no obligation whatsoever to the Trustee, any of the Holders or any other Person to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)           If the Company or any Guarantor (i) incurs any Junior Priority Obligations at any time when no Junior Priority Intercreditor Agreement is in effect and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a Junior Priority Intercreditor Agreement or Customary Intercreditor Agreement in favor of a designated agent or representative for the holders of the Junior Priority Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. If the Company or any Guarantor (i) incurs any Equal Priority Obligations at any time when the Equal Priority Intercreditor Agreement is not in effect and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a Customary Intercreditor Agreement in favor of a designated agent or representative for the holders of such Equal Priority Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

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(m)           No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent (or the Trustee) relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any Mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n)           The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)           Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential loss (including, but not limited to, lost profits) or damage of any kind whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

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(p)           The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q)           The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any Environmental Law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

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(r)           Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Effective Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.

(s)           Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t)           After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u)           The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

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(v)           In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)           Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby. The Trustee and Notes Collateral Agent make no representation regarding the validity, effectiveness or enforceability of the Intercreditor Agreements, or any Security Document.

(x)           Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and Opinion of Counsel, which shall conform to the provisions of this Section 12.08 and Sections 13.03 and 13.04; provided that no Officer’s Certificate or Opinion of Counsel shall be required in connection with the Security Documents and the Intercreditor Agreements to be entered by the Notes Collateral Agent on the Effective Date and no Opinion of Counsel shall be required in connection with the release of Collateral under Section 12.02. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate and opinion.

(y)           Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z)           The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

199

(aa)        The Company and the Guarantors shall furnish to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Effective Date and after giving effect to any fiscal year end change effected on or after the Effective Date), an Officer’s Certificate (which may be the same certificate required to be delivered by the Company pursuant to Section 4.04) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate all financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Notes Collateral Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate such Officer’s Certificate may so state and in that case the Company and the Guarantors shall cause a continuation statement or amendment to be timely filed and become effective so as to maintain such Liens and security interests securing Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

(bb)        Section 7.07 of this Indenture shall apply mutatis mutandis to the Notes Collateral Agent in its capacity as such, with references to “Trustee” deemed to be references to “Notes Collateral Agent.”

Article 13

MISCELLANEOUS

Section 13.01    Notices.

Any notice or communication by the Company, any Guarantor, the Trustee to the others is duly given if in writing (including telecopy and electronic transmission in PDF format) and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

MPH Acquisition Holdings LLC
c/o MultiPlan Corporation
115 Fifth Avenue
New York, NY 10003
Attention: Chief Financial Officer

If to the Trustee or the Notes Collateral Agent:

Wilmington Trust, National Association
277 Park Avenue, 25th Floor
New York, NY 10172
Attention: MPH Acquisition Administrator

200

The Company, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; on the first date on which publication is made, if by publication; and on the date sent to the Depositary, if otherwise in accordance with the procedures of the Depositary (which permits electronic delivery); provided that any notice or communication delivered to the Trustee and the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or otherwise in accordance with the procedures of the Depositary (which permits electronic delivery). Any notice or communication shall also be sent to any Person described in Section 313(c) of the Trust Indenture Act, to the extent required by the Trust Indenture Act. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, they shall send a copy to the Trustee and each Agent at the same time.

Notices given by publication will be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, will be deemed given five (5) Business Days after mailing and notices given otherwise in accordance with the procedures of the Depositary (which permits electronic delivery) will be deemed given on the date sent to the Depositary.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the customary procedures of such Depositary.

201

Section 13.02    Communication by Holders with Other Holders.

Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 13.03    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement, the Notes Collateral Agent:

(a)           An Officer’s Certificate in form reasonably satisfactory to the Trustee and the Notes Collateral Agent, if applicable, (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that such Officer’s Certificate shall not be required in connection with the issuance of the Initial Notes or the entering into any of the Notes Documents on the Effective Date; and

(b)           An Opinion of Counsel in form reasonably satisfactory to the Trustee and the Notes Collateral Agent, if applicable, (which shall include the statements set forth in Section 13.04), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;

provided that such Opinion of Counsel under this Section 13.03 shall not be required in connection with the issuance of the Initial Notes or the entering into any of the Notes Documents on the Effective Date or in connection with the release of Collateral in accordance with Section 12.02.

Section 13.04    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Section 314(a)(4) of the Trust Indenture Act) shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

202

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.05    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06    No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Partners and Stockholders.

No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their parent companies or entities (other than the Company in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, this Indenture, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any other Customary Intercreditor Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07    Governing Law; Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 13.08    Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE NOTES COLLATERAL AGENT AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

203

Section 13.09    Force Majeure.

In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services and the unavailability of the Federal Reserve Bank wire, telex or other wire or communication facility.

Section 13.10    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11    Successors.

All agreements of the Company in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

Section 13.12    Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other Applicable Law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 13.14    Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

204

Section 13.15    U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.16    Intercreditor Agreements.

Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Equal Priority Intercreditor Agreement and the Junior Priority Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into (x) such Intercreditor Agreements on the Effective Date, and (y) any Intercreditor Agreements, if applicable, after the Effective Date in accordance with Section 12.08(l) and Section 9.01(r), in each case as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions as they relate to the Equal Priority Intercreditor Agreement is intended as an inducement to the lenders under the Senior Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Equal Priority Intercreditor Agreement.

Section 13.17    Release.

From and after the date hereof, the Company, the Guarantors, the Trustee, the Notes Collateral Agent, the trustees and collateral agents in respect of the Existing Notes, each beneficial holder of Notes and each of their predecessors, successors, assigns, agents, subsidiaries, affiliates and representatives (collectively, the “Released Parties”), and their respective property is hereby deemed finally and forever released and discharged by each Holder, beneficial holder and any Person that becomes a Holder or beneficial holder after the date hereof, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any cause of action, directly or derivatively, by, through, for, or because of the foregoing entities, to the fullest extent permitted under applicable law (such parties, collectively, the “Releasing Parties”), from any and all causes of action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Company or any Guarantor would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim against, or equity interest in, the Company or any Guarantor, based on or relating to, or in any manner arising from, in whole or in part, the Company or any Guarantor (including the management, ownership, or operation thereof), the purchase, sale, or recission of any security of the Company or any Guarantor, the subject matter of, or the transactions or events giving rise to the business or contractual arrangements between the Company and/or any Guarantor and any Released Party, the Transactions, intercompany transactions, the indentures governing the Existing Notes, this Indenture, or any definitive document, transaction, contract, instrument, release, or other agreement or document created or entered into in connection therewith, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the date hereof; provided that for the avoidance of doubt, the foregoing shall not in any way impair or affect the rights of any Releasing Parties under the Notes Documents. In the event that any Releasing Party (including its successors and assigns, including, without limitation, any estate, receiver, trustee, debtor-in-possession, or other Person), third party, estate, trustee, debtor-in-possession, creditor, estate, creditors’ committee, or any other Person is successful in pursuing, including any avoidance, preference, strong arm, or claw back action subsequently arising by operation of an insolvency or creditor rights law, each Releasing Party agrees that it shall not recover any funds, property, or other value received, awarded, or arising from settlement, judgment, or other resolution of such actual or threatened claim and shall assign any such recoveries exclusively to, and hold them in trust exclusively for, such Released Party. Notwithstanding anything to the contrary set forth herein, this Section 13.17 shall not alter, modify, amend or in any way affect any of the releases contained in the Transaction Support Agreement.

[Signatures on following pages]

205

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

MPH ACQUISITION HOLDINGS LLC

By:	/s/ Travis Dalton
Name: Travis Dalton
Title: Chief Executive Officer

[Signature Page to Indenture]

ADMAR CORPORATION
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

AMERICAN LIFECARE HOLDINGS, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

AMERICAN LIFECARE, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

BEECH STREET CORPORATION
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

BENEFITS SCIENCE LLC
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

BST ACQUISITION CORP.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

[Signature Page to Indenture]

DATA & DECISION SCIENCE LLC
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

DHP ACQUISITION CORP.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

HEALTH MANAGEMENT NETWORK, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

HEALTHEOS BY MULTIPLAN, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

HEALTHNETWORK SYSTEMS LLC
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

HMA ACQUISITION CORPORATION
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

[Signature Page to Indenture]

HMA, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

HST ACQUISITION CORP.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

HSTECHNOLOGY SOLUTIONS, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

INTEGRATED HEALTH PLAN, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

LAUNCHPOINT VENTURES, LLC
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

MEDICAL AUDIT & REVIEW SOLUTIONS, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

[Signature Page to Indenture]

MPH ACQUISITION CORP 1
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

MPI SUB, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

MPLN INVESTMENTS, LLC
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

MULTIPLAN CORPORATION
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

MULTIPLAN, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

NATIONAL CARE NETWORK, LLC
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

[Signature Page to Indenture]

POLARIS INTERMEDIATE CORP.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

POLARIS PARENT LLC
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

PRIVATE HEALTHCARE SYSTEMS, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

RURAL ARIZONA NETWORK, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

STATEWIDE INDEPENDENT PPO INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

TEXAS TRUE CHOICE, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

[Signature Page to Indenture]

VIANT PAYMENT SYSTEMS, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

VIANT, INC.
as Guarantor

By:	/s/ Travis Dalton
	Name:	Travis Dalton
	Title:	Chief Executive Officer

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

By:	/s/ Iris Munoz
	Name:	Iris Munoz
	Title:	Assistant Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE COMPANY AT 115 FIFTH AVENUE, NEW YORK, NY 10003, ATTN: CHIEF FINANCIAL OFFICER.]

CUSIP [          ]

ISIN [          ]1

[RULE 144A][REGULATION S] GLOBAL NOTE

5.75% First Lien Notes due 2030

No. ___	[$__________]

MPH Acquisition Holdings LLC

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ______________ United States Dollars as such amount may be revised by the Schedule of Exchanges of Interests in the Global Note attached hereto] on December 31, 2030.

Interest Payment Dates: January 30 and July 30

Record Dates: January 15 and July 15 (whether or not a Business Day)

1	Rule 144A Note CUSIP: 553283 AG7 Rule 144A Note ISIN: US553283AG73 Regulation S Note CUSIP: U6203K AH7 Regulation S Note ISIN: USU6203KAH78

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

MPH ACQUISITION HOLDINGS LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

Dated:
By:
Authorized Signatory

[Back of Note]

5.75% First Lien Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST. The Company promises to pay interest on the principal amount of this Note at 5.75% per annum from January 30, 2025 until maturity. The Company will pay interest semi-annually in arrears on January 30 and July 30 of each year and at stated maturity, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid on the Notes, from and including the date of issuance; provided that the first Interest Payment Date shall be July 30, 2025. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.             METHOD OF PAYMENT. The Company will pay interest on the Notes, if any, to the Persons who are registered Holders at the close of business on the January 15 and July 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR. Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior written notice to the Holders. The Company or any of the Company’s Subsidiaries may act in as paying agent or registrar.

4.             INDENTURE. The Company issued the Notes under an Indenture, dated as of January 30, 2025 (the “Indenture”), among the Company, the Guarantors party thereto, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 5.75% First Lien Notes due 2030. The Company may issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.

REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an offer to purchase, as further described in the Indenture. Except as provided in the Indenture, the Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6.             DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1 and integral multiples of $1 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents to the Registrar, the Trustee or the Company in connection with a transfer of Notes. A Holder will be required to pay all taxes and fees due on transfer. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not validly withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of ten (10) days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed.

7.             PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.             AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.             DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.           AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.           GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12.           CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice, and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

MPH Acquisition Holdings LLC
c/o MultiPlan Corporation
115 Fifth Avenue
New York, NY 10003

Attention: Chief Financial Officer

13.           SECURITY. The Notes and the Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold a security interest in the Collateral for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreements on the Effective Date, and at any time after the Effective Date, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ____________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* ________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10              ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: ____________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* ________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

MPH Acquisition Holdings LLC

c/o MultiPlan Corporation

115 Fifth Avenue

New York, NY 10003

Attention: Chief Financial Officer

If to the Trustee:

Wilmington Trust, National Association

277 Park Avenue, 25th Floor

New York, NY 10172

Attention: MPH Acquisition Administrator

Re:	5.75% First Lien Notes due 2030

Reference is hereby made to the Indenture, dated as of January 30, 2025 (the “Indenture”), among MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Company”), the Guarantors party thereto, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $__________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.             ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.             ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)            ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)            ☐ such Transfer is being effected to the Company or a subsidiary thereof; or

(c)            ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4.              ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)            ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)            ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ____________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.             The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP [ ]), or

(b)	☐ a Restricted Definitive Note.

2.             After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP [ ]), or

(iii)	☐ Unrestricted Global Note (CUSIP [ ]); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Annex A-1

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

MPH Acquisition Holdings LLC

c/o MultiPlan Corporation

115 Fifth Avenue

New York, NY 10003

Attention: Chief Financial Officer

If to the Trustee:

Wilmington Trust, National Association

277 Park Avenue, 25th Floor

New York, NY 10172

Attention: MPH Acquisition Administrator

Re:	5.75% First Lien Notes due 2030

Reference is hereby made to the Indenture, dated as of January 30, 2025 (the “Indenture”), among MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Company”), the Guarantors party thereto, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)             ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)             ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)             ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)             ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)             ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)             ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ____________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[_______________] Supplemental Indenture (this “Supplemental Indenture”), dated as of _______________, among MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Company”), _______________ (the “Guaranteeing Subsidiary”), a subsidiary of the Parent, Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors party thereto have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture, dated as of January 30, 2025 (as amended, modified or supplemented from time to time, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 5.75% First Lien Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(k) of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

(3)            Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other Applicable Law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(6)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)            The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8)            Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(9)            Representations and Warranties by Guaranteeing Subsidiary. The Guaranteeing Subsidiary hereby represents and warrants to the Trustee and the Notes Collateral Agent that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MPH ACQUISITION HOLDINGS LLC

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

EXHIBIT E

[FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT]

E-1